Exhibit 2.1

STRICTLY CONFIDENTIAL

Execution Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

ALTIMMUNE, INC.,

SPRINGFIELD MERGER SUB, INC.,

SPRINGFIELD MERGER SUB, LLC

SPITFIRE PHARMA, INC.

AND

DAVID COLLIER, AS THE STOCKHOLDER REPRESENTATIVE

DATED AS OF JULY 8, 2019

The Agreement and Plan of Merger (the “Agreement”) contains representations, warranties and covenants that were made only for purposes of the Agreement and as of specific dates; were solely for the benefit of the parties to the Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Altimmune, Inc. (“Altimmune”) or Spitfire Pharma, Inc. (“Springfield”), or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by Altimmune or Springfield.

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TABLE OF CONTENTS

(CONT.)

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TABLE OF CONTENTS

(CONT.)

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Written Stockholder Consent
Exhibit B	Form of Joinder and Waiver Agreement
Exhibit C	Form of First Certificate of Merger
Exhibit D	Form of Second Certificate of Merger
Exhibit E	Form of Stockholder Letter of Transmittal
Exhibit F	Form of Lock-Up Agreement
Exhibit G	Form of Charter Amendment
Exhibit H	Form of FIRPTA Compliance Certificate
Exhibit I	Form of D&O Resignation
Exhibit J	Form of Patent Assignment
Exhibit K	Know-How Assignment Agreement
Exhibit L	Letter Agreement
Exhibit M	Consulting Agreement

Schedule	Description

Schedule 1.12(a)	Preliminary Allocation Schedule
Schedule 4.17	Contracts to be Terminated
Schedule 5.2(n)	List of Company Stockholders party to the Lock-Up Agreement

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (this “Agreement”), is made and entered into as of July 8, 2019 (the “Agreement Date”), by and among Altimmune, Inc., a Delaware corporation (“Parent”), Springfield Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub I”), Springfield Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), Spitfire Pharma, Inc., a Delaware corporation (the “Company”), and David Collier, in his capacity as the representative of the Company Stockholders (the “Stockholder Representative”).

RECITALS

A.    The Boards of Directors of each of Parent, the Merger Subs and the Company have determined it advisable and in the best interests of each corporation and their respective stockholders that Parent and the Company enter into a business combination transaction in accordance with the Delaware General Corporation Law (the “DGCL”) pursuant to which Merger Sub I will merge with and into the Company (the “First Merger”), and, as part of the same overall transaction, the surviving entity of the First Merger will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”) and, in furtherance thereof, have approved this Agreement, the Mergers and the other Transactions.

B.    As an inducement to the willingness of Parent and the Merger Subs to enter into this Agreement, (i) holders of at least ninety-five percent (95%) of the outstanding shares of Company Capital Stock voting together as a single class and on an as-converted basis, (ii) holders of all of the outstanding shares of Company Preferred Stock, voting together as a single class and on an as-converted basis, and (iii) holders of a majority of the outstanding shares of Company Common Stock, voting together as a single class, have indicated that they expect to deliver, following the approval and adoption of this Agreement by the Company Board and immediately following the execution and delivery of this Agreement, (a) their irrevocable approval and adoption of this Agreement, the Merger and the other Transactions contemplated hereby and in the Related Agreements and (b) specified undertakings, representations, warranties, releases and waivers, pursuant to a written consent in the form attached hereto as Exhibit A (the “Written Stockholder Consent”) and a joinder, release and waiver in the form attached hereto as Exhibit B, respectively, signed, dated as of the date hereof and, in the case of the joinder, release and waiver in the form attached hereto as Exhibit B (the “Joinder and Waiver Agreement”), pursuant to and in accordance with the applicable provisions of the DGCL and the Charter Documents (such Written Stockholder Consent and Joinder and Waiver Agreement, respectively in the forms of Exhibit A and Exhibit B, collectively, the “Stockholder Consent”).

C.    The Company, Parent and the Merger Subs desire to make certain representations and warranties and other agreements in connection with the Merger, and also prescribe various conditions to the Merger.

D.    Parent, the Company and the Merger Subs intend, by executing this Agreement, that the Mergers are integrated steps in a single transaction and together will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and that this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGERS

1.1    The Mergers. Upon the terms of and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the First Effective Time, Merger Sub I shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of Merger Sub I shall cease, and the Company shall continue as the surviving corporation of the Merger (the “First Step Surviving Corporation”) and a wholly owned subsidiary of Parent. Upon the terms of and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Second Effective Time, Parent shall cause the First Step Surviving Corporation to be merged with and into the Merger Sub II. As a result of the Second Merger, the separate corporate existence of the First Step Surviving Corporation shall cease, and Merger Sub II shall continue as the surviving entity of the Merger (the “Surviving Entity”) and a wholly owned subsidiary of Parent.

1.2    First Effective Time; Second Effective Time; Closing. Unless this Agreement is earlier terminated pursuant to Section 7.1, the closing of the Mergers (the “Closing”) will take place on a Business Day as promptly as practicable, and in any event within two (2) Business Days, following the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Article V hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of those conditions), by electronic exchange of duly executed documents, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, (i) the parties hereto shall cause the First Merger to be consummated by filing a certificate of merger substantially in the form attached hereto as Exhibit C (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time of such filing and acceptance of the First Certificate of Merger, or if different, the time of effectiveness thereof that is specified therein, shall be referred to herein as the “First Effective Time”), and (ii) immediately following the First Effective Time, Parent shall cause the Second Merger to be consummated by filing a certificate of merger substantially in the form attached hereto as Exhibit D (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time of such filing and acceptance of the Second Certificate of Merger, or if different, the time of effectiveness thereof that is specified therein, shall be referred to herein as the “Second Effective Time”).

1.3    Effects of the Mergers. At and after the First Effective Time, the First Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub I shall vest in the First Step Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub I shall attach to, and become the debts, liabilities and duties of, the First Step Surviving Corporation. At and after the Second Effective Time, the Second Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of each of the First Step Surviving Corporation and Merger Sub II shall vest in the Surviving Entity, and all debts, liabilities and duties of each of the First Step Surviving Corporation and Merger Sub II shall attach to, and become the debts, liabilities and duties of, the Surviving Entity.

1.4 Organizational Documents.

(a)    First Merger. Unless otherwise determined by Parent prior to the First Effective Time, as of the First Effective Time, the certificate of incorporation of the First Step Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation of Merger Sub I as in effect immediately prior to the First Effective Time, until thereafter further amended in accordance with DGCL and as provided in such amended and restated certificate of incorporation, except that Article I of the certificate of incorporation of the First Step Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of this corporation is Spitfire Pharma, Inc.” Unless otherwise determined by Parent prior to the First Effective Time, as of the First Effective Time, the bylaws of the Company as the First Step Surviving Corporation shall be amended and restated to read the same as the bylaws of Merger Sub as in effect immediately prior to the First Effective Time, until thereafter further amended in accordance with the DGCL and as provided in the certificate of incorporation of the First Step Surviving Corporation and such bylaws, except that all references to Merger Sub I in the bylaws of the Surviving Entity shall be changed to references to Spitfire Pharma, Inc.

(b)    Second Merger. Unless otherwise determined by Parent prior to the Second Effective Time, as of the Second Effective Time, the certificate of formation of Merger Sub II as in effect immediately prior to the Second Effective Time shall be the certificate of formation of the Surviving Entity, until thereafter further amended in accordance with DGCL and as provided in such certificate of formation, except that Article I of the certificate of formation of the Surviving Entity shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is Spitfire Pharma, LLC”. Unless otherwise determined by Parent prior to the Second Effective Time, as of the Second Effective Time, the limited liability company agreement of the Merger Sub II as in effect immediately prior to the Second Effective Time shall be the limited liability company agreement of the Surviving Entity, until thereafter further amended in accordance with the DGCL and as provided in the certificate of formation of the Surviving Entity and such limited liability company agreement, except that all references to Merger Sub II in the limited liability company agreement of the Surviving Entity shall be changed to reference to Spitfire Pharma, LLC.

1.5    Directors and Officers.

(a)    Directors and Officers of the First Step Surviving Corporation. Unless otherwise determined by Parent prior to the First Effective Time, the directors of Merger Sub I immediately prior to the First Effective Time shall be the initial directors of the First Step Surviving Corporation immediately after the First Effective Time, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the First Step Surviving Corporation until their successors are duly elected and qualified. Unless otherwise determined by Parent prior to the First Effective Time, the officers of Merger Sub I immediately prior to the First Effective Time shall be the initial officers of the First Step Surviving Corporation immediately after the First Effective Time, each to hold office in accordance with the bylaws of the First Step Surviving Corporation until their successors are duly appointed and qualified.

(b)    Managing Member and Officers of the Surviving Entity. Unless otherwise determined by Parent prior to the Second Effective Time, Parent shall be the Managing Member (as defined in the limited liability company agreement of the Surviving Entity) of the Surviving Entity, to hold office in accordance with the provisions of the DGCL and the certificate of formation and limited liability company agreement of the Surviving Entity until its successor is duly elected and qualified. Unless otherwise determined by Parent prior to the Second Effective Time, the officers of Merger Sub II immediately prior to the Second Effective Time shall continue to be the officers of the Surviving Entity immediately after the Second Effective Time, each to hold office in accordance with the limited liability company agreement of the Surviving Entity until their successors are duly appointed and qualified.

1.6    Definitions.

(a)    Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

“A&R Mederis-Company License Agreement” shall have the meaning set forth in Section 5.2(p).

“Accounting Firm” shall have the meaning set forth in Section 1.11(g).

“Actual Closing Parent Stock Price” shall mean the average of the high and low trading prices of Parent Common Stock as reported on the Nasdaq Global Market on the Closing Date.

“Actual IND Milestone Parent Stock Price” shall mean, solely if the IND Milestone is achieved, the average of the high and low trading prices of Parent Common Stock as reported on the Nasdaq Global Market on the date the IND Milestone Consideration Amount is paid.

“Actual Phase 2 Milestone Parent Stock Price” shall mean, solely if the Phase 2 Milestone is achieved, the average of the high and low trading prices of Parent Common Stock as reported on the Nasdaq Global Market on the date the Phase 2 Milestone Consideration Amount is paid.

“Actual Positive Adjustment Parent Stock Price” shall mean, solely if any Positive Adjustment Amount becomes payable to Company Stockholders pursuant to Section 1.9(d)(ii), the average of the high and low trading prices of Parent Common Stock as reported on the Nasdaq Global Market on the date the Positive Adjustment Amount is paid.

“Actual Sales Milestone Parent Stock Price” shall mean, with respect to any achieved Sales Milestone, the average of the high and low trading prices of Parent Common Stock as reported on the Nasdaq Global Market on the date the applicable Contingent Payment in respect of such Sales Milestone is paid.

“Adjusted Net Equity Amount” shall mean an amount equal to, as of immediately prior to the Closing, (a) all Adjustment Assets less (b) all Adjustment Liabilities. For the avoidance of doubt, Adjustment Liabilities shall not be taken into account in the Adjusted Net Equity Amount to the extent they are (i) repaid or terminated without further obligation prior to the Closing Date or (ii) repaid on the Closing Date without further obligation through the use of funds that are both (A) not included as Adjustment Assets in the calculation of the Adjusted Net Equity Amount and (B) not provided by Parent on behalf of the Company.

“Adjustment Accounting Firm” shall have the meaning set forth in Section 1.9(c).

“Adjustment Amount” shall mean the amount, which may be positive or negative, obtained by subtracting (a) the sum of (i) the Third Party Expenses (to the extent not paid as of immediately prior to the Closing) and (ii) the Net Equity Threshold from (b) the Adjusted Net Equity Amount.

“Adjustment Assets” shall mean an amount (without double counting) equal to the sum of the Dollar amount of all current assets of the Company (determined in accordance with GAAP, which shall be applied in a manner consistent with the Company Financial Statements to the extent they are consistent with GAAP), including (a) the unrestricted cash and cash equivalents of the Company, (b) the accounts receivable of the Company, if any, and (c) cash held by the Company as deposits and other restricted cash (determined in a manner consistent with the Company Financial Statements) to the extent (i) not covered in clause (a) of this definition and (ii) offset by a corresponding liability of the Company which constitutes an Adjustment Liability. No Tax assets shall be included in the calculation of Adjustment Assets.

“Adjustment Liabilities” shall mean an amount (without double counting) equal to the sum of the Dollar amount of (a) all current liabilities of the Company (determined in accordance with GAAP, which shall be applied in a manner consistent with the Company Financial Statements to the extent they are consistent with GAAP), (i) including the current portion of any of the following: accounts payable, royalties payable, and other reserves (excluding any such reserves to the extent they relate to items that have been specifically excluded from this definition), accrued bonuses, accrued vacation, Company Personnel expense obligations and deferred revenue but (ii) excluding all Tax liabilities of the Company, and (b) all Indebtedness of the Company; provided, that no Third Party Expenses shall be included in the definition of Adjustment Liabilities.

“Affiliate” shall mean, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Aggregate Company Preferred Stock Preference Amount” shall mean an amount equal to (i) $1,000 multiplied by the number of shares of Company Preferred Stock outstanding as of immediately prior to the First Effective Time, plus (ii) any accrued but unpaid dividends (whether or not declared) thereon, as determined pursuant to the Charter Documents.

“Aggregate Consideration” shall mean the sum of (a) the Total Closing Consideration Amount plus (b) any Future Payments that become payable in accordance with the terms of this Agreement.

“Agreement” shall have the meaning set forth in the Preamble.

“Agreement Date” shall have the meaning set forth in the Preamble.

“Alternative Transaction” shall mean any transaction or series of transactions, or any offer, proposal, inquiry or indication of interest, involving: (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Company is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of any of the Company, or (iii) in which any of the Company issues securities representing more than 50% of the outstanding securities of any class of voting securities of any of the Company; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for more than 50% of the assets of the Company (by value); or (c) any liquidation or dissolution of any of the Company.

“Anti-Bribery Laws” shall have the meaning set forth in Section 2.28(a).

“Anti-Kickback Statute” shall have the meaning set forth in Section 2.27(e).

“Applicable Limitation Date” shall have the meaning set forth in Section 6.1.

“Balance Sheet Date” shall have the meaning set forth in Section 2.7.

“Bankruptcy Exceptions” shall have the meaning set forth in Section 2.2(b).

“Beneficial Ownership” or “Beneficially Own” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Agreement the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) shall be deemed to Beneficially Own a security if that person has the right to acquire Beneficial Ownership of such security at any time.

“Board Approvals” shall have the meaning set forth in Section 2.2(a).

“Business Day” shall mean any weekday of the year on which national banking institutions in the State of New York and the State of Delaware are open to the public for conducting business and are not required to close.

“Calendar Quarter” shall have the meaning set forth in Section 1.11(i)(i).

“Calendar Year” shall have the meaning set forth in Section 1.11(i)(ii).

“Capital Stock” shall mean any capital stock or share capital of, other voting securities of, other equity or other ownership interest in, or right to receive profits, losses or distributions of, any Person, including any option, warrant or convertible instrument.

“CCC” shall mean the Corporations Code of the State of California.

“Certificates” shall mean the certificate as to the Final Allocation Schedule, the Statement of Expenses, the Closing Consideration Certificate, the FIRPTA Compliance Certificate, the Officer’s Certificate, and the Secretary’s Certificate.

“Certificates of Merger” shall have the meaning set forth in Section 1.2.

“Change in Control” shall mean the occurrence of any of the following events: (i) there occurs a sale, transfer, conveyance or other disposition of all or substantially all of the consolidated assets of Parent, (ii) any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder), directly or indirectly, obtains Beneficial Ownership of 50% or more of the outstanding Parent Common Stock, (iii) Parent consummates any merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, exclusive license, joint venture, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions, or similar transaction, unless the stockholders of Parent immediately prior to the consummation of such transaction continue to hold (in substantially the same proportion as their ownership of Parent Common Stock immediately prior to the transaction) more than 50% of all of the voting power of the securities of any class or kind having the power to vote generally for the election of directors, managers or other voting members of the governing body of the surviving or resulting entity in such transaction immediately following the consummation of such transaction or (iv) a majority of the Parent’s board of directors is no longer composed of (x) directors who were directors of Parent on the date hereof and (y) directors who were nominated for election or elected or appointed to the Parent’s board of directors with the approval of a majority of the directors described in subclause (x) together with any incumbent directors previously elected or appointed to the Parent’s board of directors in accordance with this subclause (y).

“Charter Amendment” shall mean an amendment to the Company Certificate of Incorporation in the form attached hereto as Exhibit G.

“Charter Documents” shall have the meaning set forth in Section 2.1.

“Claim Notice” shall have the meaning set forth in Section 6.2(c)(i).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Adjusted Net Equity Amount” shall have the meaning set forth in Section 1.9(a).

“Closing Adjustment Amount” shall have the meaning set forth in Section 1.9(a).

“Closing Consideration Certificate” shall have the meaning set forth in Section 1.9(a).

“Closing Date” shall have the meaning set forth in Section 1.2.

“Closing Third Party Expenses” shall have the meaning set forth in Section 1.9(a).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Combination Product” shall mean a product that includes a Product and at least one additional active ingredient (whether co-formulated or co-packaged) other than a Product. Pharmaceutical dosage form vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients”, except in the case where such vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 CFR 210.3(b)(7).

“Commerce” shall have the meaning set forth in Section 2.28(b).

“Commercially Reasonable and Diligent Efforts” shall have the meaning set forth in Section 1.11(i)(iii).

“Common Consideration” shall mean an amount equal to:

(i) the Total Closing Consideration Amount, plus

(ii) solely if any Positive Adjustment Amount becomes payable to Company Stockholders pursuant to Section 1.9(d)(ii), the Positive Adjustment Amount, plus

(iii) solely if the IND Milestone is achieved, the IND Milestone Consideration Amount, plus

(iv) solely if the Phase 2 Milestone is achieved, the Phase 2 Milestone Consideration Amount, plus

(v) with respect to each Sales Milestone, if such Sales Milestone is achieved, the applicable Contingent Payment as set forth in Section 1.11(b) in respect of such Sales Milestone, minus

(vi) the aggregate amount of the Preferred Consideration; provided, however, that in no event shall the Common Consideration be less than zero.

“Company” shall have the meaning set forth in the Preamble.

“Company Authorizations” shall have the meaning set forth in Section 2.19.

“Company Balance Sheet” shall have the meaning set forth in Section 2.7.

“Company Board” shall mean the board of directors of the Company.

“Company Capital Stock” shall mean the Company Common Stock and Company Preferred Stock.

“Company Certificate of Incorporation” shall mean the Company’s Amended and Restated Certificate of Incorporation, as amended.

“Company Common Stock” shall mean the shares of Common Stock, par value $0.001 per share, of the Company.

“Company Contract” shall mean any Contract to which the Company is a party or to which they or any of their respective properties is subject or bound.

“Company Disclosure Schedule” shall have the meaning set forth in Article II.

“Company Employee Plan” shall mean (a) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) plans or arrangements providing compensation to employee and non-employee directors, in each case in which the Company or any ERISA Affiliate sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company or any ERISA Affiliate (or their spouses, dependents, or beneficiaries).

“Company Equity Incentive Plan” shall have the meaning set forth in Section 2.6(b).

“Company Financial Statements” shall have the meaning set forth in Section 2.7.

“Company Fraud” shall have the meaning set forth in Section 6.2(a)(iv).

“Company Intellectual Property” shall mean any Intellectual Property owned by, purportedly owned (solely or jointly) by, or exclusively licensed to the Company; provided that all Intellectual Property licensed to the Company by Mederis Diabetes, LLC is Company Intellectual Property regardless of whether exclusively or non-exclusively licensed to the Company. For purposes hereof, “purportedly owned” means, with respect to any Intellectual Property, to be named the owner of record of any such Intellectual Property registered or recorded with a Governmental Authority for the purposes of establishing or providing notice of ownership of such Intellectual Property or otherwise claimed in writing by the Company as being owned by the Company.

“Company Material Contract” shall have the meaning set forth in Section 2.15.

“Company Option” shall mean each option to purchase or acquire Company Common Stock, whether issued by the Company pursuant to the Company Equity Incentive Plan or otherwise.

“Company Personnel” shall mean any former or current director (or equivalent), officer (or equivalent), employee, independent contractor or consultant of the Company.

“Company Preferred Stock” shall mean shares of Series A Preferred Stock, par value $0.001 per share, of the Company.

“Company Product Candidates” shall mean all product candidates being developed, tested, labeled, manufactured, stored, imported, exported, marketed or distributed by the Company.

“Company Representative” shall have the meaning set forth in Section 4.9(a).

“Company Restricted Stock” shall mean each share of Company Common Stock issued under the Company Equity Incentive Plan that is subject to restrictions as set forth in Article VII therein.

“Company Stock Certificate” shall have the meaning set forth in Section 1.13(b)(i).

“Company Stockholder” shall mean any holder of Company Capital Stock (including Company Restricted Stock) as of immediately prior to the First Effective Time.

“Confidential Information” shall have the meaning set forth in Section 4.3.

“Confidentiality Agreement” shall have the meaning set forth in Section 4.3.

“Contingent Consideration” shall have the meaning set forth in Section 1.11.

“Contingent Payment” shall have the meaning set forth in Section 1.11.

“Contract” shall mean any mortgage, indenture, lease, contract, license or other written or oral agreement which, in each case, is legally binding on the Company or any of its properties.

“Copyrights” shall mean all copyrights, copyright registrations and applications therefor and copyrightable works (including computer software), including all rights of authorship, use, publication, reproduction, distribution, performance, preparation of derivative works, transformation, and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations.

“Court” shall mean any court, arbitration tribunal or judicial body of the United States, any domestic state, or foreign country, and any political subdivision thereof.

“D&O Resignation Letters” shall have the meaning set forth in Section 4.13.

“Data Protection Laws” shall mean all applicable Laws relating to the processing of personal data and privacy, including applicable obligations under the Data Protection Directive (95/46/EC), the Electronic Communications Data Protection Directive (2002/58/EC), the European Communities (Electronic Communications Networks and Services) (Privacy and Electronic Communications) Regulations 2011.

“Data Room” shall mean the electronic data room established by the Company for the purpose of making information, agreements, documents and other diligence materials regarding the Company available to Parent, as it existed on the date that is two (2) Business Days prior to the Agreement Date.

“Deductible” shall have the meaning set forth in Section 6.2(b)(iii).

“Determination Date” shall have the meaning set forth in Section 1.9(b)

“DGCL” shall have the meaning set forth in Recital A.

“Disagreement Notice” shall have the meaning set forth in Section 1.9(b).

“Discount” shall have the meaning set forth in Section 1.11(i)(vi)(D).

“Dispute Statement” shall have the meaning set forth in Section 6.2(c)(i).

“Dissenting Shares” shall have the meaning set forth in Section 1.8(a).

“Dollars” or “$” shall mean lawful money of the United States of America.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.13(a).

“Exchange Documents” shall have the meaning set forth in Section 1.13(b)(i).

“Expense Fund” shall have the meaning set forth in Section 1.16.

“Expense Fund Amount” shall mean $50,000.00.

“Extraordinary Matters” shall have the meaning set forth in Section 1.10.

“FDA” shall mean the United States Food and Drug Administration, and any successor agency thereto.

“FDA Act” shall have the meaning set forth in Section 2.27(a).

“Final Adjustment Amount” shall mean either (a) the Proposed Final Adjustment Amount deemed accepted pursuant to Section 1.9(b) or (b) the Adjustment Amount as of immediately prior to the First Effective Time as determined by the Adjustment Accounting Firm pursuant to Section 1.9(c).

“Final Allocation Schedule” shall have the meaning set forth in Section 1.12(b).

“FIRPTA Compliance Certificate” shall have the meaning set forth in Section 4.11.

“First Certificate of Merger” shall have the meaning set forth in Section 1.2.

“First Effective Time” shall have the meaning set forth in Section 1.2.

“First Merger” shall have the meaning set forth in Recital A.

“First Step Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Fraud” shall mean actual fraud under Delaware law (including the requisite elements of (A) false representation, usually one of fact, (B) knowledge or belief that the representation was false (i.e., scienter), (C) intention to induce the claimant to act or refrain from acting, (D) the claimant’s action or inaction was taken in justifiable reliance upon the representation and (E) the claimant was damaged by such reliance and as established by the standard of proof applicable to such actual fraud).

“Fundamental Representations” shall have the meaning set forth in Section 6.1.

“Future Payments” shall mean, collectively, a contingent right to receive (in cash and/or Parent Common Stock, as applicable): (a) any Final Adjustment Amount that may become payable to Company Stockholders pursuant to Section 1.9, plus (b) any portion of any Contingent Consideration that may become distributable to Company Stockholders pursuant to this Agreement.

“GAAP” shall have the meaning set forth in Section 2.7.

“Good Laboratory Practices” shall mean the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58 and any comparable foreign standards as applicable.

“Good Manufacturing Practices” shall mean the current good manufacturing practices required for drugs contained in 21 C.F.R. Parts 210 and 211 and any comparable foreign standards as applicable.

“Governmental Authority” shall mean any U.S. or non-U.S. national, regional, federal, state, provincial, municipal or local governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body or Court or arbitrator and any of their respective subdivisions, agencies, instrumentalities, authorities or tribunals.

“Governmental Authorizations” shall mean all licenses, permits (including insurance permits), variances, waivers, orders, registrations, consents, clearances, filings and other authorizations and approvals of or by a Governmental Authority.

“Health Care Laws” shall have the meaning set forth in Section 2.27(a).

“Healthcare Data Requirements” shall have the meaning set forth in Section 2.29(a).

“HIPAA” shall have the meaning set forth in Section 2.27(i).

“IND” shall mean, in the United States, an Investigational New Drug Application filed with the FDA as more fully defined in 21 C.F.R. Part 312, and, in foreign jurisdictions, the equivalent application (i.e., a filing that must be made prior to commencing clinical testing of the Company Product Candidates in humans) for such countries, filed with the applicable Governmental Authority in such countries.

“IND Acceptance” shall mean, with respect to a Product, that an IND for such Product has been submitted to the FDA or the applicable Governmental Authority in a foreign jurisdiction and not rejected or placed on clinical hold by the FDA or such applicable foreign Governmental Authority within (i) in the case of a submission to the FDA, forty-five (45) days after such submission or (ii) in the case of a submission to an applicable Governmental Authority in a foreign jurisdiction, fifteen (15) days following completion of the IND review period by such applicable foreign Governmental Authority.

“IND Milestone” shall have the meaning set forth in Section 1.11(a)(i).

“IND Milestone Consideration Amount” shall mean $5,000,000 (subject to any setoff rights herein).

“IND Milestone Reference Date” shall mean the date of submission to the FDA or the applicable Governmental Authority in a foreign jurisdiction, as the case may be, of an IND for a Product with respect to which IND Acceptance is first achieved.

“IND Parent Common Stock Price” shall mean the lower of (A) the average of the closing prices of Parent Common Stock as reported on the Nasdaq Global Market for the twenty (20) consecutive trading days immediately preceding the IND Milestone Reference Date and (B) 125% of the Parent Average Closing Price.

“Indebtedness” of any Person shall mean, as of any specified date, the amount equal to the sum (without any double-counting) of the following obligations (whether or not then due and payable), to the extent they are either obligations of such Person or its subsidiary or guaranteed by such Person or its subsidiary, including through the grant of a security interest upon any assets of such Person: (a) all outstanding indebtedness for borrowed money owed to third parties or Affiliates; (b) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments); (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures; (d) all obligations arising out of any financial hedging, swap or similar arrangements; (e) all obligations as lessee that would be required to be capitalized in accordance with GAAP; (f) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction; (g) any accruals for commissions, bonuses, employee expenses and paid time off; (h) any deferred revenues or prepayments; (i) any unpaid Taxes of the Company through the Closing Date; (j) any mortgage or other obligation secured by a Lien; and (k) the aggregate amount of all accrued interest payable on such items under clauses (a) through (j) and prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (a) through (j) were prepaid, extinguished, unwound and settled in full as of such specified date. For the avoidance of doubt, it is understood that this definition shall not include (1) any Rivermount Finder’s Fee that may in the future become payable or (2) Third Party Expenses.

“Indemnified Liabilities” shall have the meaning set forth in Section 6.3(d).

“Indemnified Party” shall have the meaning set forth in Section 6.2(a).

“Indemnified Taxes” shall mean any and all Taxes (a) imposed on the Company for a Pre-Closing Tax Period (including, for the avoidance of doubt, the portion of any Straddle Period ending on and including the Closing Date as determined in accordance with Section 8.2), (b) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) is or was a member prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Laws, (c) of any Person imposed on the Company as a transferee or successor, by Contract, indemnification agreement or otherwise, or pursuant to any Laws, which Taxes relate to an event, agreement or transaction occurring before the Closing, (d) that are Transfer Taxes for which the Company Stockholders are responsible pursuant to Section 8.5, and (e) the employer’s share of any payroll Tax attributable to any compensatory payments made in connection with the transactions contemplated by this Agreement; provided, that Indemnified Taxes shall exclude any Taxes to the extent that such Taxes were included in the computation of Indebtedness, as finally determined and that resulted in a reduction in the Aggregate Consideration.

“Indemnifying Party” shall mean each Company Stockholder that receives any portion of the Aggregate Consideration.

“Indemnitees” shall have the meaning set forth in Section 4.12(a).

“Indemnity Pro Rata Share” shall mean, with respect to each Indemnifying Party, (i) the Aggregate Consideration received by such Indemnifying Party pursuant to this Agreement, divided by (ii) the Aggregate Consideration received by all Indemnifying Parties pursuant to this Agreement.

“Initial Registration Statement” shall have the meaning set forth in Section 4.18(a)(i).

“Insurance Policies” shall have the meaning set forth in Section 2.21.

“Intellectual Property” shall mean any and all of the following in any country: Copyrights, Patents, Trademarks, domain name registrations, Know-How and other intellectual property rights arising under applicable Law.

“Intended Tax Treatment” shall have the meaning set forth in Section 1.18.

“IP License” shall have the meaning set forth in Section 2.15(a).

“IP Representations” shall have the meaning set forth in Section 6.1.

“IRS” shall mean the United States Internal Revenue Service.

“Joinder and Waiver Agreement” shall have the meaning set forth in Recital B.

“Know-How” shall mean any and all information and materials comprising (a) ideas, discoveries, inventions, improvements or trade secrets, (b) research and development data, such as medicinal chemistry data, preclinical data, pharmacology data, chemistry data (including analytical, product characterization, manufacturing, and stability data), toxicology data, safety data, clinical data (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), analytical and quality control data and stability data, in each case together with supporting data, (c) databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, (d) techniques, processes, manufacturing information, (e) research materials and reagents, including biological material and (f) compositions of matter. Know-How shall not include any Patent rights with respect thereto.

“Knowledge” or “Known” shall mean, with respect to the Company, (a) the actual knowledge of John Nestor, Andrew Perlman, Anie Roche and Edward Schnipper, and (b) such knowledge that such Persons should reasonably be expected to have after reasonable inquiry by such Persons of reasonably relevant Company Personnel.

“Law” shall mean any international, federal, state, foreign, or local law, statute, ordinance, rule, regulation, directive or treaty of any Governmental Authority.

“Leases” shall have the meaning set forth in Section 2.11(b).

“Liability” or “Liabilities” shall mean debts, liabilities, commitments, losses, deficiencies, duties, charges, claims, damages, demands, costs, fees, expenses and obligations (including guarantees, endorsements and other forms of credit support), whether accrued or fixed, absolute or contingent, matured or unmatured, on- or off-balance sheet, including those arising under any Contract, law, statute, ordinance, regulation, rule, code, common law or other requirement or rule enacted or promulgated by any Governmental Authority or any litigation, Court action or proceeding, lawsuit, originating application to an employment tribunal, or binding arbitration.

“Lien” shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, preemptive right, right of first offer or refusal, easement, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, or encumbrance of any nature whatsoever, except for (i) Liens for Taxes not yet due and payable, (ii) mechanic’s, workmen’s, repairmen’s, carrier’s, warehousemen’s or other like Liens that were incurred in the ordinary course of business, (iii) Liens created, imposed or promulgated under applicable Law or by any Governmental Authority, including zoning regulations, use restrictions and building codes, and (iv) such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use of the property subject thereto or affected thereby.

“Lock-Up Agreement” shall have the meaning set forth in Section 1.13(b)(i).

“Losses” (collectively) or “Loss” (individually) shall mean any loss, Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable and documented attorneys’, accountants’ and other professionals’ fees and expenses, Court costs and all reasonable and documented amounts paid in investigation, defense or settlement of any of the foregoing), provided that in no event shall Losses include any punitive, special or exemplary damages except to the extent the same are directly incurred by an Indemnified Party in connection with a Third Party Claim.

“made available” shall mean, with respect to a document, that such document has been posted by the Company to the Data Room and that Parent has been granted unrestricted access to view such document for at least the one (1) Business Day prior to the date of this Agreement.

“Material Adverse Effect” shall mean, with respect to any Person, any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, is, or would be reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), Liabilities, financial condition, operations or capitalization of such Person and its subsidiaries, taken as a whole and when viewed on a short, medium or long term horizon, but in each case shall not include the effect of facts, conditions, changes, developments, events or effects to the extent resulting from (a) conditions affecting the industry in which such Person and its subsidiaries operate generally, provided, that such conditions do not have any materially disproportionate effect on such Person and its subsidiaries, taken as a whole, (b) war, terrorism or hostilities, provided, that such war, terrorism or hostilities do not have any materially disproportionate effect on such Person and its subsidiaries, taken as a whole, (c) any changes in general economic or business conditions or the financial or securities markets generally that do not have any materially disproportionate effect on such Person and its subsidiaries, taken as a whole, (d) any change in GAAP or applicable Laws (or interpretation thereof), (e) any acts of God, or natural disasters or any worsening thereof or actions taken in response thereto, or national or international political or social conditions, provided, that the foregoing does not have any materially disproportionate effect on such Person and its subsidiaries, taken as a whole, (f) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure, to the extent otherwise constituting a Material Adverse Effect hereunder) by such Person or any of its subsidiaries to meet any projections or forecasts for any period, (g) the announcement (or other publicity with respect to), pendency of this Agreement, the Related Agreements or the Transactions, (h) the identity of, or any facts or circumstances relating to, Parent or its Affiliates, (i) any actions required to be taken by this Agreement (provided that the manner in which such actions are taken shall not be excluded), and (j) any actions to which Parent has consented or agreed in writing pursuant to this Agreement, or any actions or omissions to act at the written request of Parent (but excluding the impact of the underlying facts and conditions with respect to which said action was taken and excluding adverse effects that arise in connection with remedying such underlying facts and circumstances).

“Materiality Qualifiers” shall have the meaning set forth in Section 6.2(b)(ii).

“Mederis Patent Right” shall mean all Patents licensed to the Company by Mederis pursuant to the A&R Mederis-Company License Agreement.

“Mederis Licensed Know-How” shall mean all Know-How licensed to the Company by Mederis pursuant to the A&R Mederis-Company License Agreement.

“Mergers” shall have the meaning set forth in Recital A.

“Merger Sub I” shall have the meaning set forth in the Preamble.

“Merger Sub II” shall have the meaning set forth in the Preamble.

“Merger Subs” shall have the meaning set forth in the Preamble.

“Nasdaq Share Issuance Cap” shall be equal to 2,688,805 shares of Parent Common Stock, which is equal to 19.99% of the Parent Common Stock outstanding as of the Agreement Date, and calculated in compliance with Rule 5635(a) of the listing rules of the Nasdaq Stock Market.

“Negative Adjustment Amount” shall have the meaning set forth in Section 1.9(d)(i).

“NDA” shall mean have the meaning set forth in Section 1.11(i)(v).

“NDA Approval Date” shall mean have the meaning set forth in Section 1.11(i)(v).

“Net Equity Threshold” shall mean zero Dollars ($0).

“Net Sales” shall have the meaning set forth in Section 1.11(i)(v).

“Next Annual Meeting” shall have the meaning set forth in Section 4.15.

“Notices” shall have the meaning set forth in Section 4.6.

“OFAC” shall have the meaning set forth in Section 2.28(b).

“Officer’s Certificate” shall have the meaning set forth in Section 5.2(d).

“Order” shall mean any judgment, order, writ, injunction, stipulation, determination, verdict, award, decision or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“ordinary course of business” shall mean, with respect to the Company, the ordinary course of business of the Company consistent with past custom and practice, including with respect to frequency and amount.

“Orrick” shall mean Orrick, Herrington & Sutcliffe, LLP.

“Outside Date” shall have the meaning set forth in Section 7.1(b).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Average Closing Price” shall mean the average of the closing prices of Parent Common Stock as reported on the Nasdaq Global Market for the twenty (20) consecutive trading days prior to and including the Agreement Date.

“Parent Common Stock” shall mean shares of common stock of Parent, par value $0.0001 per share.

“Parent Disclosure Schedule” shall have the meaning set forth in Article III.

“Parent Financial Statements” shall have the meaning set forth in Section 3.4.

“Parent Officer’s Certificate” shall have the meaning set forth in Section 5.3(c).

“Parent SEC Documents” shall have the meaning set forth in Section 3.4.

“Parent Statement” shall have the meaning set forth in Section 1.9(b).

“Parent Stockholder Approval” shall have the meaning set forth in Section 4.15.

“Patent Assignment” shall have the meaning set forth in Section 5.2(q).

“Patents” shall mean all issued patents and pending patent applications (including utility models, design patents, certificates of invention and applications for certificates of invention and priority rights) in any country or patent-granting region, including all provisional applications, international (PCT) applications, substitutions, continuations, continuations in part, divisionals, renewals, reissues, re-examinations and extensions (including supplementary protection certificates) thereof.

“Per Common Share Consideration Value” shall mean the quotient of (i) Common Consideration, divided by (ii) the aggregate number, as of immediately prior to the First Effective Time, of issued and outstanding shares of Company Common Stock (including Company Restricted Stock), excluding any shares of Company Capital Stock held in the treasury of the Company immediately prior to the First Effective Time.

“Per Preferred Share Consideration Value” shall mean the quotient of (i) Preferred Consideration, divided by (ii) the aggregate number, as of immediately prior to the First Effective Time, of issued and outstanding shares of Company Preferred Stock.

“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Data” shall mean non-public personally identifiable information relating to an individual or legal Person, the privacy of whom is protected under applicable Laws.

“Phase 2 Clinical Trial” shall mean a human clinical trial of a product anywhere in the world, the principal purpose of which is a determination of effectiveness and short-term safety in the target patient population for a particular indication, which is prospectively designed to generate sufficient data that may permit commencement of pivotal clinical trials, or a similar clinical study prescribed by the Governmental Authorities, from time to time, pursuant to law or otherwise, including the trials referred to in 21 C.F.R. §312.21(b), as amended, irrespective of whether it is nominally titled or referred to as a “Phase 2 clinical trial” or “Phase 2 clinical study”.

“Phase 2 Milestone” shall have the meaning set forth in Section 1.11(a)(ii).

“Phase 2 Milestone Consideration Amount” shall mean $3,000,000 (subject to any setoff rights herein).

“Phase 2 Parent Common Stock Price” shall mean the lower of (A) the average of the closing prices of Parent Common Stock as reported on the Nasdaq Global Market for the twenty (20) consecutive trading days immediately preceding the date of the occurrence of the Phase 2 Milestone and (B) 150% of the Parent Average Closing Price.

“Positive Adjustment Amount” shall have the meaning set forth in Section 1.9(d)(ii).

“Post-Closing Distribution Certificate” shall have the meaning set forth in Section 1.12(d).

“Post-Closing Tax Period” shall mean any taxable period beginning on the day immediately following the Closing Date and the portion of any Straddle Period beginning on the day immediately following the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on, and including, the Closing Date.

“Pre-Closing Tax Returns” shall have the meaning set forth in Section 8.1(b).

“Preferred Consideration” shall mean an amount equal to:

(i) the product of (a) the lesser of (x) the Aggregate Company Preferred Stock Preference Amount and (y) the product of the Total Closing Consideration Amount, divided by the Parent

Average Closing Price, multiplied by the Actual Closing Parent Stock Price (the amount by which (x) exceeds (y), if any, the “Initial Shortfall”), divided by (b) the Actual Closing Parent Stock Price, multiplied by (c) the Parent Average Closing Price. plus

(ii) solely if any Positive Adjustment Amount becomes payable to Company Stockholders pursuant to Section 1.9(d)(ii), the product of (a) the lesser of (x) the Initial Shortfall and (y) the product of the Positive Adjustment Amount, divided by the Parent Average Closing Price, multiplied by the Actual Positive Adjustment Parent Stock Price (the amount by which (x) exceeds (y), if any, the “Positive Adjustment Shortfall”), divided by (b) the Actual Positive Adjustment Parent Stock Price, multiplied by (c) the Parent Average Closing Price, plus

(iii) solely if the IND Milestone is achieved, the product of (a) the lesser of (x) (I) solely if any Positive Adjustment Amount becomes payable to Company Stockholders pursuant to Section 1.9(d)(ii), the Positive Adjustment Shortfall, or (II) solely if any Negative Adjustment Amount becomes payable to Parent pursuant to Section 1.9(d)(i), the sum of (A) the product of the aggregate number of shares of Parent Common Stock paid to Parent in satisfaction of any Negative Adjustment Amount, multiplied by the Actual Closing Parent Stock Price, plus (B) the Initial Shortfall and (y) the product of the IND Milestone Consideration Amount, divided by the IND Parent Common Stock Price, multiplied by the Actual IND Milestone Parent Stock Price (the amount by which (x) exceeds (y), if any, the “IND Milestone Shortfall”), divided by (b) the Actual IND Milestone Parent Stock Price, multiplied by (c) the IND Parent Common Stock Price, plus

(iv) solely if the Phase 2 Milestone is achieved, the product of (a) the lesser of (x) the IND Milestone Shortfall and (y) the product of the Phase 2 Milestone Consideration Amount, divided by the Phase 2 Parent Common Stock Price, multiplied by the Actual Phase 2 Milestone Parent Stock Price (the amount by which (x) exceeds (y), if any, the “Phase 2 Milestone Shortfall”), divided by (b) the Actual Phase 2 Milestone Parent Stock Price, multiplied by (c) the Phase 2 Parent Common Stock Price, plus

(v) with respect to any achieved Sales Milestones, a first priority allocation of the applicable Contingent Payments as set forth in Section 1.11(b) in respect of such Sales Milestones up to the amount of the Phase 2 Milestone Shortfall until such Phase 2 Milestone Shortfall is satisfied (in each case, calculated on the basis of the relevant Actual Sales Milestone Parent Stock Price and the relevant Sales Milestone Parent Common Stock Price in the same manner as the foregoing clauses (i) through (iv), mutatis mutandis).

“Preliminary Allocation Schedule” shall have the meaning set forth in Section 1.12(a).

“Privileged Deal Communications” shall have the meaning set forth in Section 9.14(c).

“Product” shall mean any product (i) the manufacture, use, sale, offer for sale or import of which, but for a license granted by Mederis Diabetes, LLC to the Company pursuant to the A&R Mederis-Company License Agreement, would infringe a Valid Claim of a Mederis Patent Right as the Mederis Patent Rights exist as of the Agreement Date, (ii) that was developed using Mederis Licensed Know-How, (iii) that is manufactured using Mederis Licensed Know-How, or (iv) that, when used, practices Mederis Licensed Know-How.

“Proposal” shall have the meaning set forth in Section 4.9(a).

“Proposed Final Adjustment Amount” shall have the meaning set forth in Section 1.9(b).

“Protected Health Information” shall have the same meaning set forth in 45 C.F.R. §160.103.

“Registered Intellectual Property” shall have the meaning set forth in Section 2.13(a).

“Regulatory Milestone Statement” shall have the meaning set forth in Section 1.11(d).

“Regulatory Milestones” shall have the meaning set forth in Section 1.11(d).

“Related Agreements” shall mean the Lock-up Agreement, the Joinder and Waiver Agreements, Letters of Transmittal, the Certificates, the Parent Officer’s Certificate and all other agreements and certificates executed and delivered by or on behalf of the Company, Parent, the Merger Subs, or any of their respective officers in their capacity as such in connection with this Agreement or any of the foregoing or any of the transactions contemplated hereby or thereby, in each case, at or prior to the Closing.

“Reporting Exception Event” shall have the meaning set forth in Section 1.18.

“Restricted Shares” shall have the meaning set forth in Section 1.13(c).

“Rivermount Finder’s Fee” shall mean any fees payable by the Company to Rivermount Management LLC pursuant to that certain Consulting Agreement by and between the Company and Rivermount Management LLC dated as of October 4, 2018 upon the consummation of a Licensing Transaction or a Merger & Acquisition involving an Identified Target (in each case of the foregoing capitalized terms, as defined in such agreement).

“Safety Notices” shall have the meaning set forth in Section 2.27(m).

“Sales Dispute Notice” shall have the meaning set forth in Section 1.11(g).

“Sales Milestone” shall have the meaning set forth in Section 1.11(b).

“Sales Milestone Parent Common Stock Price” shall have the meaning set forth in Section 1.15(b).

“SEC” shall have the meaning set forth in Section 3.4.

“Second Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Second Effective Time” shall have the meaning set forth in Section 1.2.

“Second Merger” shall have the meaning set forth in Recital A.

“Secretary’s Certificate” shall have the meaning set forth in Section 5.2(g).

“Section 262 Notice” shall have the meaning set forth in Section 1.14(c).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Party” shall have the meaning set forth in Section 1.11(i)(vi).

“Set-off Capped Amount” shall mean an amount equal to $500,000.

“Share Shortfall” shall mean the number of shares of Parent Common Stock that were due to the Company Stockholders upon achievement of the Regulatory Milestones but not issued as a result of the Nasdaq Share Issuance Cap.

“State Department” shall have the meaning set forth in Section 2.28(b).

“Statement of Expenses” shall have the meaning set forth in Section 1.10.

“Stockholder Consent” shall have the meaning set forth in Recital B.

“Stockholder Letter of Transmittal” shall have the meaning set forth in Section 1.13(b)(i).

“Stockholder Notices” hall have the meaning set forth in Section 1.14(b).

“Stockholder Representative” shall have the meaning set forth in the Preamble.

“Stockholder Representative Group” shall have the meaning set forth in Section 6.3(c).

“Straddle Period” shall mean a taxable period beginning on or before, and ending after, the Closing Date.

“Surviving Entity” shall have the meaning set forth in Section 1.1.

“Target Registration Date” shall have the meaning set forth in Section 4.18(a)(i).

“Tax” shall mean any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, unclaimed property or escheat, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, in each case, only to the extent the foregoing are in the nature of a tax (including any Tax liability incurred or borne as a transferee or successor, or by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax-Free Ratio Condition Shares” shall mean any shares of Parent Common Stock issued pursuant to Section 1.15(b).

“Tax Authority” shall mean any Governmental Authority responsible for the imposition or collection of any Tax.

“Tax Contest” shall have the meaning set forth in Section 8.4.

“Tax Returns” shall mean all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and any related supporting work papers or information with respect to any of the foregoing and including any and all amendments thereof.

“Third Party” shall mean any person or entity other than Company or Parent or an Affiliate of either of them.

“Third Party Claim” shall have the meaning set forth in Section 6.2(c)(i).

“Third Party Expenses” shall have the meaning set forth in Section 1.10.

“Third Party Intellectual Property” shall mean any Intellectual Property licensed to the Company by a Person pursuant to a license or other agreement.

“Total Closing Consideration Amount” shall mean (x) if the Closing Adjustment Amount is a positive number, an amount equal to $5,000,000, plus the Closing Adjustment Amount or (y) if the Closing Adjustment Amount is a negative number, an amount equal to $5,000,000, minus the absolute value of the Closing Adjustment Amount.

“Trademarks” shall mean all registered trademarks, unregistered trademarks, applications for registration of trademarks, registered service marks, unregistered service marks, applications for registration of service marks, registered trade names, unregistered trade names and applications for registration of trade names.

“Transactions” shall mean the transactions contemplated by this Agreement and the Related Agreements to which the Company is or will be a party, including the Charter Amendment and the Merger.

“Transfer Taxes” shall have the meaning set forth in Section 8.5.

“Unresolved Items” shall have the meaning set forth in Section 1.9(c).

“Valid Claim” shall mean a claim of an issued and unexpired patent or a claim of a pending patent application within the Mederis Patent Rights which has not been held unpatentable, invalid or unenforceable by a Court or other Governmental Authority of competent final jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; provided, however, that if any holding of invalidity, unenforceability or unpatentability is later reversed by a Court or Governmental Authority with overriding authority, the relevant claim shall be reinstated as a Valid Patent Claim hereunder with respect to sales made after the date of such reversal.

“Willful Breach” shall mean, with respect to any representation, warranty, agreement or covenant, an action or omission that the breaching party knows is or would constitute a breach of such representation, warranty, agreement or covenant.

“Written Stockholder Consent” shall have the meaning set forth in Recital B.

(b)    Construction.

(i)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(ii)    Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(iii)    The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(iv)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement, and Exhibits and Schedules to this Agreement. For the avoidance of doubt, all references in Article II and Section 4.1 to a “Schedule” are intended to refer to a Schedule contained within the Company Disclosure Schedule, and all references in Article III to a “Schedule” are intended to refer to a Schedule contained within the Parent Disclosure Schedule.

(v)    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

1.7    Effect of the Mergers on the Securities of the Constituent Entities.

(a)    Effect of the First Merger on Company Capital Stock. At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, the Merger Subs, the Company or their respective stockholders or members:

(i) each share of Company Preferred Stock that is issued and outstanding immediately prior to the First Effective Time shall be canceled and extinguished and shall be converted into the right to receive (in cash and/or Parent Common Stock, as applicable, as set forth herein), subject to the prior delivery by the holder thereof of the Exchange Documents in respect of such share of Company Preferred Stock, the Per Preferred Share Consideration Value. For the avoidance of doubt, the foregoing shall not limit any rights or remedies of the Indemnified Parties under this Agreement or otherwise as a result of the obligation of the Company Stockholder that owns such share of Company Preferred Stock immediately prior to the First Effective Time to return to Parent or the applicable Indemnified Parties the amount so received as a result of such conversion to the extent such Company Stockholder has, at any time and from time to time, any unsatisfied payment obligations to such Indemnified Parties pursuant to, and subject to the terms and conditions of, Section 1.9 and Article VI);

(ii)    each share of Company Common Stock that is issued and outstanding immediately prior to the First Effective Time (including each share of Company Restricted Stock, but excluding (A) any shares of Company Common Stock to be canceled pursuant to Section 1.7(a)(iii) and (B) any Dissenting Shares) shall be canceled and extinguished and shall be converted into the right to receive (in cash and/or Parent Common Stock, as applicable, as set forth herein), subject to the prior delivery by the holder thereof of the Exchange Documents in respect of such share of Company Common Stock, the Per Common Share Consideration Value. For the avoidance of doubt, the foregoing shall not limit any rights or remedies of the Indemnified Parties under this Agreement or otherwise as a result of the obligation of the Company Stockholder that owns such share of Company Common Stock immediately prior to the First Effective Time to return to Parent or the applicable Indemnified Parties the amount so received as a result of such conversion to the extent such Company Stockholder has, at any time and from time to time, any unsatisfied payment obligations to such Indemnified Parties pursuant to, and subject to the terms and conditions of Section 1.9 and Article VI); and

(iii)    each share of Company Capital Stock held in the treasury of the Company immediately prior to the First Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b)    Effect of the First Merger on Capital Stock of Merger Sub I. At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, the Merger Subs, the Company or their respective stockholders or members, each share of common stock of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the First Step Surviving Corporation. Each stock certificate of Merger Sub I evidencing ownership of any shares of common stock shall continue to evidence ownership of such share of common stock of the First Step Surviving Corporation.

(c)    Effect of the Second Merger on Capital Stock of the First Step Surviving Corporation. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the First Step Surviving Corporation, Merger Sub II or their respective stockholders or members, each share of common stock of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

1.8    Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the First Effective Time and which are held by a Company Stockholder who has exercised and perfected appraisal or dissenters’ rights for such shares of Company Capital Stock in accordance with the DGCL and/or the CCC (collectively, the “Dissenting Shares”), shall not be converted into or represent the right to receive any amount of the Aggregate Consideration. Each such Company Stockholder shall be entitled only to such rights as are granted by the DGCL or, if applicable, the CCC to a holder of Dissenting Shares, unless and until such Company Stockholder fails to perfect or effectively withdraws or otherwise loses its appraisal rights under the DGCL and, if applicable, its dissenters’ rights under the CCC. All Dissenting Shares held by Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or who have lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the First Effective Time, the right to receive the amounts payable in respect of such shares of Company Capital Stock, if any, in accordance with Section 1.7(a), without any interest thereon and less any applicable Tax withholding, upon the surrender of the certificate representing such shares of Company Capital Stock.

(b)    The Company shall give Parent (i) prompt notice of any demands for appraisal or exercises of dissenters’ rights received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL or, if applicable, the CCC and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL or exercises of dissenters’ rights under the CCC. The Company shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, make any payment with respect to any demands for appraisal or exercises of dissenters’ rights or offer to settle or settle any such demands.

1.9    Consideration Adjustment.

(a) Not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent (with a copy to the Stockholder Representative) a statement (the “Closing Consideration Certificate”), certified as true and correct by the Company’s Chief Executive Officer, setting forth in reasonable detail and accompanied by reasonably detailed back-up documentation, as of immediately prior to the First Effective Time, each of (i) the Company’s good faith estimate of the Adjusted Net Equity Amount (the “Closing Adjusted Net Equity Amount”) (ii) the Statement of Expenses indicating the Company’s good faith estimate of the Third Party Expenses that would not be paid as of immediately prior to the Closing (the “Closing Third Party Expenses”), and (iii) the Company’s good faith estimate of the Adjustment Amount (the “Closing Adjustment Amount”) and the Total Closing Consideration Amount.

(b)    It is understood that Liabilities of the Company and the Surviving Entity shall not be taken into account in any calculations of the Adjusted Net Equity Amount and the Third Party Expenses to the extent such Liabilities are both (i) repaid or terminated without further Liability before the Closing or (ii) to the extent they are repaid on or prior to the Closing Date without further Liability through the use of funds that are both (x) not included as cash in the calculation of the Adjustment Assets and (y) not provided by Parent on behalf of the Company. Not later than 5:00 p.m. ET on the forty-fifth (45th) calendar day following the Closing Date, Parent shall deliver to the Stockholder Representative a statement (the “Parent Statement”), certified as true and correct by a representative of Parent, setting forth in reasonable detail and accompanied by reasonably detailed back-up documentation, as of immediately prior to the First Effective Time, each of (i) the Adjusted Net Equity Amount, (ii) the Third Party Expenses (solely to the extent not paid as of immediately prior to the Closing) and the (iii) the calculation of the Adjustment Amount (the “Proposed Final Adjustment Amount”) and (iv) the

amount, if any, by which the Closing Adjustment Amount differs from the Proposed Final Adjustment Amount. Upon reasonable request and with reasonable advance notice, Parent will provide the Stockholder Representative and its accountants reasonable access (including electronic access, to the extent available) to the relevant books, records, workpapers of the Surviving Entity and the relevant personnel of Parent and its Affiliates for the purpose of verifying the calculations included in the Parent Statement. If the Stockholder Representative disagrees with the determination of the Parent Statement, the Stockholder Representative shall notify Parent of such disagreement by 5:00 p.m. ET on the sixtieth (60th) calendar day following delivery of the Parent Statement, which written notice shall set forth any such disagreement in reasonable detail (“Disagreement Notice”). If the Stockholder Representative fails to deliver a Disagreement Notice by such time, the Stockholder Representative and the Company Stockholders shall be deemed to have accepted the Parent Statement as delivered by Parent (including the Proposed Final Adjustment Amount), absent manifest mathematical error. Matters included in the calculations in the Parent Statement to which the Stockholder Representative does not object in the Disagreement Notice shall be deemed accepted by the Stockholder Representative and the Company Stockholders and shall not be subject to further dispute or review by the Stockholder Representative or any Company Stockholders, absent manifest mathematical error. Parent and the Stockholder Representative shall negotiate in good faith to resolve any such disagreement, and any resolution agreed to in writing by Parent and the Stockholder Representative shall be final and binding upon Parent, the Stockholder Representative and all the Company Stockholders. The date of any express or deemed acceptance of the Parent Statement (including the Proposed Final Adjustment Amount) or the final resolution of all disputes in regard thereto pursuant to this Section 1.9 shall be the “Determination Date.”

(c)    If Parent and the Stockholder Representative are unable to resolve any disagreement as contemplated by this Section 1.9 by 5:00 p.m. ET on the sixtieth (60th) calendar day following delivery by the Stockholder Representative of a Disagreement Notice, Parent and the Stockholder Representative shall jointly select a mutually acceptable nationally recognized independent public accounting firm to resolve such disagreement as shall be agreed upon by the parties in writing or, if the parties are unable to so agree in writing within thirty (30) days, then Parent and the Stockholder Representative shall each select such a firm and such firms shall jointly select a third nationally recognized independent public accounting firm to serve as the Accounting Firm (the firm so selected shall be referred to herein as the “Adjustment Accounting Firm”). It is understood and agreed that the parties may not propose to retain an Adjustment Accounting Firm that would give rise to present or reasonably likely future auditor independence problems for Parent or any of its Affiliates, as determined by the reasonable discretion of Parent. The Adjustment Accounting Firm shall act as an expert in accounting and not as an arbitrator. The parties shall instruct the Adjustment Accounting Firm to consider only those items and amounts set forth in the Parent Statement as to which the Stockholder Representative has disagreed pursuant to a Disagreement Notice and Parent and the Stockholder Representative have not resolved their disagreement (collectively, “Unresolved Items”). Parent will provide the Adjustment Accounting Firm reasonable access (including electronic access, to the extent available) to the relevant historical financial books and records of the Surviving Entity and the relevant personnel of Parent and its Affiliates for the purpose of verifying the Unresolved Items. Parent and the Stockholder Representative shall use commercially reasonable efforts to cause the Adjustment Accounting Firm to deliver to Parent and the Stockholder Representative, as promptly as practicable, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement, including a calculation of the Adjustment Amount as of immediately prior to the First Effective Time. Any determination by the Adjustment Accounting Firm shall (i) not be outside the range of the potential aggregate Final Adjustment Amount defined by the Proposed Final Adjustment Amount and the Stockholder Representative’s proposed adjustments thereto set forth in the Disagreement Notice, and (ii) be final and binding upon the parties, absent manifest mathematical error. The fees, costs and expenses of the Adjustment Accounting Firm shall be borne by Parent, on the one hand, and by the Company Stockholders (on a several and not joint basis based on their respective Indemnity Pro Rata Shares), on the other hand, in proportion to the dollar value of the disputed amounts determined in their favor by the Adjustment Accounting Firm, and that portion payable by the Company Stockholders shall be deemed, for all purposes of this Agreement, to be additional Third Party Expenses.

(d)    (i) If the Closing Adjustment Amount is greater than the Final Adjustment Amount as finally determined in this Section 1.9, then the amount of such excess (such amount, a “Negative Adjustment Amount”) shall be considered a Loss that is payable by all Company Stockholders severally and not jointly, based on each such Company Stockholder’s Indemnity Pro Rata Share, in accordance with Section 1.7(a) and Parent shall be entitled to recover the amount of such excess as a Loss in accordance with Article VI.

(ii)    If the Closing Adjustment Amount is less than the Final Adjustment Amount, then Parent shall pay the amount of such excess (such amount, a “Positive Adjustment Amount”) to the Company Stockholders in accordance with Section 1.7(a).

(iii)    Any amounts payable under Sections 1.9(d)(i) or 1.9(d)(ii) shall be paid no later than fifteen (15) Business Days after the Determination Date.

1.10    Expenses.

(a) Whether or not the Merger is consummated, all fees and expenses incurred by or on behalf of the Company in connection with this Agreement, any of the Related Agreements, the Merger or any of the Transactions contemplated hereby or thereby or, to the extent such fees or expenses are incurred by or on behalf of the Company before the Closing, any actual or contemplated underwriting, equity or debt financing, refinancing, recapitalization, change in control transaction, business combination transaction, sale of assets, exclusive licensing or similar matter (“Extraordinary Matters”), including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by or on behalf of the Company in connection with the negotiation or effectuation of the terms and conditions of this Agreement, any Related Agreement or any Extraordinary Matter, or the transactions contemplated hereby or by any Related Agreement or any Extraordinary Matter, including any payments made or anticipated to be made by or on behalf of the Company as a brokerage or finders’ fee, agents’ commission or any similar charge in connection therewith, registration, issuance, renewal or maintenance fees with respect to any of the Registered Intellectual Property due prior to the Closing, and also including the Expense Fund Amount, shall all be considered, whether or not yet due and payable, “Third Party Expenses”; provided, however, that it is understood that Third Party Expenses shall not include

(1) any fees or expenses incurred by Parent and/or any of its Affiliates or any of their respective representatives or financing sources, regardless of whether any such fees or expenses may be paid by the Company, (2) any obligations under any under any Contract or Employee Benefit Plan that becomes effective at or following the Closing, (3) any fees and expenses of Company Personnel to be paid or reimbursed by Parent and/or any of its Affiliates in connection with such Company Personnel’s post-Closing employment, compensation or equity participation arrangements or otherwise, (4) any Indebtedness or (5) any Rivermount Finder’s Fee that may in the future become payable. In addition, subject to the foregoing proviso, if one of the conditions to the payment by the Company of an amount to any Person (excluding Parent, but including the Company Stockholders) is satisfied as a result of the execution, delivery, performance or consummation of this Agreement, then such amount shall be included in Third Party Expenses. Third Party Expenses shall also include any amounts paid to a counterparty to a Contract listed on Schedule 4.17 in order to early terminate such Contract pursuant to Section 4.17 (Termination of Agreements). The Company shall provide Parent with a statement of the Third Party Expenses that would not be paid as of immediately prior to the Closing showing detail of all such Third Party Expenses incurred or expected to be incurred by or on behalf of the Company (including any such Third Party Expenses anticipated to be incurred by or on behalf of the Company after the Closing) not less than two (2) Business Days prior to the Closing Date in form reasonably satisfactory to Parent and certified as a true and correct good faith estimate as of the Closing by the Company’s Chief Executive Officer (the “Statement of Expenses”).

(b)    At the Closing, Parent shall pay, or cause to be paid, on behalf of the Company, to such account or accounts as the Company specifies to Parent in writing, the Third Party Expenses (solely to the extent not paid as of immediately prior to the Closing).

1.11    Contingent Consideration. As additional consideration for the Merger, Parent shall make the following payments to, or shall make the following payments to the Exchange Agent for further distribution to, the Company Stockholders, in Parent Common Stock or cash, as applicable as further set forth below, (each, a “Contingent Payment” and collectively, the “Contingent Consideration”) upon the occurrence of the applicable milestone event set forth below (each, a “Milestone Event”) in accordance with Section 1.11(d):

(a)    Regulatory Milestones. Upon the first occurrence of each respective regulatory milestone event (collectively, the “Regulatory Milestones”) set forth below regarding a Product, Parent shall pay the applicable Contingent Payment in accordance with Section 1.7(a) as set forth below:

(i)    The IND Milestone Consideration Amount upon IND Acceptance with respect to a Product (the “IND Milestone”).

(ii)    The Phase 2 Milestone Consideration Amount upon initiation (first patient, first dosing) of the first Phase 2 Clinical Trial of a Product (the “Phase 2 Milestone”).

(b) Sales Milestones. Upon the first occurrence of each respective sales milestone event set forth below (each, a “Sales Milestone” and collectively, the “Sales Milestones”) regarding any Product, Parent shall pay the applicable Contingent Payment in cash (except as set forth in Section 1.15) as set forth below:

Sales Milestones	Contingent Payment
Achievement of the first occurrence of aggregate worldwide Net Sales of all Products equal to $200 million during any fiscal year within ten (10) years following NDA Approval Date	$5,000,000
Achievement of cumulative aggregate worldwide Net Sales of all Products equal to $500 million within ten (10) years following the NDA Approval Date	$15,000,000
Achievement of cumulative aggregate worldwide Net Sales of all Products equal to $1 billion within ten (10) years following the NDA Approval Date	$30,000,000
Achievement of cumulative aggregate worldwide Net Sales of all Products equal to $3 billion within ten (10) years following the NDA Approval Date	$15,000,000
Achievement of cumulative aggregate worldwide Net Sales of all Products equal to $5 billion within ten (10) years following the NDA Approval Date	$15,000,000

(c)    Each of the Contingent Payments shall be payable one (1) time only. For the avoidance of doubt, (i) each of the Contingent Payments shall become payable upon the occurrence of the associated Milestone Event, irrespective of the order in which the Milestone Events occur relative to each other, and (ii) no amounts shall be due for subsequent or repeated achievements of any Milestone Event. In accordance with the foregoing, the maximum total Contingent Consideration payable by Parent under this Section 1.11 would be Eighty-Eight Million Dollars ($88,000,000) (payable in cash or Parent Common Stock as indicated above and calculated pursuant to the terms hereof).

(d)    Notice and Payment. No later than sixty (60) days after the IND Milestone Reference Date, in the case of the first occurrence of the IND Milestone, or sixty (60) days after the date of the first occurrence of the Phase 2 Milestone, Parent shall (i) provide written notice (a “Regulatory Milestone Statement”) to the Stockholder Representative of the occurrence of such Regulatory Milestone and (ii) subject to Article VI, pay, or cause to be paid, the corresponding Contingent Payment in accordance with Section 1.7(a). No later than ninety (90) days after the end of the Calendar Quarter in which a Sales Milestone first occurs, Parent shall (A) provide written notice to the Stockholder Representative of the occurrence of such Sales Milestone and (B) pay, or cause to be paid, the corresponding Contingent Payment in accordance with Section 1.7(a).

(e)    Achievement of Milestones. From and after the Closing until the payment by Parent of all Contingent Payments as required by this Agreement, Parent shall use Commercially Reasonable and Diligent Efforts to achieve each of the Milestone Events; provided that at any time, Parent may terminate the development of all Products prior to the occurrence of any or all Milestone Events if such termination is consistent with Commercially Reasonable and Diligent Efforts and in such event Parent shall provide notice to the Stockholder Representative ninety (90) days’ notice of Parent’s intent to terminate such development.

(f)    Net Sales Records. Parent shall keep books and records prepared in accordance with Parent’s accounting procedures and in accordance with GAAP, in each case consistently applied, and all relevant audit documentation (within the meaning of AS 1215 promulgated by the Public Company Accounting Oversight Board) for the purpose of calculating all Contingent Payments payable under this Section 1.11 in connection with Sales Milestones. Such books, records and audit documentation shall be kept at Parent’s principal place of business for a period of no less than three (3) years following the end of the Calendar Year to which they shall pertain, and shall be open for inspection on an annual basis by a mutually agreed upon independent certified accountant, at the Stockholder Representative’s expense, for the purpose of verifying the Sales Milestones payable hereunder, and Parent shall make the relevant personnel of Parent and its Affiliates reasonably available to such accountant for such purpose. Such accountant shall have agreed in writing to maintain all information learned in confidence, except as necessary to disclose to the Stockholder Representative any compliance or noncompliance by Parent with the terms of this Section 1.11, and shall have executed all customary release letters reasonably requested by Parent’s independent auditors.

(g)    Net Sales Disputes. If the Stockholder Representative believes that any Sales Milestone has been achieved, but Parent has not provided notice thereof pursuant to Section 1.11(d), then the Stockholder Representative shall promptly deliver written notice (a “Sales Dispute Notice”) thereof, in reasonable detail, to Parent. During the thirty (30) days following the delivery of a Sales Dispute Notice, Parent and the Stockholder Representative shall attempt in good faith to resolve any dispute as to the occurrence of any Sales Milestone. If the parties do not reach agreement with respect to any dispute relating to any such matter within thirty (30) days after a Sales Dispute Notice is delivered to Parent, the parties shall submit for determination all matters that remain in dispute and that were properly included in the Sales Dispute Notice to a nationally recognized independent accounting firm (the “Accounting Firm”). The Accounting Firm shall act as an expert in accounting and not as an arbitrator. The Accounting Firm shall be a nationally recognized independent public accounting firm as shall be agreed upon by the parties in writing or, if the parties are unable to so agree in writing within thirty (30) days, then Parent and the Stockholder Representative shall each select such a firm and such firms shall jointly select a third nationally recognized independent public accounting firm to serve as the Accounting Firm. The parties shall jointly instruct the Accounting Firm that it shall (i) review only the matters that were properly included in the Sales Dispute Notice and which remain in dispute, (ii) make its determination in accordance with the requirements of this Section 1.11 and (iii) render its written determination as promptly as practicable but in no event later than thirty (30) days after submission to the Accounting Firm of all matters in dispute. The Accounting Firm will be given reasonable access (including electronic access, to the extent available) to the relevant books, records and personnel of Parent and its Affiliates and all relevant audit documentation (within the meaning of AS 1215 promulgated by the Public Company Accounting Oversight Board) for the purpose of verifying, to the extent the calculations of such amounts are disputed in a Sales Dispute Notice, the Net Sales of any Product

during the applicable period. The Accounting Firm’s determination shall be accompanied by a certificate of the Accounting Firm that it reached its decision in accordance with the provisions of this Section 1.11. Each of Parent and the Stockholder Representative shall pay its own expenses in connection with the matters contemplated by this Section 1.11, and the fees, costs and expenses of the Accounting Firm shall be equally shared between Parent and the Stockholder Representative; provided, however, that if the Accounting Firm determines that its calculation of aggregate worldwide Net Sales of all Products with respect to a period in respect of which the Stockholder Representative has delivered a Sales Dispute Notice differs from Parent’s calculations of such Net Sales for the same period by more than ten percent (10%), then the fees, costs and expenses of the Accounting Firm shall be borne solely by Parent. Any determination rendered by the Accounting Firm shall be final and binding upon the parties, absent manifest mathematical error. All proceedings conducted by the Accounting Firm shall take place in New York, New York or such other location as is mutually agreed by Parent and the Stockholder Representative. Any underpayments of Contingent Payments in connection with a Sales Milestone shall be paid by Parent within thirty (30) days of notification of the results of such inspection. Any overpayments of Contingent Payments in connection with a Sales Milestone shall be fully creditable by Parent against any amounts subsequently payable by Parent pursuant to this Agreement.

(h)    Efforts Standard. Notwithstanding anything in this Agreement to the contrary, (i) there is no assurance that any Contingent Payments will become due hereunder, (ii) Parent has not promised or projected any amounts to be paid in respect of any Regulatory Milestones or Sales Milestones, and the Company Stockholders have not relied on any statements or information provided by Parent with respect to the potential sales or value of Products, (iii) Parent owes no fiduciary duty to the Company Stockholders, and the Company Stockholders hereby expressly waive any fiduciary duty of Parent to the Company Stockholders, and (iv) the parties intend the express provisions of this Agreement (including the definition of “Commercially Reasonable and Diligent Efforts” where such term is expressly applicable) to govern their contractual relationship and to supersede any standard of efforts or implied covenant of good faith and fair dealing that might otherwise be imposed by any court or other Governmental Authority.

(i)    Certain Defined Terms.

(i)    “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending March 31, June 30, September 30 and December 31.

(ii)    “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

(iii)    “Commercially Reasonable and Diligent Efforts” means that level of efforts which, consistent with the exercise of prudent scientific and business judgment, are comparable to those applied by similarly situated biopharmaceutical companies to other therapeutic products at a similar stage of development and with similar market or commercial potential, based on conditions then prevailing and taking into account, without limitation, issues of safety and efficacy, product profile, the proprietary position, the then-current competitive environment for such product and the likely timing of such product’s entry into the market, the regulatory environment and status of such product, and other relevant scientific, technical, commercial and compliance factors.

(iv)    “NDA” means a new drug application for a drug filed in accordance with 21 C.F.R. Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning the applicable drug which are necessary for FDA approval to market such drug in the United States, and any equivalent application submitted to any other health authority.

(v)    “NDA Approval Date” shall mean the date of approval of the relevant NDA for a Product.

(vi)    “Net Sales” shall mean with respect to any Product, the amount billed by Parent or an Affiliate of Parent or a (sub)licensee of Parent or an Affiliate of Parent (each, a “Selling Party”) for sales of such Product in arm’s length transactions to third parties, after deduction (if not already deducted in the amount invoiced) of the following items with respect to sales of such Product:

(A)    credits or allowances, if any are actually allowed and taken, on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Product returned in connection with recalls or withdrawals);

(B)    import taxes, export taxes, excise taxes (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48)), sales taxes, VAT, consumption taxes, duties or other Taxes levied on, absorbed determined and/or imposed with respect to such sales (excluding income or net profit taxes or franchise taxes of any kind), to the extent not reimbursed by a Third Party;

(C)    insurance, customs charges, freight, shipping and other transportation costs incurred in shipping Product to such Third Party, to the extent actually paid by the Selling Party and not reimbursed by a Third Party;

(D)    discounts (including trade, quantity and cash discounts) actually allowed, cash and non-cash coupons, retroactive price reductions, and charge-back payments and rebates granted to any Third Party (in each case including by or to Governmental Authorities or agencies (including regulatory authorities), purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations and other similar entities and institutions) (a “Discount”); provided, however, that where any such Discount is based on sales of a bundled set of products in which such Product is included, and in which the individual Discount for such Product is not itemized or otherwise determinable, the Discount shall be allocated to such Product on a pro rata basis based on the sales value (i.e., the unit average selling price multiplied by the unit volume) of such Product relative to the sales value contributed by the other constituent products in the relevant bundled set, with respect to such sale;

(E)    amounts written off by reason of uncollectible debt; and

(F)    rebates (or their equivalent), administrative fees, chargebacks and retroactive price adjustments and any other similar allowances granted to third parties (including to Governmental Authorities, purchasers, reimbursers, customers, distributors, wholesalers, and managed care organizations (and other similar entities and institutions)) which effectively reduce the selling price or gross sales of such Product.

Net Sales and all of the foregoing deductions from the gross invoiced sales prices of a Product shall be determined in accordance with the Selling Party’s standard accounting procedures and in accordance with GAAP or IFRS, in each case, consistently applied.

For clarity, and notwithstanding anything contained herein, (A) Net Sales shall not include any payments between or among Parent and any Selling Party, (B) Net Sales shall not include any amounts or other consideration received by Parent or any of its Affiliates from a Third Party in consideration for entering into any Contract with any licensee or the grant of any license (including any sublicense) or other rights thereunder (including the right to co-promote or co-market or any other right to market or otherwise commercialize a Product) to such Third Party and/or any of its Affiliates, and (C) sales by a Selling Party of a Product to a Third Party distributor or wholesaler shall be considered a sale to a Third Party customer and shall be included in Net Sales but any subsequent sale by a licensee or any such Third Party distributor or wholesaler to a Third Party customer shall not be included in Net Sales.

Notwithstanding anything contained herein, sales or other transfers of Product to any Third Party in connection with clinical and non-clinical research and trials, Product samples, compassionate sales or use, or an indigent program or similar bona fide arrangements in which Parent or any of its Affiliates or any of its or their distributors, wholesalers or licensees agree to forego a normal profit margin for good faith business reasons shall not be included in Net Sales except to the extent that Parent or any of its Affiliates or licensees invoices or receives amounts therefor.

Net Sales of any Combination Product for the purpose of calculating milestones or royalties due under this Agreement shall be determined on a country-by-country basis for a given accounting period as follows: first, Parent shall determine the actual Net Sales of such Combination Product (using the above provisions), and then: such Net Sales amount for the Combination Product shall be multiplied by the fraction A/(A+B), where “A” is the net selling price in such country of a product containing only the Product contained in such Combination Product, if sold separately for the same dosage as contained in such Combination Product, and “B” is the net selling price in such country of any other active ingredients in the combination if sold separately for the same dosage as contained in such Combination Product. All net selling prices of the elements of such end-user product or service shall be calculated as the average net selling price of the said elements during the applicable accounting period for which the Net Sales are being calculated. In the event that, in any country, no separate sale of either such above-designated product (containing only such Product and no other active ingredients) or any one or more of the active ingredients included in such product are made during the accounting period in which the sale was made or if net selling price for an active ingredient, cannot be determined for an accounting period, Net Sales allocable to such Product in each such country shall be determined by Parent in good faith prior to the end of the accounting period in question based on an equitable method of determining same that takes into account, on a country-by-country basis, all relevant factors (including variations in potency, the relative contribution of each active ingredient in the combination, and relative value to the end user of each active ingredient).

1.12    Allocation Schedules; Payments of Future Payments.

(a)    Attached as Schedule 1.12(a) is a schedule in a form acceptable to Parent (the “Preliminary Allocation Schedule”) showing as of the date hereof:

(i)    With respect to each Company Stockholder, (i) such Person’s name, electronic address, domicile address, in each case, as reflected in the records of the Company; (ii) the number, class and series of Company Capital Stock held by such Person; (iii) the respective certificate number(s) representing such shares; (iv) respective date(s) of acquisition of such shares; (v) the portion of the Total Closing Consideration Amount to be paid to such Person at the Closing in respect of such shares; (vi) the amount estimated to be paid to such Company Stockholder pursuant to Section 1.7(a); (vii) whether the Company reasonably believes that such Company Stockholder is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act; (viii) any portion of any Future Payments attributable to such Company Stockholder; (ix) such Company Stockholder’s Indemnity Pro Rata Share expressed as a percentage; (x) any amount required to be withheld, (xi) the identification of any shares that were eligible for an election under Section 83(b) of the Code, including the date of issuance of such shares, and, to the Knowledge of the Company, whether such election under Section 83(b) of the Code was timely made and (xii) such other relevant information that Parent or the Exchange Agent may reasonably require.

(b)    No later than two (2) Business Days prior to the expected Closing Date, the Company shall deliver to Parent a final schedule (the “Final Allocation Schedule”), in the form of the Preliminary Allocation Schedule, showing as of the Closing Date the information set forth in Section 1.12(a)(i). Such Final Allocation Schedule shall be certified as complete, true and correct as of the Closing Date by the Chief Executive Officer of the Company.

(c)    Parent shall, or shall cause the Exchange Agent to, make all payments constituting Aggregate Consideration to the applicable Company Stockholders in accordance with Section 1.7(a), the Final Allocation Schedule and the Letters of Transmittal.

(d)    The portion of any Future Payment payable in respect of Company Capital Stock shall be paid by Parent or the Surviving Entity to, or shall be paid by Parent or the Surviving Entity to the Exchange Agent for the benefit of, the holders thereof in accordance with Section 1.7(a), the Final Allocation Schedule and the Letters of Transmittal. The Stockholder Representative shall, prior to any disbursement of funds for the benefit of Company Stockholders pursuant to this Section 1.12(d), deliver to Parent a certificate in respect of such disbursement certifying that the respective amounts proposed to be disbursed are in accordance with the Stockholder Representative’s own calculations made in accordance with Section 1.7(a) and the Final Allocation Schedule (each, a “Post-Closing Distribution Certificate”).

(e)    The parties understand and agree that (i) the Company Stockholders have no rights as a security holder of the Surviving Entity or Parent as a result of their right to receive the Future Payments, (ii) without limiting the generality of this Section 1.12, no right to receive any Future Payment may be assigned or otherwise transferred without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) and any purported assignment or transfer in the absence of such consent shall be null and void ab initio (provided, however, that any Company Stockholder that is a venture capital or private equity fund may assign any rights to receive Future Payments to an Affiliate thereof), and (iii) no interest is payable as additional consideration with respect to any of the Future Payments.

1.13    Exchange Mechanics.

(a) Parent, Continental Stock Transfer & Trust Company or any other institution selected by Parent may serve as the exchange agent (the “Exchange Agent”) for the Merger.

(b)    Exchange Procedures. Subject to the conditions set forth in this Agreement:

(i) As soon as commercially practicable after the First Effective Time, but in no event later than three (3) Business Days thereafter, Parent shall or shall cause the Exchange Agent to mail or otherwise deliver to each Company Stockholder a letter of transmittal in substantially the form attached hereto as Exhibit E (the “Stockholder Letter of Transmittal”) to the address set forth opposite such holder’s name on the Final Allocation Schedule. After receipt from a Company Stockholder of a duly completed and executed (A) Stockholder Letter of Transmittal, (B) an IRS Form W-9 or W-8 (as applicable), (C) if applicable, an affidavit of loss as contemplated by Section 1.13(g), (D) if not previously received by Parent, a lock-up agreement in the form of Exhibit F (the “Lock-Up Agreement”) and a Joinder and Waiver Agreement (each of the foregoing, collectively, the “Exchange Documents”) and (E) properly surrendered certificates representing such Company Stockholder’s shares of Company Capital Stock (collectively, the “Company Stock Certificates”), the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor, and the Parent shall pay and/or issue, or cause to be paid and/or issued, cash and Parent Common Stock, as applicable, in an amount equal to the Total Closing Consideration Amount payable in respect of the shares of Company Capital Stock represented by such Company Stock Certificate, if any, and any as reflected in the Final Allocation Schedule attached to the Closing Consideration Certificate, and such share’s allocation of all Future Payments that may become or have become payable pursuant to the terms of this Agreement.

(ii)    The Company Stock Certificates so surrendered shall be canceled. Until so surrendered, after the First Effective Time, subject to appraisal rights under the DGCL and, if applicable, dissenters’ rights under the CCC, each Company Stock Certificate will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the consideration provided for in this Article I. No portion of the Aggregate Consideration shall be paid to any Company Stockholder that has not surrendered his, her or its Company Stock Certificate until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and the Exchange Documents pursuant hereto.

(c)    Legend on Share Certificates. All shares of Parent Common Stock issued pursuant to this Section 1.13 shall bear a legend (and Parent will make a notation on its transfer books to such effect) prominently printed thereon or the substance of which will otherwise be reflected on the books and records of the transfer agent for Parent Common Stock with respect to book-entry shares, in each case reading substantially as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, OTHER THAN PURSUANT TO REGISTRATION UNDER SUCH ACT OR IN CONFORMITY WITH THE LIMITATIONS OF RULE 144 OR OTHER EXEMPTION AS THEN IN EFFECT, WITHOUT FIRST OBTAINING, IF REASONABLY REQUIRED BY THE COMPANY, (I) A WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, WHICH MAY BE COUNSEL TO THE COMPANY, TO THE EFFECT THAT THE CONTEMPLATED SALE OR OTHER DISPOSITION WILL NOT BE IN VIOLATION OF SAID ACT, OR (II) A ‘NO-ACTION’ OR INTERPRETATIVE LETTER FROM THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH STAFF WILL TAKE NO ACTION IN RESPECT OF THE CONTEMPLATED SALE OR OTHER DISPOSITION.”

In the event that any shares of Parent Common Stock issued or issuable hereunder shall cease to be Restricted Shares, Parent shall, upon the written request of the holder thereof, cause such legends to be removed in connection with any resale of such shares of Parent Common Stock that is made in compliance with, or pursuant to a valid exemption from, the registration provisions of the Securities Act. For purposes of the foregoing, “Restricted Shares” means all shares of Parent Common Stock issuable hereunder other than shares of Parent Common Stock (i) the offer and sale of which have been registered under a registration statement pursuant to the Securities Act and sold thereunder, (ii) with respect to which a sale or other disposition has been made in reliance on and in accordance with Rule 144 or Rule 145 (or any successor provisions or other exemptions) under the Securities Act, or (iii) with respect to which the holder thereof shall have delivered to Parent either (A) an opinion of counsel in form and substance reasonably satisfactory to Parent, delivered by counsel reasonably satisfactory to Parent, or (B) a “no action” letter from the SEC, in either case to the effect that subsequent transfers of such shares of Parent Common Stock may be effected without registration under the Securities Act.

(d)    Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the First Effective Time with respect to shares of Parent Common Stock issued in connection with the payment of the Total Closing Consideration Amount shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of such Company Stock Certificate has surrendered such Company Stock Certificate in accordance with this

Section 1.13 (or otherwise complied with Section 1.13(g) with respect to any such Company Stock Certificate that is sworn to be lost, stolen or destroyed). For the avoidance of doubt, any such dividends and/or other distributions shall be paid to such holder upon the surrender of such Company Stock Certificate (otherwise in compliance with Section 1.13(g)) in accordance with this Section 1.13.

(e)    Return of the Closing Consideration. Any amount deposited with the Exchange Agent that remains undistributed to the Company Stockholders twelve (12) months after the First Effective Time shall be delivered to Parent (subject to abandoned property, escheat or similar Law), upon demand, and any Company Stockholder who is entitled to such amount under this Section 1.13 shall (subject to Section 1.13(h)) be entitled to seek payment of such amount from Parent only as a general creditor thereof.

(f)    No Further Rights in the Company Capital Stock.    All consideration paid following the surrender for exchange of Company Stock Certificates evidencing shares of Company Capital Stock (including any Future Payments payable with respect thereto) in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Capital Stock, and from and after the First Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Capital Stock which were outstanding as of immediately prior to the First Effective Time. If, after the First Effective Time, Company Stock Certificates are presented to Parent, the Surviving Entity or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I, subject to Section 1.13(h).

(g)    Lost Certificates or Documentation. If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate or documents to be lost, stolen or destroyed and, if required by the Exchange Agent or Parent, an agreement by such Person to indemnify Parent against any claim that may be made against it with respect to such Company Stock Certificate or documents, the Exchange Agent or the Surviving Entity, as applicable, shall issue in exchange for such lost, stolen or destroyed Company Stock Certificate or document, the applicable portion of the Aggregate Consideration to which such Person is entitled pursuant to the provisions of Section 1.7. For the avoidance of doubt, no such Person shall be required to post a bond or pay any administrative fee in connection with such affidavit.

(h) No Liability. Notwithstanding anything to the contrary in this Section 1.13, none of Parent, the Exchange Agent, the Surviving Entity or any other party hereto shall be liable to any Company Stockholder for any amount paid to a public official pursuant to any abandoned property, escheat or similar law.

(i)    No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock shall be issued in exchange for any Company Capital Stock, and no holder of any of the foregoing shall be entitled to receive a fractional share of Parent Common Stock. In the event that any Company Stockholder would otherwise be entitled to receive a fractional share of Parent Common Stock (after aggregating all shares and fractional shares of Parent Common Stock issuable to such holder), then such holder shall be paid an amount in Dollars (without interest) determined by multiplying (i) the Parent

Average Closing Price, the IND Parent Common Stock Price, the Phase 2 Parent Common Stock Price or the relevant Sales Milestone Parent Common Stock Price, as otherwise applicable in calculating such payment, by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled, in which case Parent shall pay or cause to be paid to such Company Stockholder the amount of cash represented by such payments. The parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained for consideration but represents merely a mechanical rounding off for purposes of simplifying the problems that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.

(j)    Certain Adjustments. All per share amounts payable to the Company Stockholders pursuant to this Article I shall be adjusted, as applicable and appropriate, to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock), reorganization, recapitalization or other like change with respect to Company Capital Stock occurring (or for which a record date is established) after the date of this Agreement and prior to the First Effective Time.

1.14 Notices.

(a)    The Company shall use its best efforts to secure, immediately after the execution and delivery of this Agreement (but no later than twenty-four (24) hours thereafter), the delivery of the Stockholder Consent, which shall constitute all requisite approvals by any Company Stockholders of this Agreement, the Merger, the Charter Amendment, and the other transactions contemplated hereby.

(b)    Promptly, but in no event later than ten (10) Business Days after the date of the Stockholder Consent, the Company shall deliver notice to all holders of the Company Capital Stock of the approval by the requisite number of Company Stockholders of this Agreement, the Merger and the other transactions contemplated hereby, pursuant to and in accordance with the applicable provisions of the DGCL, including Section 228(e), and the Charter Documents (the “Stockholder Notices”).

(c)    Promptly, but in no event later than ten (10) Business Days after the date of the Stockholder Consent, the Company shall provide to each Company Stockholder whose consent was not obtained a copy of the notice required pursuant to Section 262 of the DGCL and a copy of the notice required pursuant to Chapter 13 of the CCC informing such holder that appraisal rights and, if applicable, dissenters’ rights are available for his, her or its shares of Company Capital Stock pursuant to Section 262 of the DGCL and, if applicable, Chapter 13 of the CCC along with such other information as required by Section 262 of the DGCL, Chapter 13 of the CCC and applicable Law (collectively, the “Section 262 Notice”).

(d)    Without limiting the rights and remedies of Parent or any of the other Indemnified Parties, the Stockholder Notices and the Section 262 Notice, including any amendments or supplements thereto, shall be subject to review and reasonable approval by Parent.

(e)    Each party shall provide to the other any information for inclusion in the preparation of the Stockholder Consent, the Stockholder Notices or Section 262 Notices that may be required by law and that is reasonably requested by any other party.

1.15    Form of Consideration; Nasdaq Matters; Reorganization. Notwithstanding anything herein to the contrary:

(a) Subject to Section 1.15(c), as, when and if such amounts become payable hereunder, the Total Closing Consideration Amount, any Positive Adjustment Amount, the IND Milestone Consideration Amount and the Phase 2 Milestone Consideration Amount shall be paid to each applicable Company Stockholder in accordance with Section 1.7(a) in the form of a number of shares of Parent Common Stock, calculated as follows:

(i)    With respect to the Total Closing Consideration Amount and any Positive Adjustment Amount, the quotient of (x) the aggregate amount of the Total Closing Consideration Amount and any Positive Adjustment Amount payable to such Company Stockholder, divided by (y) the Parent Average Closing Price;

(ii)    With respect to the IND Milestone Consideration Amount, the quotient of (x) the amount of the IND Milestone Consideration Amount payable to such Company Stockholder, divided by (y) the IND Parent Common Stock Price; and

(iii)    With respect to the Phase 2 Milestone Consideration Amount, the quotient of (x) the amount of the Phase 2 Milestone Consideration Amount payable to such Company Stockholder, divided by (y) the Phase 2 Parent Common Stock Price.

(b)    As, when and if such amounts become payable hereunder, the applicable Contingent Payment as set forth in Section 1.11(b) in respect of each achieved Sales Milestone shall be paid to each applicable Company Stockholder in accordance with Section 1.7(a) in the form of cash; provided, however, that if (i) the payment of any such Contingent Payment entirely in the form of cash would cause the Tax-Free Ratio Condition to fail and (ii) the operation of this proviso would not cause a Share Shortfall, then a number of shares of Parent Common Stock shall be substituted for such cash solely to the extent and in the amount necessary to avoid such failure, using the average of the closing prices of Parent Common Stock as reported on the Nasdaq Global Market for the twenty (20) consecutive trading days prior to the achievement of the applicable Sales Milestone (in each case, the applicable “Sales Milestone Parent Common Stock Price”). As used in this Section 1.15(b), “Tax-Free Ratio Condition” shall mean that the aggregate value of the shares of Parent Common Stock paid to Company Stockholders in connection with the Merger (including, to the extent paid hereunder, any Future Payments) represents at least 41% of the Aggregate Consideration paid to Company Stockholders in respect of their Company Capital Stock in the Merger (calculated (A) using (x) with respect to the Total Closing Consideration Amount, the average of the high and low trading prices of Parent Common Stock as reported on the Nasdaq Global Market for the Closing Date, (y) with respect to any Positive Adjustment Amount, the average of the high and low trading prices of Parent Common Stock as reported on the Nasdaq Global Market for the date any amount of such Positive Adjustment Amount is paid, and (z) with respect to any Contingent Payment, the average of the high and low trading prices of Parent Common Stock as reported on the Nasdaq

Global Market for the date any amount of such Contingent Payment is paid, (B) disregarding any portion of the Aggregate Consideration treated as imputed interest under the Code or applicable Treasury Regulations and (C) taking into account (w) the Expense Fund Amount, (x) amounts paid in respect of Dissenting Shares, and (y) a discount for the trading and transfer restrictions applicable to any Parent Common Stock issued as a portion of the Aggregate Consideration hereunder as determined by and set forth in a report prepared by a third party valuation firm mutually agreed by Parent and the Stockholder Representative).

(c)    Notwithstanding anything herein to the contrary, including the provisions of Section 1.11, in the event Parent does not obtain the Parent Stockholder Approval prior to the date any Contingent Consideration becomes payable to the Company Stockholders pursuant to Section 1.11 that would result in an issuance of Parent Common Stock in excess of the Nasdaq Share Issuance Cap, Parent shall issue the maximum number of shares of Parent Common Stock that, when combined with the total number of shares of Parent Common Stock issued hereunder prior to such date, would not exceed the Nasdaq Share Issuance Cap. In connection with any Share Shortfall that results from the operation of the foregoing sentence, the value of such Share Shortfall will instead be payable to the Company Stockholders in the form of cash (the “Cash Replacement Milestone Payment”) in an amount equal to the product of (i) the Share Shortfall, multiplied by (ii) the average of the closing prices of Parent Common Stock as reported on the Nasdaq Global Market for the twenty (20) consecutive trading days prior to the occurrence of the applicable Milestone Event.

1.16 Expense Fund. At the Closing, the Company shall deposit cash in an amount equal to the Expense Fund Amount into an account designated by the Stockholder Representative (the “Expense Fund”). Such amount shall be deemed a Third Party Expense. The Expense Fund shall be used to fund any expenses incurred by the Stockholder Representative in the performance of its duties and obligations hereunder. The Expense Fund will be held by the Stockholder Representative until such time as the Stockholder Representative determines, in its sole discretion, that the Company Stockholders shall have no further expenses to be incurred in connection with the Transactions. The Expense Fund shall be held by the Stockholder Representative as agent and for the benefit of the Company Stockholders in a segregated client bank account. The Stockholder Representative will hold these funds separate from its personal funds, will not use these funds for its operating expenses or any other personal purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Company Stockholders shall not receive interest or other earnings on the Expense Fund and the Expense Fund shall be deposited into a non-interest bearing account. The Company Stockholders acknowledge that the Stockholder Representative is not providing any investment supervision, recommendations or advice. The Stockholder Representative shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. At such time as the Stockholder Representative determines to release the Expense Fund, the Stockholder Representative shall deliver the balance of the Expense Fund to Parent or the Exchange Agent for distribution to the Company Stockholders, with each Company Stockholder receiving its allocation of such balance in accordance with this Agreement as follows: (i) if the Aggregate Company Preferred Stock Preference Amount has not yet been satisfied, as additional Preferred Consideration pursuant to clause (i) of the definition thereof, with such changes as are necessary to reflect that such payment shall be made in the form of cash, and (ii) if the Aggregate Company Preferred Stock

Preference Amount has been satisfied, as additional Common Consideration, with such changes as are necessary to reflect that such payment shall be made in the form of cash (provided, for the avoidance of doubt, that in no event shall the holders of Company Preferred Stock receive in the aggregate an amount of Aggregate Consideration in excess of the Aggregate Company Preferred Stock Preference Amount pursuant to this sentence). For applicable Tax purposes, the Expense Fund shall be treated as having been received and voluntary set aside by the Company Stockholders at the time of the Closing.

1.17    Withholding Taxes. The Company, Parent, the Surviving Entity, and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as are required to be deducted or withheld therefrom under any applicable provision of the U.S. federal, state, local or foreign Tax law and to request any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information. To the extent such amounts are so deducted or withheld and paid to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.18    Tax Consequences. The First Merger and the Second Merger taken together are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) (the “Intended Tax Treatment”). The parties to this Agreement shall prepare all Tax Returns, and take actions in the course of any Tax audit, Tax review or Tax litigation relating thereto, consistent with the foregoing intended Tax treatment unless (a) there is a contrary assessment or determination made by a Tax Authority upon audit or (b) there is a Reporting Exception Event. For purposes of this Agreement, a “Reporting Exception Event” means any of the following: (i) a change in Law after the date of this Agreement, (ii) any inaccuracy in or breach of any representation or warranty of the Company contained in Section 2.27(q), (iii) payment of consideration pursuant to this Agreement in a manner inconsistent with Section 1.15 or (iv) modification of this Agreement described in Treasury Regulations Section 1.368-1(e)(2)(ii)(B), in each case, that Parent reasonably determines, after consultation with (A) its nationally recognized Tax advisors and (B) the Company, before the Closing, or the Stockholder Representative, after the Closing, does not permit Parent or the Company to file a Tax Return or otherwise take a Tax position consistent with the Intended Tax Treatment. Notwithstanding the foregoing, except for Parent’s representations in this Section 1.18 and in Article III, Parent makes no representations or warranties to any holders of any Company Capital Stock regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any such holder of this Agreement, the Merger or any of the other transactions contemplated hereby. The Company acknowledges that the Company and the Company Stockholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

1.19    Taking of Necessary Action; Further Action. If at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, then the officers and directors of the Surviving Entity, Parent and the Merger Subs are fully authorized to take, and will take, all such lawful and necessary actions.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each of Parent and the Merger Subs, subject to such exceptions as are set forth in the disclosure schedules dated as of the Agreement Date, which shall be signed by the Company and shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article II and delivered herewith to Parent (the “Company Disclosure Schedule”), as follows:

2.1    Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction listed on Schedule 2.1(a) and in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company has made available to Parent a true and correct copy of the Company Certificate of Incorporation, as amended to date, and bylaws, as amended to date, each of which is in full force and effect on the date hereof (collectively, the “Charter Documents”). The Company is not in violation of the Charter Documents. Schedule 2.1(b) lists every state or foreign jurisdiction in which the Company has facilities, maintains an office or has current employees.

2.2 Authority.

(a)    The Company has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which the Company is or will be a party and to consummate the Transactions. The Company Board has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and the Company Stockholders, (ii) approved this Agreement and the Related Agreements to which the Company is or will be a party and the Transactions, including the Merger, (iii) recommended that the Company Stockholders adopt and approve this Agreement and the Transactions, including the Merger, and (iv) adopted a resolution setting forth the Charter Amendment, declared its advisability and recommended that the Company Stockholders adopt and approve the Charter Amendment (the “Board Approvals”). The execution, delivery and performance by the Company of this Agreement and the Related Agreements to which it is or will be a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the this Agreement and the Related Agreements to which it is or will be a party and the Transactions, subject only to the approval of this Agreement and the Merger by the holders of a majority of the votes represented by the Company Capital Stock entitled to vote on this Agreement and the

Merger, voting together as a single class, the holders of a majority of the outstanding Company Preferred Stock, voting together as a single class, and the holders of a majority of the outstanding Company Common Stock, voting together as a single class. The Board Approvals have not been revoked, rescinded or amended. The Company Board has complied in all respects with its fiduciary duties under the DGCL in connection with the Transactions.

(b)    This Agreement has been, and each of the Related Agreements to which the Company is or will be a party will be at the Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), this Agreement constitutes, and in the case of such Related Agreements they will at the Closing constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (collectively, the “Bankruptcy Exceptions”); provided, however, that the Certificates of Merger will not be effective until filed with the Secretary of State of the State of Delaware.

2.3    No Conflict. Except as set forth on Schedule 2.3, the execution and delivery by the Company of this Agreement and each other Transaction Agreement to which the Company is or will be a party, and the consummation of the Transactions, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of any benefit under, or result in the creation of any Lien upon any of the Company’s properties or assets (tangible or intangible) under, or require any notice, consent or waiver under (i) any provision of the Charter Documents or other organizational documents of the Company, (ii) any Company Material Contract, (iii) any Company Authorization or (iv) any Law applicable to the Company or any of their respective properties or assets (whether tangible or intangible). Following the closing of the Transactions contemplated hereby, the Company will continue to be permitted to exercise all of its rights under the Company Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

2.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Authority, is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and the Related Agreements to which the Company is a party or the consummation of the Transactions, except for the filing of the Certificates of Merger as provided in Section 1.2.

2.5    Subsidiaries. The Company does not have any subsidiaries or any other direct or indirect ownership interest in any corporation, limited liability company, joint venture, partnership, trust, non-corporate business enterprise or other Person and does not directly or indirectly own any Capital Stock in any other Person.

2.6    Company Capital Structure.

(a)    The authorized capital stock of the Company consists of: 1,400,000 Company Common Stock, of which 1,230,380 shares are issued and outstanding as of the Agreement Date and 10,800 Company Preferred Shares, of which 9,694 shares are issued and outstanding as of the Agreement Date. The outstanding Company Capital Stock, as of the Agreement Date, including all shares subject to the Company’s right of repurchase, are held of record and beneficially by the Persons with the addresses on record with the Company and in the amounts set forth on Schedule 2.6(a). All outstanding Company Capital Stock (i) have been duly authorized and validly issued and are fully paid, non-assessable and, except for the Company Preferred Stock, not subject to preemptive rights or similar rights created by statute, the Charter Documents or any Contract to which the Company is a party or by which the Company is bound, and (ii) have been offered, sold, issued and delivered by the Company in compliance with all applicable Laws, including federal and state securities Laws. Except as set forth on Schedule 2.6(a), there are no declared or accrued but unpaid dividends with respect to any Company Capital Stock. There is no Company Capital Stock held in the treasury of the Company.

(b)    (i) Except for the Company’s 2011 Stock Incentive Plan, as amended (the “Company Equity Incentive Plan”), the Company has never adopted, sponsored or maintained any stock option plan or any other plan providing for issuance of equity to any Person. The Company Equity Incentive Plan has been duly authorized, approved and adopted by the Company Board and the Company Stockholders and is in full force and effect. The Company has reserved for issuance to Company Personnel 19,620 shares of Company Common Stock under the Company Equity Incentive Plan, of which, as of the Agreement Date, (i) no shares of Company Common Stock are issuable upon the exercise of outstanding unexercised Company Options, (ii) no shares of Company Common Stock are available for grant but have not yet been granted, and (iii) 19,620 shares of Company Common Stock are issued and outstanding as Company Restricted Stock. All outstanding Company Restricted Stock has been offered, issued and delivered by the Company in compliance with all applicable Laws and in compliance with the terms and conditions of the Company Equity Incentive Plan. Schedule 2.6(b) sets forth for each outstanding share of Company Restricted Stock, the name of the holder of such Company Restricted Stock, the domicile address of such holder on record with the Company, an indication of whether such holder is a current consultant, director or employee of the Company (and if not a current consultant, director or employee of the Company, the Final Allocation Schedule will indicate the date of Termination (as defined in the Company Equity Incentive Plan) of such holder), the date of grant or issuance of such Company Restricted Stock, the number of shares of Company Common Stock subject to such restricted stock grant, the vesting schedule for such Company Restricted Stock, including the extent to which such Company Restricted Stock is vested as of the Agreement Date and whether and to what extent the vesting of such Company Restricted Stock will be accelerated and become vested as a result of the Merger.

(ii)    Except for the Company Restricted Stock set forth on Schedule 2.6(b), there are no outstanding subscriptions, options, calls, warrants or any other rights, whether or not currently exercisable, to acquire any Company Common Stock or that are or may become convertible into or exchangeable for any Company Common Stock or Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Capital Stock or other equity ownership interest or obligating the

Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. The Company has made available to Parent in the Data Room complete and accurate copies of the Company Equity Incentive Plan and copies of all Contracts evidencing Company Restricted Stock grants.

(c)    Except as set forth on Schedule 2.6(c), there are no (i) voting trusts, proxies, or other Contracts or understandings with respect to the voting of any stock of the Company to which the Company is a party, by which the Company is bound, or of which the Company has Knowledge, or (ii) Contracts or understandings to which the Company is a party, by which the Company is bound, or of which the Company has Knowledge relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Capital Stock. The Company Stockholders have been or will be properly given, or shall have properly waived, any required notice of the Merger under such Contracts and understandings prior to the Merger.

2.7    Company Financial Statements and Internal Controls. Schedule 2.7(a) sets forth (i) the unaudited balance sheets and the related unaudited statements of operations, stockholders equity (deficit) and cash flows of the Company for the fiscal years ended December 31, 2016 and December 31, 2017, (ii) the unaudited balance sheet and the related unaudited statement of operations, stockholders equity (deficit) and cash flows of the Company for the fiscal year ended December 31, 2018 (the balance sheet included therein at December 31, 2018 being the “Company Balance Sheet”, and December 31, 2018 being the “Balance Sheet Date”), and (iii) the unaudited balance sheet of the Company as of July 8, 2019, which balance sheet is the most recently prepared unaudited balance sheet of the Company as of the date hereof, and the related unaudited statements of operations and cash flows of the Company for the five-month period then ended (together with the financial statements referred to in items (i) and (ii), the “Company Financial Statements”). The Company Financial Statements (i) have been prepared in accordance with generally accepted accounting principles effective in the United States (“GAAP”) applied on a basis consistent throughout the periods indicated and consistent with each other, except for the absence of footnotes, and (ii) fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of the dates and during the periods indicated therein, consistent with the books and records of the Company, except that the unaudited interim financial statements are subject to normal year-end adjustments, which are not in the aggregate material in amount or significance.

2.8    No Undisclosed Liabilities. Except (a) as may be disclosed in the Company Disclosure Schedule or in the Company Financial Statements, (b) for liabilities incurred in the ordinary course of business after December 31, 2018 which are not individually or in the aggregate material, (c) liabilities contemplated by this Agreement, incurred in connection with the Transactions, and (d) for liabilities arising under Company Contracts in accordance with their terms other than the payment of liquidated damages or arising as a result of a default or breach thereof, the Company has no material liabilities of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, that would be required to be reflected in or reserved against or otherwise described in financial statements prepared in accordance with GAAP or the notes thereto.

2.9    Absence of Certain Changes.

(a) Except as expressly contemplated by this Agreement, since December 31, 2018, the Company has conducted its business in the ordinary course in all material respects and in a manner consistent in all material respects with prior practice and there has not been any change, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate, has had, or would reasonably be expected to have a Material Adverse Effect with respect to the Company.

(b)    Since December 31, 2018 there has not been any other action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement.

2.10    Restrictions on Business Activities. Except as set forth on Schedule 2.10, there is no Company Contract (non-competition or other) or Order to which the Company is a party or subject or which is otherwise binding upon the Company or any of its property, that has had or would reasonably be expected to have the effect of prohibiting, impairing or limiting any business or business practice of the Company, any acquisition of property by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person, in each case in any material respect whether arising as a result of a change in control of the Company or otherwise.

2.11 Real Property; Leases.

(a)    The Company does not own any real property.

(b)    Schedule 2.11(b) sets forth a complete and accurate list of all real property leased or subleased by the Company (collectively “Leases”) and the location of the premises. Neither the Company nor, to the Company’s Knowledge, any other party to any Lease is in material default under any of the Leases. The Company does not lease or sublease any real property to any person. The Company has made available to Parent complete and accurate copies of all Leases. Each Lease is in full force and effect with respect to the Company, as applicable, and, to the Company’s Knowledge, with respect to each other party thereto, and is valid, binding and enforceable against the Company in accordance with its terms, subject to the Bankruptcy Exceptions.

2.12    Assets; Absence of Liens. Except as would not reasonably be, individually or in the aggregate, material to the Company, the Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, free and clear of any Liens, except Liens for Taxes not yet due and payable.

2.13    Intellectual Property.

(a)    Schedule 2.13(a) sets forth a complete and correct list of all (i) Patents, (ii) registered Trademarks (and Trademarks for which applications for registration have been filed), (iii) domain name registrations and social media handles, and (iv) registered Copyrights (or Copyrights for which applications for registration have been filed), in each case owned or licensed by the Company or otherwise included in the Company Intellectual Property (collectively, “Registered Intellectual Property”), setting forth in each case and to the extent applicable the jurisdictions in which such Registered Intellectual Property has been issued, or applications have been filed, the name of the current title owner (including any co-owner) thereof, the application in registration number, the filing date, the date of registration and the status of issuance, application or registration of such Registered Intellectual Property. The Company Intellectual Property has not been misused, withdrawn, cancelled or abandoned.

(b)    The Company has not received any written notice challenging or threatening to challenge the right, title or interest of the Company in, to or under the Company Intellectual Property, or the validity, enforceability or claim construction, as applicable, of any issued or granted patents in the Company Intellectual Property or any issued or granted patents in the Third Party Intellectual Property exclusively licensed to the Company.

(c)    To the Company’s Knowledge, the conduct of the business of the Company with respect to the Company Intellectual Property is not and has not been infringing, misappropriating or otherwise violating, and (when conducted in substantially the same manner as currently conducted or as planned, immediately prior to the date hereof, by the Company to be conducted after the date hereof by the Company) will not infringe, misappropriate or otherwise violate, the rights of any Person in any Intellectual Property. For purposes of this Section 2.13(c), “infringing” includes infringement directly, contributorily, or by inducement as determined under 35 U.S.C. 271. Without limiting the generality of the foregoing:

(i)    no infringement or misappropriation claim, action or proceeding is pending or has been threatened to the Knowledge of Company against the Company, or, to the Knowledge of the Company, against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim, action or proceeding; and

(ii)    the Company has not received any written notice or other communication (in writing or otherwise) of any claim, demand, threat, assertion or complaint from any Person asserting any actual, alleged or suspected infringement, misappropriation or violation by the Company, or any Company Personnel, of any rights in Intellectual Property of any Person, including any letter or other communication suggesting or offering that the Company obtain a license under any Intellectual Property of another Person.

(d)    The Company is the sole and exclusive owner of all right, title and interest to, or has exclusive or non-exclusive rights to use pursuant to a written license agreement set forth in Schedule 2.13(d), all the Company Intellectual Property, free and clear of all Liens (other than pursuant to licenses set forth on Schedule 2.13(d)). Without limiting the generality of the foregoing:

(i)    except for the recordation of the Patent Assignment, all documents and instruments necessary to establish, perfect and maintain the rights of the Company in any Registered Intellectual Property, have been validly executed, delivered, filed and/or recorded in a timely manner with the appropriate Governmental Authority;

(ii)    the Company has not divulged, furnished to or made accessible any of its Know-How that relate to any Company Intellectual Property to any Person who is not subject to a written agreement to maintain the confidentiality of such Know-How; and

(iii)    no Company Personnel is subject to any contract with any Third Party that requires such Company Personnel to assign any interest in Company Intellectual Property to such Third Party.

(e)    Following execution of certain Related Agreements, all issued or granted patents in the Registered Intellectual Property are valid, subsisting, enforceable, and in full force and effect and, as applicable, shall be filed in accordance with applicable Law (and all issued or granted patents in the Third Party Intellectual Property is valid, subsisting and enforceable). Without limiting the generality of the foregoing, following execution of certain Related Agreements:

(i)    The Registered Intellectual Property is in compliance with all formal legal and other requirements and all required actions and payments have been taken or made in a timely manner (including, as applicable, with respect to the payment of filing, examination and maintenance fees, proofs of working or use, disclosure requirements, timely post-registration filing of affidavits of use and incontestability and renewal applications);

(ii)    Schedule 2.13(e)(ii) describes every interference, opposition, reissue, re-examination, IPR or PGR before the U.S. Patent and Trademark Office or non-U.S. counterpart that is pending or, to the Company’s Knowledge, threatened in writing, with respect to any Patent included in the Company Intellectual Property that is being or would reasonably be expected to be contested or challenged;

(iii)    To the Company’s Knowledge, no act has been taken or omitted to be taken by the Company, which act or omission has had or would be reasonably expected to have the effect of (A) irreversibly rendering any issued or granted patent relating to the Company Intellectual Property unenforceable; or (B) impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Company Intellectual Property; and

(iv)    All publications (including published Patents), public uses and inventions by Persons other than the named inventors of which the Company has Knowledge and a reasonable belief may be material to the patentability of the claims in any Patents included in the Company Intellectual Property has been provided to Company’s patent prosecution counsel for such Patents and has been disclosed by such patent counsel in accordance with applicable Law.

(f)    Schedule 2.13(f) identifies all contracts to which the Company is subject that restricts the Company’s use, transfer, delivery or licensing of the Company Intellectual Property.

(g)    Schedule 2.13(g) identifies all of the Company’s current outstanding or future obligations to pay any royalties or other amounts or to provide other consideration to any Person, in consideration for the Company’s practice of any Company Intellectual Property.

(h)    To the Company’s Knowledge, no Company Intellectual Property has been or is being infringed or misappropriated by any Person.

(i)    All current and former Company Personnel who are or have been involved in the creation or development of Company Intellectual Property in their capacities as Company Personnel have executed and delivered to the Company an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and providing for the assignment to the Company of any Intellectual Property made in the course of services performed by such Company Personnel, the forms of which have been made available to Parent. To the Company’s Knowledge, no current or former Company Personnel is in violation of any term of any such proprietary information assignment agreement between such individual and the Company. No claims have been asserted challenging the inventorship of any of Patents included in the Company Intellectual Property.

(j)    Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will contravene, conflict with or result in, or give any Person the right or option to cause or declare (i) a loss of, or Lien on, any Company Intellectual Property; (ii) a breach of or default under any license agreement pursuant to which Company has the right to use Third Party Intellectual Property; (iii) a reduction of any royalties or other payments that the Company would otherwise be entitled to with respect to any Company Intellectual Property; (iv) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other Person; or (v) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Company Intellectual Property.

(k)    No academic institution, research center or Governmental Authority (or any Person working for or on behalf of any of the foregoing) has, or will be entitled to have, any right, title or interest (including any “march in” or co-ownership rights) in or to any Company Intellectual Property or, to the Knowledge of the Company, in or to any Third Party Intellectual Property that is exclusively licensed to the Company (including any claim or option to any of the foregoing). No funding, Intellectual Property, facilities, personnel or other resources of any Governmental Authority or university or other academic institution or research center has been used in connection with the conception, invention, reduction to practice, development or other creation of any Company Intellectual Property.

2.14    Product Liability.    No product liability claims have been received in writing by the Company and, to the Company’s Knowledge, no such claims have been threatened against the Company relating to any of the products or product candidates currently being developed, tested or manufactured by or on behalf of the Company. There is no Order outstanding against the Company relating to product liability claims.

2.15    Company Contracts. Schedule 2.15 sets forth a complete and accurate list as of the Agreement Date of the following Company Contracts to which the Company is a party and under which the Company has any remaining rights or obligations (collectively, the “Company Material Contracts”):

(a)    any license, sublicense or other agreement (i) relating to any Company Intellectual Property, (ii) to which the Company is a party and pursuant to which the Company is authorized to use any Third Party Intellectual Property, or (iii) pursuant to which Company is granted by any other Person, or grants to any other person, a covenant not to sue with respect to, or assigns to any Person, or is assigned by any Person, any Intellectual Property (in each case (i) through (iii), other than licenses for shrink wrap, click wrap, off-the-shelf or other commercially available software with annual license, maintenance, support and other fees of less than $25,000 per software program or software service) (each of the foregoing, an “IP License”);

(b)    any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 per year;

(c)    any agreement (or group of related agreements) for the purchase of raw materials, inventory, or finished goods or for the receipt of services under which the Company expects to receive or pay more than the sum of $50,000 per year;

(d)    any agreement for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $50,000;

(e)    any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(f)    any agreement containing covenants of the Company not to (or otherwise restricting or limiting the ability of the Company to) (i) compete in any line of business or geographic or therapeutic area, including any covenant not to compete with respect to the development, manufacture, marketing, distribution or sale of any product or product line or (ii) hire or solicit customers or employees;

(g)    any agreement (or group of related agreements) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (including capitalized lease obligations) or otherwise placing a Lien or security interest on any asset of the Company;

(h)    except for any IP License, any agreement for the disposition of any portion of the assets of the Company;

(i)    any agreement for the acquisition of any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, except purchases of inventory, supplies and raw materials in the ordinary course of business;

(j)    any agreement providing for the indemnification by the Company of any person, entered into outside of the ordinary course of business;

(k)    any collaboration agreements relating to products or inventions of the Company;

(l)    any agreement pursuant to which a Third Party manages or provides services in connection with clinical trials, including any manufacturing agreements, relating to any of the Company Intellectual Property;

(m)    any agreement pursuant to which any Third Party has agreed to participate as a “site” with respect to any clinical trial related to any of the Company’s Product Candidates; and

(n)    any arrangement, agreement or other contract with any academic institution, research center or Governmental Authority (or any Person working for or on behalf of any of the foregoing) that relates to the business of the Company or any Company Intellectual Property; and

(o)    any other executory agreement (or group of related agreements) (i) involving future payments of more than $100,000 in any one year period, (ii) involving future payments of more than $50,000 in any one year period and that is not terminable by the Company upon less than sixty (60) days’ notice without penalty to the Company or (iii) not otherwise listed in clauses (a) through (n) above or subclauses (i) and/or (ii) of this clause (o).

2.16    Change of Control Payments. Schedule 2.16 sets forth each plan, Contract or arrangement of the Company pursuant to which any amounts (including securities) are payable (whether currently or in the future including upon any future end of employment) to Company Personnel or other Persons as a result of or in connection with the consummation of the Merger.

2.17    Affiliate Transactions. Other than in his or her capacity as a Company Stockholder or a Company Personnel, no Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) owes any money to, or is owed any money by, the Company (other than rights to receive compensation for, or expense reimbursement in connection with, services performed as a Company Personnel) or (c) is involved in any material business arrangement or relationship or is party to any Company Material Contract with the Company.

2.18    Compliance with Laws. The Company has materially complied with, is not in material violation of, and has not received any notices of violation with respect to, any material foreign, federal, state or local statute, law or regulation. The Company is not subject to any material outstanding order, writ, injunction or decree of any Governmental Authority.

2.19    Governmental Authorization. Schedule 2.19 lists each consent, license, permit, grant or other authorization issued to the Company or any Company Personnel by a Governmental Authority (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business as currently conducted or the holding of any such interest, except, in each of clauses (i) and (ii), where the failure to hold such consent, license, permit, grant or other authorization would not be reasonably expected to have a Material Adverse Effect with respect to the Company (collectively, the “Company Authorizations”). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business in all material respects as currently conducted or to hold any interest in its properties or assets. The Company is not in violation of any material term of any Company Authorization.

2.20    Litigation. As of the date hereof, there is no action, suit or proceeding of any nature pending or, to the Company’s Knowledge, threatened against the Company, any of their respective properties or any of their respective current Company Personnel in their capacity as such, nor any investigation pending or, to the Company’s Knowledge, threatened against the Company, any of their respective properties or any of their respective current employees in their capacity as such, in any such case, by or before any Governmental Authority. No Governmental Authority has at any time in writing challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted and none of the Company or its properties is subject to any judgment, order or decree of a Governmental Authority. There is no action, suit or proceeding of any nature pending by the Company, or, as of the date hereof, which the Company intends to initiate, against any other Person.

2.21    Insurance. Schedule 2.21 sets forth a true and complete list of all insurance maintained by or on behalf of the Company (the “Insurance Policies”). Such Insurance Policies are in full force and effect with respect to the Company and, to the Company’s Knowledge, with respect to each other party thereto. The Company has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has provided written notice to the Company that it has cancelled or generally disclaimed liability under any such Insurance Policy or indicated any intent to do so or not to renew any such policy.

2.22    Minute Books; Records. The corporate minutes of the Company made available to Parent in the Data Room contain complete and accurate records of all material actions taken, and summaries that are accurate in all material respects of all meetings held, by the Company Stockholders and the board of directors of the Company (and any committees thereof) since the time of incorporation of the Company, as the case may be (excluding information relating to the Company’s consideration of the sale of the Company that is redacted therefrom).

2.23    Brokers’ and Finders’ Fees. Except as set forth on Schedule 2.23, the Company has not incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Merger or any of the other Transactions.

2.24    Employee Benefit Plans. Neither the Company nor any ERISA Affiliate maintains or contributes to or ever maintained or was required to contribute to any Company Employee Plan.

2.25    Employment and Labor Matters.

(a)    Since its formation, the Company has not employed any individual in any capacity and the Company is not nor was, at any time, in a single employer, joint employer, alter ego, or common Law employer relationship with any entity which employs or has employed any individual.

(b)    Since its formation, the Company has not used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), and each individual who renders or has rendered services to the Company and who is or has been classified by the Company as having the status of an independent contractor, consultant or other status other than employee for any purpose is, and has at all times been, properly characterized as such.

(c)    The Company is not a party to or bound by any collective bargaining agreement or any other labor-related agreement with any labor union, labor organization or works council. No labor union, labor organization or works council has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(d)    The Company is not the subject of, nor affected by, any employment-related proceeding.

2.26    Tax Matters. Except as set forth on Schedule 2.26:

(a)    The Company has timely filed all Tax Returns required to be filed. The Company has paid all Taxes owed (whether or not shown on Tax Returns). All Tax Returns filed by the Company were true, complete and correct in all material respects, and such Tax Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and any other information required to be shown thereon. The Company has not engaged in any “reportable transaction” for purposes of Treasury Regulation Sections 1.6011-4(b) or Code Section 6111 or any analogous provision of state or local Law. There are no Liens for Taxes upon any of the Company’s assets, other than Liens for Taxes not yet due and payable.

(b)    None of the Tax Returns filed by the Company or Taxes payable by the Company is currently the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Authority, for which the Company has received notice thereof. The Company does not have a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request that is pending with any Tax Authority that relates to Taxes or Tax Returns of the Company. No power of attorney granted by the Company with respect to Taxes or Tax Returns is currently in force. No claim has ever been made to the Company by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in such jurisdiction.

(c)    The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Company has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)    The Company is not, nor has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax law) by reason of a change in accounting method or otherwise.

(e)    The Company is not a party to any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement with any party, other than an agreement (such as a lease) entered into in the ordinary course of business, the principal purpose of which is not the sharing or allocation of Tax. The Company has never been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), and the Company has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by Contract (other than an agreement (such as a lease) entered into in the ordinary course of business, the principal purpose of which is not the sharing or allocation of Tax), or otherwise.

(f)    The unpaid Taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Company Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the reasonable past custom and practice of the Company in filing Tax Returns. The Company will not incur any liability for Taxes from the Balance Sheet Date through the Closing Date other than in the ordinary course of business or pursuant to the Transactions.

(g)    The Company has made available to Parent in the Data Room (i) correct and complete copies of all income and other material Tax Returns filed by the Company and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

(h)    The Company has withheld all Taxes required by Law or Contract to be withheld from the wages, salaries or other payments to Company Personnel. Each of the Company timely remitted and reported all withheld Taxes to the proper Tax Authority in accordance with applicable Laws.

(i)    The Company has not distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transactions.

(j)    The Company has never been a party to any joint venture, partnership or other arrangement or Contract treated as a partnership for federal income Tax purposes.

(k)    Schedule 2.26(k) sets forth each jurisdiction (other than United States federal) in which the Company files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind to the Company requesting information relating to the Company’s Tax nexus with such jurisdiction.

(l)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing, (ii) use of an improper method of accounting prior to the Closing, (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of U.S. state, local or non-U.S. Law) executed prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, (v) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including, without limitation, pursuant to Code Sections 455 or 456, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-33 I.R.B. 991) received prior to the Closing, (vi) election made under Code Section 108(i) prior to the Closing, or (vii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code with respect to a transaction consummated prior to the Closing.

(m)    The Company is and always has been taxed as a C corporation for U.S. federal (and applicable state, local and foreign) income Tax purposes. The Company uses the accrual method of accounting for all Tax purposes. The Company has no permanent establishment in nor conducts business through any branch outside of the United States.

(n)    None of the shares of Company Capital Stock are “covered securities” under Treasury Regulations Section 1.6045-1(a)(15). In the event that any shares of Company Capital Stock are “covered securities,” Schedule 2.26(n) sets forth the cost basis and date of issuance of such shares or securities.

(o)    The Company has received, from each employee or former employee of the Company who holds stock that is subject to a substantial risk of forfeiture as of the date hereof, if any, a copy of the election(s) made under Section 83(b) of the Code with respect to all such shares, and, to the Company’s knowledge, such elections were validly made and filed with the IRS in a timely fashion.

(p)    The Company has not made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Section 280G(b)(4) of the Code).

(q)    The Company has no knowledge of any facts, and has not knowingly taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.27    Regulatory Compliance.

(a)    The Company Product Candidates are being, and at all times have been, developed, tested, labeled, manufactured, stored, and distributed, as applicable, and the Company is, and at all times has been, in compliance in all material respects with all applicable Laws governing the business of the Company and Company Product Candidates, including but not limited to (i) the U.S. Patient Protection and Affordable Care Act, (ii) the U.S. Federal Food, Drug and Cosmetic Act (the “FDA Act”) and applicable regulations issued by the FDA, including, as applicable, those requirements relating to the FDA’s current Good Manufacturing Practices, Good Laboratory Practices, investigational use, and applications to market a new pharmaceutical product, (iii) Laws governing the development, conduct, monitoring, patient informed consent, auditing, analysis and reporting of clinical trials; (iv) the federal Medicare and Medicaid statutes, as applicable; and (v) all comparable state, federal or non-U.S. Laws relating to any of the foregoing (the Laws referred to in clauses (i) through (v), collectively, “Health Care Laws”). The Company has not received written notice of any pending or threatened civil, criminal or regulatory claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration, inquiry, search warrant, subpoena (other than those related to actions against third parties), or other action, and, to the Company’s Knowledge, there is not pending any allegation that any operation or activity of the Company relating to the business of the Company or any Product is in violation of any Health Care Laws.

(b)    The Company has filed, maintained or furnished all applicable applications, reports, documents, claims, Governmental Authorizations, amendments, modifications and notices required to be filed, maintained or furnished to the FDA or any other Governmental Authority in connection with the Company Product Candidates or the business of the Company. All such material applications, reports, documents, claims, Governmental Authorizations, amendments, modifications and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Any updates, changes, corrections or modifications to such documents required under applicable Law or Order have been submitted in a timely and complete manner in all material respects.

(c)    The Company has made available to Parent in an accurate and complete manner, in all material respects, all nonclinical and preclinical data regarding the Company Product Candidates in the Company’s possession, and all such information, claims, reports, statistics, and other data and conclusions intended for submission in connection with each IND or similar regulatory filing are true, complete and correct.

(d)    All applicable nonclinical and preclinical studies and other studies and tests conducted by or on behalf of the Company with respect to any Company Product Candidates have been, and if still pending are being, conducted in compliance in all material respects with all applicable research protocols, corrective action plans, Good Laboratory Practices, and all applicable Laws, including the FDA Act and other Health Care Laws.

(e)    Neither the Company, nor any current, or to the Company’s Knowledge, any former Company Personnel or agent of the Company, has been convicted of, charged with, or is subject to any investigation that is pending or which has been threatened and, in each case, of which the Company has been notified in writing, in each case by (i) any Governmental Authority or (ii) the U.S. Department of Health and Human Services Office of Inspector General or U.S. Department of Justice pursuant to the U.S. Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b) (known as the “Anti-Kickback Statute”)) or the U.S. Federal False Claims Act (31 U.S.C. §3729) or comparable non-U.S. statute with respect to the business of the Company.

(f)    The Company has not submitted any claim for payment related to any Company Product Candidate to any Federal Healthcare Program (as defined at 42 U.S.C. 1320a–7b(f)) in connection with any referrals related to any product, or engaged in any other conduct, that violates any applicable self-referral Law, including the U.S. Federal Ethics in Patient Referrals Act, 42 U.S.C. §1395nn (the “Stark Law”), or any applicable state or non-U.S. self-referral Law.

(g)    The Company has not submitted any claim for payment to any Federal Healthcare Program related to any Company Product Candidates, or engaged in any other conduct in violation of any Laws relating to false claims or fraud, including the U.S. Federal False Claims Act, 31 U.S.C. §3729, or any applicable state or non-U.S. false claim or fraud Law, or that would reasonable be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities’ set forth in FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09).

(h)    The Company has not been, nor is, or is employing or utilizing the services of any individual who has been debarred or excluded from participating in any federal or state health care programs or is listed on the U.S. General Services Administration or the Department of Health and Human Services Office of Inspector General excluded individuals and entities listings or on any FDA debarment list, nor has the Company received notice of an impending or potential exclusion, debarment or listing.

(i)    The Company has complied in all material respects with all applicable security and privacy standards regarding Protected Health Information with respect to the business of the Company under (i) the U.S. Health Insurance Portability and Accountability Act of 1996, as amended by the U.S. Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder (collectively “HIPAA”) and (ii) any applicable state and non-U.S. privacy Laws.

(j)    All manufacturing operations conducted for the benefit of the Company with respect to the business of the Company or in connection with any Company Product Candidates have been and are being conducted in compliance in all material respects with applicable Laws, including, to the extent applicable, the provisions of the FDA’s current Good Manufacturing Practice regulations, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(k)    To the Company’s Knowledge, none of the Company’s contract manufacturers of any Company Product Candidate has received a FDA Form 483 or other Governmental Authority notice of inspectional observations, “warning letters” or “untitled letters.”

(l)    The Company has retained and stored representative samples of Company Product Candidates maintained in accordance in all material respects with all applicable Laws, including samples in accordance with Good Manufacturing Practices sufficient to allow retesting and analysis of each lot of active pharmaceutical ingredient contained in any final Company Product Candidates.

(m)    Schedule 2.27(m) sets forth a list of (i) all recalls, field notifications, investigator notices, safety alerts, “serious adverse event” reports or other notices of action relating to an alleged lack of safety or regulatory compliance of any Company Product Candidates issued by the Company (“Safety Notices”), (ii) the dates such Safety Notices, if any, were resolved or closed, and (iii) to the Company’s Knowledge, any complaints with respect to Company Product Candidates that are currently unresolved. The Company has timely prepared and implemented corrective action plans required in response to each such Safety Notice.

(n)    The Company is not a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Authority.

(o)    Except as disclosed in Schedule 2.27(o), to the extent applicable, the Company has not failed to comply with the applicable Good Laboratory Practice requirements and standards of 21 C.F.R. part 58, and, in each case, any comparable state and non-U.S. applicable Laws. In the event of any such failure, no such failure has adversely affected the integrity, in the aggregate, of data or other results collected or otherwise obtained in connection with preclinical research, development and manufacturing activities conducted by or on behalf of the Company on the overall conclusions of any such research with respect to Company Product Candidates.

2.28    Foreign Corrupt Practices Act; Export Control Laws.

(a)    Neither the Company nor, to the Company’s Knowledge, any Company Personnel or other person acting on behalf of or in the name of the Company with authority granted by the Company to do so has: (i) offered or used any corporate funds, directly or indirectly, for any unlawful contribution, gift, entertainment or other unlawful expense; (ii) offered or made a direct or indirect unlawful payment or conveyance of something of value to any U.S. or non-U.S. government official, employee or political candidate or established or maintained any unlawful or unrecorded funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Anti-Bribery Act of 2010 or any similar Laws including those concerning unlawful payments or gifts in any jurisdiction (collectively, “Anti-Bribery Laws”); (iv) offered or given any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value to any Third Party, including any U.S. or non-U.S. government official or employee of any Governmental Authority; (v) received any unlawful discounts or rebates in violation of any applicable Law relating to antitrust or competition; (vi) breached any applicable U.S. or non-U.S., federal or state Law regarding business conduct; or (vii) failed to conduct the business of the Company at all times in compliance with applicable financial recordkeeping and reporting requirements of applicable Anti-Bribery Laws. The Company has instituted and maintain policies and procedures designed to ensure continued compliance with Anti-Bribery Laws.

(b)    Neither the Company nor, to the Company’s Knowledge, any Company Personnel or other person acting on behalf of or in the name of the such company: (i) has been or is designated on any list of any U.S. Governmental Authority, including the U.S. Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce (“Commerce”) Denied Persons List, the Commerce Entity List, and the U.S. Department of State (“State Department”) Debarred List, (ii) nor participated in any transaction involving such designated person or entity, or any country that would cause a violation of U.S. sanctions administered by OFAC, (iii) nor exported (including deemed exportation) or re-exported, directly or indirectly, any good, technology or services in violation of any applicable U.S. export control or economic sanctions laws, regulations or orders administered by OFAC, Commerce or State Department, (iv) nor to the Company’s Knowledge, participated in any export, re-export or transaction prohibited by U.S. export control and economic sanctions laws, including, without limitation, support for international terrorism and nuclear, chemical or biological weapons proliferation.

2.29    Healthcare Data Privacy and Data Protection.

(a)    Since January 1, 2013, the Company has operated its business in compliance with all applicable Laws and contractual requirements relating to medical records and medical information privacy that regulate or limit the maintenance, use, disclosure or transmission of medical records, patient information or other personal information made available to or collected by the Company in connection with the operation of its business (the “Healthcare Data Requirements”). The Company has implemented all confidentiality, security and other protective measures required by the Healthcare Data Requirements and applicable to the Company.

(b)    Since January 1, 2013, the Company has at all times complied with all Healthcare Data Requirements and Data Protection Laws with respect to the business of the Company, including:

(i)    requirements relating to the registration or notification of processing of Personal Data;

(ii)    requirements relating to requests from data subjects for access to Personal Data held or controlled by the Company;

(iii)    obligations set out in the Healthcare Data Requirements and Data Protection Laws;

(iv)    requirements relating to the processing of Personal Data by a data processor on its behalf; and

(v)    the obtaining of necessary consents from data subjects to the processing of Personal Data relating to it.

(c)    To the Company’s Knowledge, the Company has not suffered any accidental, unauthorized, or unlawful destruction, loss, alteration, or disclosure of, or access to, Personal Data or suffered a security breach in relation to any other data which it holds, and no information security or privacy breach event has occurred that would require notification under any Healthcare Data Requirements or Data Protection Laws.

(d)    The Company operates under procedures and policies which are adequate in all material respects to ensure continued compliance with applicable Data Protection Laws and maintains appropriate and sufficient technical and organizational measures to prevent unauthorized or unlawful processing of the Personal Data that it controls or processes, and to prevent any loss, destruction, damage, alteration or unauthorized disclosure of or access to the Personal Data that it controls or processes having regard to the nature of the Personal Data to be protected, in particular where the processing involves the transmission of data over a network, and against all other unlawful forms of processing.

(e)    The Company has in place appropriate agreements with third parties in respect of the processing of data, including (but not limited to) those required by Data Protection Laws and those with data processors processing Personal Data on its behalf.

(f)    To the extent applicable, all Protected Health Information and Personal Data (including any sensitive Personal Data) processed by the Company or transferred to any third parties by the Company have been lawfully obtained, used, processed or transferred in accordance with (i) applicable Laws (including Data Protection Laws), (ii) the requirements of Contracts to which the Company is a party and (iii) policies and practices relating to Personal Data that the Company has communicated to Persons about whom the Personal Data relates.

(g)    To the Company’s Knowledge, the consummation of the Merger will not breach or otherwise cause any violation of, any Person’s privacy or personal information or data rights (including any rights under applicable Laws with respect to medical or health information) or any Law or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information (including any medical or health information) collected, used, or held for use by or on behalf of the Company.

(h)    No Person has:

(i)    alleged to the Company in writing nor, to the Knowledge of the Company, any Governmental Authority, that the Company has failed to comply with the provisions of any Data Protection Laws;

(ii)    complained to the Company in writing about its use of Personal Data; or

(iii)    been awarded compensation from, or claimed against or, to the Company’s Knowledge taken action against the Company for breach of any Data Protection Laws.

2.30    Bank Accounts; Power of Attorney. Schedule 2.30 contains a true and complete list of the name of each bank, brokerage, payment processor or other financial institution (including entities with merchant card accounts) at which the Company has an account, deposit, lockbox or safe deposit box, the account number or other identification thereof, and the names of all Persons authorized to draw thereon or to have access thereto. There are no outstanding powers of attorney executed on behalf of the Company.

2.31    No Existing Discussions. As of the Agreement Date, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any Person (other than Parent) with respect to an Alternative Transaction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND

MERGER SUBS

Parent and the Merger Subs represent and warrant to the Company, subject to such exceptions as are set forth in the disclosure schedules dated as of the Agreement Date, which shall be signed by Parent and shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III and delivered herewith to the Company (the “Parent Disclosure Schedule”), as follows:

3.1    Organization of Parent and the Merger Subs.

(a) Each of Parent and Merger Sub I is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is a disregarded entity for federal income Tax purposes, and no election has been made to treat Merger Sub II as anything other than a disregarded entity for federal income tax purposes. Parent directly owns beneficially and of record all outstanding capital stock and other equity interests of the Merger Subs, and no other Person holds any capital stock and other equity interests of the Merger Subs nor has any rights to acquire any interest in the Merger Subs.

(b)    Each of Parent, Merger Sub I and Merger Sub II has the requisite corporate or limited liability company power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation, as the case may be, in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to be material to Parent or the Merger Subs or Parent’s or the Merger Subs’ ability to consummate the Transactions to which they are a party in a timely manner.

3.2 Authority. Each of Parent, Merger Sub I and Merger Sub II has all requisite corporate or limited liability company power and authority to enter into this Agreement and any Related Agreements to which it is or will be a party and to consummate the Transactions contemplated hereby and thereby. The execution and delivery by each of Parent, Merger Sub I and Merger Sub II of this Agreement and any Related Agreements to which it is or will be a party and the consummation of the Transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent, Merger Sub I and Merger Sub II. This Agreement has been, and any Related Agreements to which any of Parent, Merger Sub I and Merger Sub II, as applicable, will be a party will be as of the Closing, duly executed and delivered by Parent, Merger Sub I and Merger Sub II, as applicable, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto constitute, in the case of this Agreement, or will constitute as of the Closing, in the case of any Related Agreements to which any of Parent, Merger Sub I and Merger Sub II, as applicable, will be a party, the valid and binding obligations of Parent, Merger Sub I and Merger Sub II, enforceable against each of Parent, Merger Sub I and Merger Sub II in accordance with their terms, subject to the Bankruptcy Exceptions.

3.3    No Conflict. The execution and delivery by Parent, Merger Sub I and Merger Sub II of this Agreement and the Related Agreements to which any of them is or will be a party, and the consummation of the Merger and other Transactions, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or By-Laws of Parent or Merger Sub I or the certificate of formation or limited liability company agreement of Merger Sub II, (ii) any material contract to which Parent, Merger Sub I or Merger Sub II is a party or to which they or any of their respective properties or assets (whether tangible or intangible) is subject or bound, or (iii) any Law applicable to Parent, Merger Sub I or Merger Sub II or any of their respective properties (whether tangible or intangible) or assets, except, in the case of (ii) or (iii), for such conflicts, violations or defaults that, individually or in the aggregate, would not reasonably be expected to be material to Parent, Merger Sub I or Merger Sub II’s ability to consummate the Transactions in a timely manner or to perform its respective obligations under this Agreement.

3.4    SEC Filings; Financial Statements. Parent has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2018 (collectively, the “Parent SEC Documents”).    Parent has delivered or made available to the Company (including through EDGAR) accurate and complete copies of the Parent SEC Documents and of all comment letters received by Parent from the Staff of the SEC since the end of Parent’s most recent fiscal year and all responses to such comment letters by or on behalf of Parent. No subsidiary of Parent is required to file with or furnish to the SEC any forms, reports, schedules, statements or other documents. As of their respective filing dates, each Parent SEC Document and all Parent SEC Documents filed after the date hereof but before the Closing complied, or, if filed after the date hereof, will comply, in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC thereunder. None of the Parent SEC Documents nor any Parent SEC Documents filed after the date hereof but before the Closing, as of their respective filing dates, contain, or, if filed after the date hereof, will contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Parent SEC Document filed subsequently. The consolidated financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared from the books and records of Parent in accordance with GAAP consistently applied and Regulation S-K of the SEC (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q under the Exchange Act) and present fairly, in all material respects, the consolidated financial position of Parent and its subsidiaries at the dates thereof and the consolidated results of its operations, changes in shareholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments). There has been no change in Parent’s accounting policies except as described in the notes to the Parent Financial Statements.

3.5    Capitalization. As of the Agreement Date, the authorized capital stock of Parent consists of (i) 1,000,000 shares of undesignated preferred stock, par value $.0001 per share, none of which are issued and outstanding, and (ii) 200,000,000 shares of Parent Common Stock, of which 13,450,750 shares are issued and outstanding as of the close of business on the Business Day immediately preceding the Agreement Date.

3.6    Brokers’ and Finders’ Fees. Except as set forth on Schedule 3.6, none of Parent, Merger Sub I or Merger Sub II has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Merger or any of the other Transactions.

3.7    Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable, Nasdaq Global Market will have completed its review of Parent’s duly executed and delivered Listing of Additional Shares Notification Form with respect to such shares of Parent Common Stock, and the issuance thereof will not be subject to any preemptive or similar rights.

3.8    No Prior Operations. The Merger Subs were formed solely for the purposes of effecting the Mergers and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

3.9    Required Votes. Other than the Parent Stockholder Approval with respect to the potential issuance of Parent Common Stock in excess of the Nasdaq Share Issuance Cap, no vote of the holders of any class or series of capital stock or other equity interests of Parent is necessary to adopt this Agreement or consummate the Transactions.

3.10    Compliance with Applicable Law. Each of Parent and its subsidiaries has complied in all respects with, and is not in default or violation in any respect of, any applicable Law, other than such non-compliance, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to Parent and its subsidiaries, taken as a whole.

3.11    Reorganization. Parent has no knowledge of any facts, and has not knowingly taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE IV

CERTAIN COVENANTS

4.1    Conduct of Business of the Company and subsidiaries.

(a) During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the First Effective Time, the Company agrees to operate its business in the ordinary course of business consistent with past practice, except (i) as specifically disclosed Schedule 4.1, (ii) with the prior written consent of Parent (the decision with respect to which will not be unreasonably withheld or delayed) or (iii) as specifically contemplated by this Agreement. Without limiting the generality of the foregoing, (i) the Company agrees to pay indebtedness for borrowed money and Taxes of the Company in the ordinary course of business when due (subject to the right of Parent to review and approve any Tax Returns filed on or prior to the Closing Date pursuant to Section 8.1(a) and any good faith dispute over such debts or Taxes), and (ii) to use reasonable efforts to (A) pay or perform other obligations when due, and, to the extent consistent therewith, (B) to preserve intact the present business organizations of the Company, (C) to keep available the services of the present Company Personnel whose services are material to the business of the Company, (D) to preserve the Company’s assets and the Company Intellectual Property, (E) and to preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them. The Company shall promptly notify Parent of any material and adverse event involving the Company that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Closing.

(b)    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as set forth in clauses (i) through (iii) of Section 4.1(a) or, with prior written notice to Parent, as may otherwise be required by Law, the Company shall not:

(i)    except with respect to the Charter Amendment, amend its Charter Documents or organizational documents;

(ii)    issue, sell or grant any capital stock or other equity or equity-related interest (except for issuances of Company Common Stock pursuant to the conversion of Company Preferred Stock in accordance with the Charter Documents);

(iii)    issue, sell or grant, or authorize or propose the issuance, sale or grant of any options, warrants, call rights or convertible securities, or any other commitments or agreements of any character, written or oral, in each case of the foregoing, to which the Company is a party or by which the Company is bound obligating it to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any capital stock or other equity interest of the Company or any right to acquire any capital stock or other equity or equity-related interest of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement;

(iv)    declare, set aside or pay any dividend or any other distribution payable in cash, stock or property or redeem, purchase or otherwise acquire directly or indirectly any shares of Company Capital Stock or split, combine or reclassify any shares of Company Capital Stock;

(v)    make any expenditure or enter into any Contract or transaction exceeding $25,000 individually or $100,000 in the aggregate other than in the ordinary course of business and consistent with past practice;

(vi)    (A) amend, terminate or renew any Company Material Contract, or (B) enter into any new Contract which would be considered a “Company Material Contract” pursuant to Section 2.15;

(vii)    fail to renew, abandon, cancel, let lapse, fail to continue to prosecute or defend, sell, transfer, exclusively license, as may be applicable, or otherwise dispose of any material Company Intellectual Property;

(viii)    hire or terminate any Company Personnel;

(ix)    grant any increases in the compensation, perquisites or benefits (whether through the payment of, or agreement to pay, bonus amounts or otherwise) to any Company Personnel;

(x)    acquire or agree to acquire by merging or consolidating with, or by purchasing any material assets or any equity securities of, or by any other manner, any other Person or otherwise acquire or agree to acquire any material assets of any other Person;

(xi)    enter into any Contract to purchase or sell any interest in real property or grant any security interest in real property;

(xii)    waive or release any right or claim that is material to the Company, taken as a whole other than in the ordinary course of business;

(xiii)    incur or guarantee any Indebtedness or issue or sell any debt securities or guarantee any Indebtedness or other obligations of others, or create or permit any Lien over any of its assets, in each case of the foregoing, that would not be repaid or extinguished pursuant to Section 4.10 prior to or concurrent with the Closing;

(xiv)    other than (A) with prior notice to Parent and (B) in the ordinary course of business and consistent with past practice or as directed by Company auditors or otherwise required by GAAP, revalue any of its assets (whether tangible or intangible);

(xv)    (A) other than to any Company Personnel in the ordinary course of business and consistent with past practice, any grant any loans to others, (B) purchase any debt securities of others or (C) amend the terms of any outstanding loan or Indebtedness that would not be repaid or extinguished pursuant to Section 4.10 prior to or concurrent with the Closing;

(xvi)    initiate or settle any material litigation;

(xvii)    make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement or Tax ruling, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, file any amended Tax Return, request any Tax ruling, or enter into any transaction giving rise to a deferred gain or loss;

(xviii)    other than at the direction of the Company’s auditors or as otherwise required by GAAP, adopt or change, in any material manner, the Company’s accounting policies or procedures;

(xix)    change or alter its cash management procedures or management of working capital, including by accelerating collection of receivables or delaying payment of payables;

(xx)    authorize the entrance into, or enter into, any Contract to do any of the foregoing.

4.2    Access to Information. Subject to restrictions imposed by applicable Law, and upon reasonable advance notice to the Company, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours and under reasonable circumstances during the period from the date hereof and prior to the Closing to (a) all of the properties, books, Contracts, commitments and records of the Company, including all Company Intellectual Property (including access to design processes and methodologies and all source code) and (b) all other information concerning the business, properties and personnel of the Company, in each case of clauses (a) and (b), as Parent may reasonably request in connection with Parent’s efforts to consummate the Transactions. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements as are prepared for distribution to the management of the Company promptly upon request. Notwithstanding anything to the contrary herein, no such access, examination or provision of information shall be permitted to the extent that (i) it would unreasonably disrupt the operations of the Company, (ii) it would reasonably be expected to cause competitive harm to the Company if the Transactions are not consummated, or (iii) the Company determines that such access or examination could jeopardize the attorney-client privilege or contravene any applicable Law or Contract to which the Company is a party as of the date hereof (provided, however, that in the event such access, examination or provision of information could reasonably be expected to violate any such applicable Law or Contract or jeopardize any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoid any such harm or consequence). No information or knowledge obtained in any investigation pursuant to this Section 4.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or otherwise prejudice in any way the rights and remedies of Parent.

4.3    Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 4.2 hereof, or pursuant to the negotiation and execution of this Agreement or the consummation of the Transactions contemplated hereby (the “Confidential Information”), shall be governed by the terms of the Confidentiality Agreement entered into by and between the Company and Parent, dated January 29, 2019 (the “Confidentiality Agreement”). In this regard, the Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of due diligence and negotiation of this Agreement and the Related Agreements could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions, correspondence or transactions in the Parent Common Stock in violation of applicable securities laws.

4.4    Public Disclosure. Prior to the Closing, neither the Company, on the one hand, nor Parent, shall, directly or indirectly, issue or make any public statement or public communication or public comment regarding the existence or subject matter of this Agreement or the Transactions (including any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination hereof and the reasons therefor) without the consent of the other (which consent will not be unreasonably withheld, delayed or conditions), except and only to the extent disclosure is required by applicable Law (including the periodic reporting requirements under the Exchange Act or under the rules of any securities exchange on which the securities of such party or any of its Affiliates are listed).

4.5    Consents. The Company shall promptly use commercially reasonable efforts to apply for or otherwise seek and use its commercially reasonable efforts to promptly obtain all consents and approvals required to be obtained by it in connection with the Transactions under any of the Company Material Contracts in order to preserve the benefits thereunder for the Surviving Entity and otherwise in connection with the Transactions; provided, however, that each of the parties acknowledges and agrees that obtaining any such consents and/or approvals shall not be a condition to Closing.

4.6    Notices. The Company shall send each notice required to be sent in connection with the Transactions contemplated by this Agreement to any counterparty of any Company Material Contract (the “Notices”) promptly following the date hereof.

4.7    Conditions to the Closing. Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the Transactions and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each of the parties to this Agreement shall use its commercially reasonable efforts to comply promptly with all requirements under applicable Laws which may be imposed on such party with respect to the Transactions and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Transactions. Each party will use its commercially reasonable efforts to obtain and make (and will cooperate with the other parties in obtaining or making) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Authority, or other Third Party, required to be obtained or made by such party or its subsidiaries in connection with the Transactions or the taking of any action contemplated thereby or by this Agreement.

4.8    Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of, and promptly deliver supplemental information reasonably requested by Parent or the Company, as the case may be, explaining (i) any failure of the Company or Parent, as applicable, to comply with or satisfy in any material respect any covenant or condition to be complied with or satisfied by it under this Agreement, and (ii) any event, condition, fact or circumstance that would reasonably be expected to make any of the conditions set forth in Section 5.1, (solely with respect to the Company) Section 5.2 and (solely with respect to Parent) Section 5.3 incapable of timely satisfaction. None of the foregoing notices or supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty, statement, covenant or agreement in this Agreement or any certificate or other documents delivered hereunder.

4.9    No Solicitation.

(a)    Until the earlier of (i) the Closing, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 7.1 hereof, the Company shall not, and shall not authorize or permit any of its respective officers, directors, consultants, advisors, employees, agents or representatives (each, a “Company Representative”) to, directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (A) solicit, initiate or knowingly encourage any inquiry, proposal, request or offer, directly or indirectly, relating to an Alternative Transaction (each, a “Proposal”), (B) participate in any discussions or negotiations relating to, knowingly assist or cooperate with any Person to make, or knowingly furnish any Person with information in connection with, or take any other action to knowingly facilitate, any Proposal or Alternative Transaction, (C) disclose any information to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to the Company’s properties, technologies, books or records, other than, in each case, (x) in the ordinary course of business in connection with ongoing commercial transactions, (y) any Company Representative and any Company Stockholder and/or (z) pursuant to this Agreement or in connection with the Transactions, or (D) propose, authorize or enter into any binding agreement or understanding (whether written or oral) relating to, or engage in or consummate, any Alternative Transaction or require the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations to effectuate the Closing hereunder. If the Company or any Company Representative receives or has received, prior to the Closing or the termination of this Agreement in accordance with Section 7.1 hereof, any Proposal, or any request for disclosure or access as referenced in clause (C) above, the Company shall, or shall cause such Company Representative to, (x) immediately suspend any discussions with regard to such Proposal and (y) promptly (and in any event within two (2) Business Days) notify Parent in writing thereof, and, subject to the terms of any confidentiality agreements in place as of the date hereof, furnish to Parent a notice setting forth (A) the material terms and conditions of such Proposal or a description of the nature of such request for disclosure or access, as applicable, and (B) the identity of the Person making such Proposal or such request for disclosure or access.

(b)    The parties hereto agree that irreparable damage would occur if the provisions of this Section 4.9 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.9 and to enforce specifically the terms and provisions hereof in any Court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

4.10    Repayment of Company Indebtedness. Prior to or concurrent with the Closing, the Company shall repay and extinguish all Indebtedness (other than any Indebtedness contemplated by clauses (b), (e) and (i) of the definition thereof and, solely to the extent related to the foregoing clauses, clause (k) of the definition thereof), in each case without any further Liability to the Company or Parent, and, in the case of such Indebtedness to be repaid and extinguished at the Closing, shall deliver, at least two (2) Business Days prior to the Closing Date, executed payoff letters or final invoices, as applicable, from each lender, creditor, noteholder or other counterparty to which such Indebtedness is owing (whether or not then due and payable), in each case (a) that sets forth the amount to be paid on or prior to the Closing Date, together with wire transfer instructions, (b) evidencing that the payment of such amount would result in the full repayment, satisfaction, release, and discharge of all current and future obligations of the Company (and, in the case of hedging, swap or similar agreements, the complete unwind and settlement of such arrangements) in respect of such item and of all current and future Liens relating to such item and (c) contemplating the delivery of UCC-3 termination statements and mortgage releases that when filed or recorded, as the case may be, will be sufficient to release any and all Liens relating to such item. The Company shall arrange for delivery of all such UCC-3 termination statements and mortgage releases, if any, at the Closing.

4.11    FIRPTA. At or prior to the Closing, the Company shall deliver to Parent a properly executed statement and executed notice to the IRS (with written authorization for Parent to deliver such notice to the IRS) (a “FIRPTA Compliance Certificate”) in the form attached hereto as Exhibit H.

4.12    Directors’ and Officers’ Indemnification and Insurance of the Company.

(a)    During the period beginning at the First Effective Time and ending six (6) years after the First Effective Time, Parent shall, and shall cause the Surviving Entity to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the Company’s present and former directors and officers (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or Company at any time at or prior to the Closing; provided, however, that all rights to indemnification in respect of any claims asserted or made within such six-year period shall continue until the disposition of such claim. Parent agrees that all rights of the Indemnitees to exculpation, indemnification, expense advancement and reimbursement with respect to acts or omissions occurring at or prior to the Closing as provided in the Charter Documents as in effect on the date hereof, and any indemnification agreements of the Company, shall survive the Closing and shall continue in full force and effect in accordance with their terms. For the six-year period following the Closing, such rights shall not be amended, terminated or otherwise modified in any manner that would adversely affect the rights of the Indemnitees unless such amendment, termination or modification is required by applicable Law or approved in writing by each Indemnitee. In addition, from and after the Closing, Parent shall, or shall cause the Surviving Entity to, advance, pay or reimburse any expenses of any Indemnitee under this Section 4.12 as incurred to the fullest extent permitted under applicable Law; provided, however that the Indemnitee to whom expenses are advanced may be required to provide an undertaking to repay such advances to the extent required by applicable Law.

(b)    At or prior to the First Effective Time, the Company shall purchase a “tail” directors’ and officers’ liability insurance policy (which by its terms shall survive the Merger) for its directors and officers, which shall provide such directors and officers with coverage for six (6) years following the First Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. Parent shall, and shall cause the Surviving Entity to, maintain such policy in full force and effect for the full term of such policy, and continue to honor the obligations thereunder, and Parent shall not, and shall cause the Surviving Entity not to, amend, terminate or otherwise modify such policy during its term.

(c)    If Parent, Merger Sub I, Merger Sub II, the Surviving Entity or any of their respective successors or assigns restructures, recapitalizes, merges or consolidates with or into, or transfers or conveys all or substantially all of its assets to, another Person or liquidates, dissolves or winds up its operations, then and in each such case, Parent, Merger Sub I, Merger Sub II and/or the Surviving Entity, as the case may be, shall make proper provision so that the surviving or resulting entity or the transferee in such transaction assumes the obligations of Parent, Merger Sub I, Merger Sub II, the Surviving Entity and any of their respective successors or assigns under this Section 4.12.

(d)    Notwithstanding anything herein to the contrary, the obligations of Parent, Merger Sub I, Merger Sub II, the Surviving Entity or any of their respective successors or assigns pursuant to this Section 4.12 (i) shall be subject to any express limitation imposed by applicable Law and (ii) shall not be deemed to release any Company Stockholder from his or her obligations pursuant to this Agreement, nor shall such Company Stockholder have any right of contribution, indemnification or advancement or reimbursement of expenses from the Surviving Entity or its successor or Parent or any of their respective subsidiaries with respect to any Losses claimed by any of the Indemnified Parties against such Company Stockholder in his or her capacity as an Indemnifying Party pursuant to Article VI of this Agreement.

4.13    Resignation of Directors and Officers. The Company shall obtain the resignations of all officers and directors of the Company pursuant to resignation letters in the form attached hereto as Exhibit I (the “D&O Resignation Letters”), effective as of the First Effective Time, which such resignations shall not prejudice in any manner any contractual rights of such directors.

4.14    Joinder and Waiver Agreement. The Company shall use its commercially reasonable efforts (including through the exercise of all available drag along, “bring along” and similar rights) to seek the execution of the Joinder and Waiver Agreement on or prior to the Closing Date by all the Company Stockholders that have not executed the Stockholder Consent.

4.15    Parent Stockholder Approval. At the next regularly scheduled annual meeting of Parent’s stockholders, which shall occur no later than August 31, 2019 (the “Next Annual Meeting”), Parent shall submit a resolution to its stockholders for approval of the issuance of shares of Parent Common Stock payable in connection with the Contingent Consideration, if any, to the extent such issuances would exceed the Nasdaq Share Issuance Cap and/or such issuances would otherwise exceed the maximum number of shares of Parent Common Stock Parent has available for issuance (the “Parent Stockholder Approval”). If Parent does not obtain the Parent Stockholder Approval at the Next Annual Meeting, it shall resubmit substantially the same resolution at its 2020 annual meeting of shareholders.

4.16    Company Restricted Stock. Prior to the First Effective Time, the Company shall take any and all actions necessary to authorize and implement the transactions set forth in Section 1.7 relating to the treatment of Company Restricted Stock as described therein and terminate the Company Equity Incentive Plan.

4.17    Termination of Agreements. The Company shall terminate all Contracts listed on Schedule 4.17 on or prior to the Closing, including sending all required notices, such that each such Contract shall be of no further force or effect immediately following the Closing, in each case without any remaining Liability of any kind on the part of the Company or Parent as a result of or in connection with such termination or such Contract.

4.18    Registration Rights.

(a)    Registration Statement.

(i) Parent will prepare and file and use commercially reasonable efforts to cause to be declared effective or otherwise become effective pursuant to the Securities Act a Registration Statement (the “Initial Registration Statement”) for the registration of resales of Parent Common Stock, in order to provide for resales of Registrable Securities to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, as soon as reasonably practicable following the end of each Calendar Quarter in which a Sales Milestone first occurs if the payment of the corresponding Contingent Payment would result in the issuance of any Tax-Free Ratio Condition Shares and, in any event, no later than the date such Tax-Free Ratio Condition Shares are issuable hereunder (such later date, the “Target Registration Date”). In addition, Parent will, subject to Section 4.18(a)(iii), use commercially reasonable efforts to keep such Initial Registration Statement (or any replacement Registration Statement) continuously effective under the Securities Act at all times until the Registration Termination Date (including by filing and causing to become effective such amendments thereto as are necessary in order to keep any such Registration Statement continuously effective). Any Registration Statement filed pursuant to this Section shall be (a) on Form S-1 (or any successor form) or (b) if the Company is eligible to use such form, Form S-3 (or a successor form) (in which case, the Registration Statement may request registration of an unspecified amount of Registrable Securities to be sold by unspecified Holders and shall be an automatically effective Registration Statement if the Company is a WKSI).

(ii)    Should a Registration Event occur then, upon the occurrence of each such Registration Event and on every monthly anniversary thereof until the applicable Registration Event has ceased or is cured, Parent shall pay to each Company Stockholder a number of shares of Parent Common Stock, as liquidated damages and not as a penalty, equal to one percent (1%) (or a pro rata portion of such one percent (1%) amount, if such Registration

Event has been outstanding for less than a full month based on the number of days in such month) of the aggregate number of (a) Registrable Securities then held by such Company Stockholder plus (b) any Registrable Securities issuable but not yet issued hereunder to such Company Stockholder; provided, however, that the total number of shares of Parent Common Stock paid pursuant to this Section 4.18(a)(ii) shall not exceed, as measured at the time of payment, ten percent (10%) of such aggregate number of Registrable Securities held by or issuable but not yet issued to such Company Stockholder.

(iii)    Notwithstanding anything in this Agreement to the contrary, Parent may, by written notice to the Company Stockholders holding Registrable Securities, suspend sales under a Registration Statement and/or require that such Company Stockholders immediately cease the sale of shares of Registrable Securities pursuant thereto and/or defer the filing of any subsequent Registration Statement if Parent’s board of directors determines in good faith that (a) require disclosure of material non-public information concerning the Parent which, at such time, is not in the best interest of the Parent, (b) it would be materially detrimental to Parent (other than as relating solely to the price of shares of Parent Common Stock) to maintain a Registration Statement at such time or (c) it is in the best interests of Parent to suspend sales under such registration at such time. Upon receipt of such notice, each such Company Stockholder shall immediately discontinue any sales of Registrable Securities pursuant to such registration until advised in writing by Parent that the current Registration Statement or amended Registration Statement, as applicable, may be used. In no event, however, shall this right be exercised to suspend sales beyond the period during which (in the good faith determination of Parent’s board of directors) the failure to require such suspension would be materially detrimental to Parent. Parent’s rights under this Section 4.18(a)(iii) may be exercised for a period of no more than thirty (30) days at a time (which may be consecutive) and not more than three (3) times in any twelve (12) month period, without such suspension being counted as a Registration Event for the purposes of Section 4.18(a)(ii). Immediately after the end of any suspension period under this Section 4.18(a)(iii), Parent shall take all necessary actions (including filing any required supplemental prospectus) to restore the effectiveness of the applicable Registration Statement and the ability of the Company Stockholders to publicly resell their Registrable Securities pursuant to such effective Registration Statement. In the event that Parent is subject to a binding lock-up agreement with one or more third-party underwriters at the time it becomes required to file an Initial Registration Statement, Parent shall have the right to postpone the filing of a Initial Registration Statement until the expiration of the applicable lock-up period (not to exceed ninety (90) days), even if the Target Registration Date occurs during the lockup-period.

(b)    Certain Defined Terms.

(i) “Effectiveness Period” shall mean the period from and including the Target Registration Date through to and including the Registration Termination Date.

(ii)    “Registrable Securities” shall mean the Tax-Free Ratio Condition Shares issued or issuable hereunder, together with any securities issued as (or issuable upon the conversion, exercise or exchange of any warrant, right or other security that is issued as) a dividend, stock split, combination or any reclassification, recapitalization, merger, consolidation, exchange or any other distribution or reorganization with respect to, or in exchange for, or in replacement of, the Tax-Free Ratio Condition Shares; provided, however, that such Registrable Securities will be deemed to cease to be Registrable Securities upon the earliest of (a) when such Registrable Securities have been sold or otherwise disposed of pursuant to an effective Registration Statement or in compliance with Rule 144, (b) when such Registrable Securities cease to be outstanding; and (c) when such Registrable Securities are freely transferable under Rule 144 without regard to volume or manner of sale limits or public information requirements; provided, further, that any securities that have ceased to be Registrable Securities in accordance with the foregoing definition shall not thereafter become Registrable Securities and any securities that are issued or distributed in respect of securities that have ceased to be Registrable Securities are not Registrable Securities.

(iii)    “Registration Event” shall mean the occurrence of any of the following:

(A)    The Initial Registration Statement is not filed and declared effective, in each case, on or prior to the Target Registration Date;

(B)    Except as provided for in Section 4.18(a)(iii) (the “Excluded Registration Events”), during the Effectiveness Period, a Company Stockholder is not permitted to sell Registrable Securities under the Initial Registration Statement (or any replacement Registration Statement) for any reason (other than the fault of such Company Stockholder) for three (3) or more trading days (whether or not consecutive);

(C)    Except as a result of an Excluded Registration Event, the Parent Common Stock is not listed or quoted, or is suspended from trading, on the Nasdaq Global Market for a period of three (3) trading days (whether or not consecutive) during the Effectiveness Period;

(D)    With respect to a Company Stockholder, Parent fails for any reason to deliver a certificate evidencing any Tax-Free Ratio Condition Shares to such Company Stockholder within five (5) trading days after delivery of such certificate is required pursuant to this Agreement; or

(E)    During the Effectiveness Period, except as a result of the Excluded Registration Events, Parent fails to have any shares of Parent Common Stock listed or quoted on the Nasdaq Global Market.

(iv)    “Registration Statement” shall mean any registration statement of Parent filed or to be filed with the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

(v)    “Registration Termination Date”: shall mean the earlier of (a) the date on which all Registrable Securities covered by the Registration Statement have been sold thereunder in accordance with the plan of distribution disclosed in the prospectus included in the Registration Statement and (b) the date there otherwise cease to be any Registrable Securities.

(vi)    “Rule 144” shall mean Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time.

(vii)    “Rule 405” shall mean Rule 405 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time.

(viii)    “WKSI” means a “well known seasoned issuer” as defined under Rule 405.

4.19    Further Assurances. Each party shall use its respective commercially reasonable efforts to take such other actions to ensure that, to the extent within its control or capable of influence by it, the Transactions contemplated by this Agreement and the Related Agreements shall be fully carried out in a timely fashion, in each case subject to the other terms and conditions set forth in this Agreement and the Related Agreements. For the eighteen (18) month period following the Closing Date, the Stockholder Representative shall, from time to time, at Parent’s request, use commercially reasonable efforts to execute and deliver as promptly as reasonably practicable, and shall request that each applicable Company Stockholder execute and deliver or cause to be executed and delivered as promptly as reasonably practicable, in each case, such further instruments of conveyance, assignment and transfer or other documents, and use commercially reasonable efforts to perform such further acts and obtain such further consents, in form and substance reasonably satisfactory to Parent, as Parent may reasonably require in order to comply with the provisions of this Agreement or consummate the Transactions contemplated by this Agreement and the Related Documents.

ARTICLE V

CONDITIONS TO THE MERGER

5.1    Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and the Merger Subs to effect the Merger shall be subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

(a)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger, any of the Related Agreements or any of the Transactions contemplated hereby or thereby illegal or otherwise prohibiting or preventing the consummation of the Merger, any of the Related Agreements or any of the Transactions contemplated hereby or thereby.

(b)    No Injunctions; Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any Court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, any of the Related Agreements or any of the transactions contemplated hereby or thereby shall be in effect.

5.2    Conditions to the Obligations of Parent and the Merger Subs. The obligations of Parent and the Merger Subs to consummate the Merger and the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and the Merger Subs:

(a)    Representations and Warranties. (i) The representations and warranties of the Company contained in the first sentence of Section 2.1 (Organization of the Company), Section 2.2 (Authority), Section 2.5 (Subsidiaries), Section 2.6 (Company Capital Structure), Section 2.9(a) (Absence of Certain Changes), and Section 2.24 (Brokers’ and Finders’ Fees) shall have been true and correct in all respects as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for those representations and warranties that refer to facts existing at a specific date, which shall be true and correct in all respects as of such date; and (ii) with respect to the representations and warranties (other than those specified in clause (i)) of the Company in Article II, such representations and warranties shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for those representations and warranties that refer to facts existing at a specific date, which shall be true and correct in all material respects as of such date;

(b)    Agreements and Covenants. The Company shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by it on or prior to the Closing Date.

(c)    No Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred any events, occurrences, changes, effects or conditions which, individually or in the aggregate, have had a Material Adverse Effect with respect to the Company that still constitutes a Material Adverse Effect with respect to the Company as of the Closing Date.

(d)    Closing Certificate. The Company shall have executed and delivered to Parent a certificate (the “Officer’s Certificate”) of the Company, executed by the Chief Executive Officer and Chief Financial Officer of the Company, representing on behalf of the Company that each of the conditions set forth in Sections 5.2(a), (b) and (c) are satisfied.

(e)    Dissenters’ Rights. Company Stockholders holding not more than 5% of the outstanding shares of Company Common Stock (calculated on an as-converted basis) shall have exercised dissenters’ rights under the DGCL or the CCC with respect to the Transactions.

(f)    Joinder and Waiver Agreement. Parent shall have received the executed Joinder and Waiver Agreement, signed by the Company Stockholders that have not executed the Written Stockholder Consent and that, together with the Company Stockholders that have executed the Stockholder Consent, hold at least ninety-five percent (95%) of the outstanding shares of Company Capital Stock, taken together.

(g)    Secretary’s Certificate. The Company shall have delivered to Parent a certificate of the Company executed by the Secretary of the Company, dated as of the Closing Date, certifying: (i) the Board Approvals, (ii) the Stockholder Consent, (iii) the Company Certificate of Incorporation, (iv) the By-Laws of the Company, and (v) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the other Transaction Agreements to which the Company is a party (the “Secretary’s Certificate”).

(h)    Resignation of Officers and Directors. Parent shall have received the executed D&O Resignation Letters, effective as of the Closing, for each officer and director of the Company.

(i)    Closing Consideration Certificate; Statement of Expenses. Not less than two (2) Business Days prior to the Closing Date, Parent shall have received from the Company the executed Closing Consideration Certificate and the Statement of Expenses in accordance with Sections 1.10(a) and 1.11, respectively.

(j)    Final Allocation Schedule. Not less than two (2) Business Days prior to the Closing Date, Parent shall have received from the Company the executed Final Allocation Schedule in accordance with Section 1.12(b).

(k)    Certificate of Good Standing. Parent shall have received a certificate of good standing which is dated within two (2) Business Days prior to Closing with respect to the Company from the Secretary of State of the State of Delaware.

(l)    FIRPTA Compliance Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

(m)    Absence of Debt. The Company shall not have any indebtedness for borrowed money, each Contract related thereto shall terminate no later than immediately prior to the First Effective Time and none of the assets of the Company shall be subject to Liens related thereto.

(n)    Lock-Up Agreement. The Lock-Up Agreement, dated as of the date hereof, and executed and delivered by the Company Stockholders set forth on Schedule 5.2(n), shall be in full force and effect.

(o)     First Certificate of Merger. The Company shall have duly executed and delivered the First Certificate of Merger to Parent.

(p)    Amendment and Restatement of License Agreement. The Company shall have amended and restated the License Agreement by and between the Company and Mederis Diabetes, LLC effective as of December 27, 2012, in the form approved by Parent (the “A&R Mederis-Company License Agreement”).

(q)    Patent Assignment. Each of the Company and Mederis Diabetes, LLC shall have executed and delivered the patent assignment substantially in the form attached hereto as Exhibit J (the “Patent Assignment”).

(r)    Termination of Agreements. The Company shall have delivered to Parent documentation reasonably satisfactory to Parent evidencing the Company’s compliance in full with Section 4.17 with respect to the termination of the Contracts listed in Schedule 4.17.

(s)    Additional Closing Agreements.

(i)    EuMederis, Inc. and Mederis Diabetes, LLC shall have executed and delivered the Know-How Assignment Agreement substantially in the form attached hereto as Exhibit K;

(ii)    Velocity Pharmaceutical Development, LLC and the Company shall have executed and delivered the Letter Agreement substantially in the form attached hereto as Exhibit L; and

(iii)    Parent and John Nestor shall have executed and delivered a Consulting Agreement substantially in the form attached hereto as Exhibit M.

5.3    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger and the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)    Representations and Warranties. (i) The representations and warranties of Parent and the Merger Subs contained in Section 3.1(a) (Organization of Parent and the Merger Subs), Section 3.2 (Authority), Section 3.5 (Capitalization), and Section 3.6 (Brokers’ and Finders’ Fees) shall have been true and correct in all respects as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for those representations and warranties that refer to facts existing at a specific date, which shall be true and correct in all respects as of such date; and (ii) with respect to the representations and warranties (other than those specified in clause (i)) of Parent and the Merger Subs in this Agreement, such representations and warranties shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for those representations and warranties that refer to facts existing at a specific date, which shall be true and correct in all material respects as of such date;

(b)    Agreements and Covenants. Parent and the Merger Subs shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by them on or prior to the Closing Date.

(c)    Certificate of Parent. Parent shall executed and delivered to the Company a certificate executed on behalf of Parent by an officer of Parent (the “Parent Officer’s Certificate”) and on its behalf to the effect that, as of the Closing, the conditions set forth in Sections 5.3(a), (b) and (e) are satisfied.

(d)    Lock-Up Agreement. The Lock-Up Agreement, dated as of the date hereof, and executed and delivered by Parent, shall be in full force and effect.

(e)    No Parent Material Adverse Effect. Since the Agreement Date, there shall not have occurred any events, occurrences, changes, effects or conditions which, individually or in the aggregate, have had a Material Adverse Effect with respect to Parent that still constitutes a Material Adverse Effect with respect to Parent as of the Closing Date.

(f)    No Change in Control. Since the Agreement Date, there shall not have occurred a Change in Control with respect to Parent nor shall Parent have entered into any Contract that, if consummated, would result in a Change in Control.

ARTICLE VI

INDEMNIFICATION, ETC.

6.1    Survival. All representations, warranties, covenants and agreements set forth in this Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule or in the Certificates, the Parent Officer’s Certificate or the instruments delivered in connection herewith shall survive the Closing Date; provided, that solely in the case of such representations and warranties, such representations and warranties shall expire on the Applicable Limitation Date, and no Indemnified Party shall be entitled to recover for any Loss pursuant to Section 6.2(a)(i) unless a Claim Notice with respect to a claim made pursuant to such section, as applicable, is delivered to the Stockholder Representative prior to the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” means the date that is fifteen (15) months following the Closing Date; provided that (i) the Applicable Limitation Date shall be: (A) with respect to the representations and warranties set forth in Section 2.1 (Organization of the Company), Section 2.2 (Authority), Section 2.3 (No Conflict) or Section 2.6 (Company Capital Structure), Section 2.12 (Assets; Absence of Liens), Section 2.23 (Brokers’ and Finders’ Fees) and Section 2.26 (Tax Matters) (such representations and warranties listed in this clause (A), the “Fundamental Representations”) (and any Loss arising therefrom or related thereto) or (B) with respect to Company Fraud (and any Loss arising therefrom or related thereto), the date that is thirty (30) days after the expiration of the applicable statute of limitations (after giving effect to any extensions or tolling thereof), and (ii) the Applicable Limitation Date with respect to the representations and warranties set forth in Section 2.13 (Intellectual Property) (the “IP Representations”) (and any Loss arising therefrom or related thereto) shall be the date that is twenty-four (24) months following the Closing Date; provided further, that all covenants and agreements set forth in this Agreement shall survive until the date or dates expressly specified therein or, if not so specified, until performed in accordance with their terms. The parties acknowledge and agree that the survival periods set forth in this Section were specifically negotiated by the parties to be notwithstanding any other survival period that may be specified under otherwise applicable Law.

6.2    Indemnification.

(a)    Indemnification by the Company Stockholders. Subject to each of the limitations set forth in this Article VI, after the Closing, each Company Stockholder (each, an “Indemnifying Party”) shall, severally and not jointly (and, subject to Section 6.2(b)(iv), in accordance with its Indemnity Pro Rata Share), indemnify and hold harmless Parent, the Merger Subs and, effective at the Closing, without duplication, the Surviving Entity, their ultimate parent entity, their Affiliates and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (each, an “Indemnified Party”) from and against any Losses which an Indemnified Party suffers, sustains or becomes subject to as a result of or in connection with:

(i) a breach of any representation or warranty made by the Company contained in this Agreement or in any Certificate delivered by or on behalf of the Company in connection herewith;

(ii)    a breach by the Company of any covenant or agreement of the Company contained in this Agreement;

(iii)    any Indemnified Taxes;

(iv)    any Fraud, or any Willful Breach, to the extent committed as of or prior to the Closing, by or on behalf of the Company (“Company Fraud”);

(v)    any amounts owing to Parent pursuant to Section 1.9(d);

(vi)    any inaccuracy or omission in the Final Allocation Schedule, including any amounts set forth therein that are paid to a Person in excess of the amounts such Person is entitled to receive pursuant to the terms of this Agreement or any amounts a Person was entitled to receive pursuant to the terms of this Agreement that were omitted from the Final Allocation Schedule;

(vii)    any payments paid with respect to Dissenting Shares to the extent that such payments, in the aggregate, exceed the value of the amounts that otherwise would have been payable pursuant to Section 1.7 upon the exchange of such Dissenting Shares;

(viii)    any claim or threatened claim by any actual or purported Company Stockholder relating to any alleged action or failure to act on its behalf by the Stockholder Representative; or

(ix)    any Third Party Expenses not paid as of immediately prior to the Closing and not otherwise accounted for in the Final Adjustment Amount.

(b)    Limitations on Indemnity. The indemnification provided for in Section 6.2(a) above is subject to the following limitations:

(i) An Indemnifying Party shall have no indemnification obligations pursuant to Section 6.2(a)(i) unless the Indemnified Party delivers a Claim Notice with respect to a claim made thereunder to the Stockholder Representative in accordance with the procedures set forth herein on or before the Applicable Limitation Date. If the Indemnified Party delivers such Claim Notice on or prior to the Applicable Limitation Date, then the Indemnifying Parties’ indemnification obligations in respect of the claims described in the Claim Notice shall survive the Applicable Limitation Date, notwithstanding that the representations and warranties on which such claim is based have expired.

(ii)    Solely for purposes of determining the amount of Losses incurred in connection with any indemnification claims made under this Article VI (but not for purposes of determining whether or not a breach of representation or warranty has first occurred), all representations and warranties set forth herein or in the Disclosure Schedules that are qualified by reference to “material,” “materially,” “Material Adverse Effect” or any similar term (collectively, “Materiality Qualifiers”) shall be deemed to have been made without giving effect to such Materiality Qualifiers.

(iii)    An Indemnifying Party shall have no indemnification obligations for Losses pursuant to Section 6.2(a)(i) (other than with respect to Losses incurred as a result of Fraud or breaches of the Fundamental Representations and the IP Representations) unless the aggregate of all otherwise indemnifiable Losses pursuant to Section 6.2(a)(i) (other than with respect to breaches of the Fundamental Representations and the IP Representations) would exceed on a cumulative basis $150,000 (excluding, for the purposes of such calculation, any attorneys’, accountants’ or other professionals’ fees and expenses, and all other amounts paid in investigation or defense) (the “Deductible”), and once such Deductible has been reached, the Indemnifying Parties shall be liable to the Indemnified Parties for the full amount of all Losses under Section 6.3(a)(i), including those which comprised any portion of the Deductible.

(iv)    The maximum amount that the Indemnified Parties may recover under Section 6.2(a), or that the Indemnifying Parties shall be liable for, shall be limited to any Aggregate Consideration received by each Indemnifying Party in accordance with each such Indemnifying Party’s Indemnity Pro Rata Share up to an amount equal to the Set-off Capped Amount; provided, however, that: (A) in respect of any breach of the IP Representations, the Indemnified Parties shall be entitled to recover up to (x) twenty-five percent (25%) of the Total Closing Consideration Amount, plus (y) fifty percent (50%) of any Future Payments that become payable in accordance with the terms of this Agreement received by each Indemnifying Party in accordance with each such Indemnifying Party’s Indemnity Pro Rata Share; (B) in the case of any breach of the Fundamental Representations or Losses claimed under Sections 6.2(a)(ii) through (ix), the Indemnified Parties shall be entitled to recover up to 100% of the Aggregate Consideration received by each Indemnifying Party in accordance with each such Indemnifying Party’s Indemnity Pro Rata Share; and (C) with respect to any Losses arising from or involving Fraud by or on behalf of a particular Indemnifying Party in connection with the Transactions contemplated by this Agreement (other than Company Fraud), the Indemnified Parties shall be entitled to recover from such Indemnifying Party in full for such Losses without limitation.

(v)    Notwithstanding anything to the contrary in this Agreement, the Company Stockholders shall not be liable for (i) any Taxes of the Company incurred on the Closing Date after the Closing that are outside the ordinary course of business of the Company consistent with past practices or Taxes attributable to Post-Closing Tax Periods (other than (A) Taxes attributable to a breach of representations and warranties contained in Sections 2.26(d) (second sentence), (e), (i), (j), or (l) and (B) interest and penalties associated with Indemnified Taxes that are imposed with respect to a Post-Closing Tax Period), (ii) any Taxes that have been reflected in the calculation of Indebtedness and taken into account in determining the Aggregate Consideration, (iii) the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Company (e.g., net operating loss, net operating carryforwards or credits), including the ability of Parent or any of its Affiliates to utilize such Tax assets or Tax attributes after the Closing (for the avoidance of doubt, this clause (iii) shall not limit the liability of the Company Stockholders for Pre-Closing Tax Periods), or (iv) any Taxes resulting from an election made under Code Section 338 or under any comparable provisions of any other state, local or foreign Laws with respect to the Mergers.

(c)    Procedures.

(i)    If an Indemnified Party wishes to seek indemnification under this Article VI, Parent shall give written notice of such claim to the Stockholder Representative as promptly as reasonably practicable after such Indemnified Party acquires knowledge of the fact, event or circumstance giving rise to such claim for Losses under this Article VI; provided, that in the case of any action or lawsuit brought or asserted by a Third Party (a “Third Party Claim”) that would entitle such Indemnified Party to indemnity hereunder, Parent shall notify the Stockholder Representative of the same in writing within thirty (30) days following such Indemnified Party’s receipt of a claim or demand in respect of such Third Party Claim (and no fewer than ten (10) days prior to a scheduled appearance date in a litigated matter); provided further, that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its indemnification obligation hereunder except to the extent that the Indemnifying Party has been materially prejudiced thereby. Any request for indemnification hereunder shall be in writing, shall specify in reasonable detail the basis for such claim, the facts pertaining thereto and, if known and quantifiable, the amount thereof (or, if such amount is not yet known, a good faith estimate of the potential Losses against which such Indemnified Party is seeking indemnification) (a “Claim Notice”). If the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Notice, the Stockholder Representative, on behalf of the Indemnifying Parties, shall deliver a written notice specifying in reasonable detail the basis for such objection to Parent on behalf of the Indemnified Parties, within thirty (30) days after delivery by Parent of such Claim Notice (the “Dispute Statement”). If a Dispute Statement is not received by Parent within such thirty (30) day period, the amount set forth in the Claim Notice shall be deemed accepted by the Indemnifying Parties and the Stockholder Representative. If the Stockholder Representative delivers to Parent a Dispute Statement applicable to all or any portion of a claim within the period for delivery of the same set forth above, then the amount in dispute by the Stockholder Representative in such Dispute Statement shall not be payable to the Indemnified Party until either (i) Parent and the Stockholder Representative jointly agree in writing to the resolution of the amount in dispute in such Dispute Statement, or (ii) a Court of competent jurisdiction enters a final unappealable order regarding the claim and the amount in dispute in such Dispute Statement.

(ii)    In the case of any Third Party Claim, if within thirty (30) days after receiving a Claim Notice with respect to such Third Party Claim the Stockholder Representative gives written notice to Parent stating (A) that the Indemnifying Parties would be liable for indemnity under the provisions hereof if such Third Party Claim were valid, (B) that the Indemnifying Parties dispute and intend to defend against such Third Party Claim and (C) that, subject to the limitations set forth herein, the Indemnifying Parties will be responsible for the Losses sustained as a result of or in connection with such Third Party Claim, then counsel for the defense shall be selected by the Stockholder Representative (subject to the consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed), whereupon the Indemnifying Parties shall not be required to make any payment to any Indemnified Party for the costs of defense counsel in respect of such Third Party Claim as long as the Stockholder Representative is conducting a good faith and diligent defense; provided, that the Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel. If the Indemnifying Party assumes the defense in accordance with the preceding sentence, it shall have the right, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, to settle the portion of such Third Party Claim that is subject to indemnification; provided, that the settlement (i) does not involve the imposition of an injunction or other equitable relief on the Indemnified Party, and (ii) expressly and unconditionally releases the applicable Indemnified Parties from all Liabilities with respect to such Third Party Claim (and all other claims arising out of the same facts and circumstances), with prejudice. The Stockholder Representative shall keep Parent apprised of the status of any Third Party Claim for which it has assumed the defense, shall furnish Parent with all documents and information that Parent reasonably requests, and shall consult with Parent prior to acting on major matters, including settlement discussions. Notwithstanding any of the foregoing, the Stockholder Representative shall not have the right to assume control of the defense, if the Third Party Claim which such Indemnifying Party seeks to assume control of: (1) seeks non-monetary relief; (2) involves criminal or quasi-criminal allegations; or (3) involving any Intellectual Property claims. If notice of intent to dispute and defend is not given by the Stockholder Representative within the time period referenced above, such diligent good faith defense is not being or ceases to be conducted, or if the Stockholder Representative does not have the right to assume control of the defense, then the Indemnified Parties may undertake the defense of (with counsel selected by Parent), and shall have the right to compromise or settle, such Third Party Claim (exercising reasonable business judgment) in its sole discretion; provided, however, that such compromise or settlement shall not be determinative of whether such claim is indemnifiable hereunder of or the amount of Losses relating the such claim. Each of the Stockholder Representative and the Indemnified Parties shall keep the other and its representatives reasonably informed concerning the status of any such Third Party Claim and any related proceedings and all stages thereof. The Stockholder Representative and the Indemnifying Parties, on the one hand, and the Indemnified Parties, on the other hand, shall make available all information and assistance that the other shall reasonably request, and shall cooperate with the other in all reasonable respects in the defense of any Third Party Claim.

(d)    Purchase Price Adjustments. For all Tax purposes, amounts paid to or on behalf of any party as indemnification under this Agreement shall be treated as adjustments to the purchase price, unless otherwise required under applicable Law.

(e)    Right to Set-Off. If any of the Indemnifying Parties become obligated to indemnify the Indemnified Parties against any Losses pursuant to this Article VI and if, subject to the limitations set forth in Section 6.2(b), the portion of the Aggregate Consideration already paid to the Indemnifying Parties is insufficient to cover the entire indemnifiable amount of such Losses, such indemnifiable Losses shall be recoverable as follows: (A) if such Losses are due (after a final determination of the amount of such Losses, through mutual agreement, court or otherwise) prior to the payment of any Contingent Payments, the Indemnified Parties may set-off the amount of such Losses with respect to such claim against any Contingent Payment payable pursuant to this Agreement as the same becomes due hereunder through a reduction to such Contingent Payment until such Losses are satisfied; and (B) to the extent the Contingent Payments have been paid or the remaining Contingent Payments to be paid are insufficient to cover the entire amount of such indemnifiable Losses, the Indemnified Parties may thereafter seek recovery directly from the Company Stockholders based on its, his or her Indemnity Pro Rata Share. Subject to the foregoing and the limitations set forth in Section 6.2(b), if an Indemnifying Party is obligated to indemnify or reimburse any Indemnified Party for any indemnification claim hereunder, the Indemnified Parties may set-off the amount of indemnifiable Losses with respect to such claim (after a final determination of the amount of such Losses owed to such Indemnified Party, through mutual agreement, court or otherwise) against any amounts payable by Parent or its Affiliates to such Indemnifying Party as the same becomes due.

(f)    Satisfaction of Indemnifiable Losses and Negative Adjustment Amount. For purposes of satisfying any indemnifiable Losses pursuant to this Article VI and, solely if any such amount becomes payable to Parent pursuant to Section 1.9(d)(i), any Negative Adjustment Amount, (i) each share of Parent Common Stock recovered by an Indemnified Party to satisfy such indemnifiable Losses and/or any such Negative Adjustment Amount shall be valued using the same value used at the time of its issuance (being the Parent Average Closing Price, the IND Parent Common Stock Price, the Phase 2 Parent Common Stock Price or the relevant Sales Milestone Parent Common Stock Price, as applicable), and (ii) any recovery from the Indemnifying Parties shall be paid in cash and/or Parent Common Stock at the election of such Indemnifying Party.

(g)    Exclusive Remedy; Fraud. From and after the Closing, the indemnification provided pursuant to this Article VI, subject to the limitations set forth herein, shall be the sole and exclusive remedy of the Indemnified Parties for any Losses resulting from or arising out of any breach or claim in connection with this Agreement, the Company Disclosure Schedules or any Certificate delivered in connection with this Agreement; provided, however, that neither the foregoing nor anything else contained in this Agreement shall limit (whether a temporal limitation, a dollar limitation or otherwise) a party’s remedies against an Indemnifying Party in the case of Fraud or Willful Breach by or on behalf of such Indemnifying Party, including in respect of the pursuit of equitable remedies, including injunctive relief and specific performance.

6.3    Stockholder Representative; Power of Attorney.

(a)    By virtue of the execution and delivery of a Joinder and Waiver Agreement, and the adoption of this Agreement and approval of the First Merger by the Company Stockholders, and without any further action of any of the Company Stockholders or the Company, each of the Company Stockholders shall be deemed to have agreed to appoint the Stockholder Representative as their sole and exclusive agent, representative and attorney-in-fact for such Company Stockholder and all Company Stockholders collectively for all purposes related to this Agreement (including, without limitation, with respect to any matter, suit, claim, action or proceeding arising with respect to the Merger or any Transaction contemplated by this Agreement, to receive and distribute payments, service of process upon or on behalf of the Company Stockholders or any of them, delivery and receipt of all notices on behalf of the Company Stockholders or any of them, to authorize payment to any Indemnified Party from any portion of the Aggregate Consideration and otherwise in satisfaction of indemnification claims by any Indemnified Party pursuant to this Article VI, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any indemnification claim hereunder or any dispute between any Indemnified Party and any Indemnifying Party, in each case relating to this Agreement, the Related Agreements or the Transactions, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement and/or the Related Agreements), and the Company Stockholders or any of them may act only through the Stockholder Representative. Other than in connection with any claim pursued by an Indemnified Party directly against an Indemnifying Party, notices or communications to or from the Stockholder Representative shall constitute notice to or from the Indemnifying Parties. Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act on behalf of the Indemnifying Parties, except as expressly provided herein, and for purposes of clarity, there are no obligations of the Stockholder Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule.

(b)    A decision, act, consent or instruction of the Stockholder Representative, including an amendment of any provision of this Agreement pursuant to Section 9.7 hereof, shall constitute a decision of the Company Stockholders and shall be final, binding and conclusive upon the Company Stockholders and shall be binding on their successors as if expressly confirmed and ratified in writing, and Parent, the Merger Subs and the Company may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Company Stockholders. All defenses which may be available to any Company Stockholder to contest, negate or disaffirm the action of the Stockholder Representative taken in good faith under this Agreement or any Related Agreement are waived. The powers, immunities and rights to indemnification granted to the Stockholder Representative hereunder: (i) shall survive the resignation or removal of the Stockholder Representative and the Closing and/or any termination of this Agreement, (ii) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Company Stockholder and shall be binding on any successor thereto, and (iii) shall survive the delivery of an assignment by any Company Stockholder of the whole or any fraction of his, her or its interest in any portion of the Aggregate Consideration. No bond shall be required of the Stockholder Representative.

(c)    The Stockholder Representative may (i) rely and act upon any statement, report or opinion prepared by or any advice received from the auditors, counsel or other professional advisors of the Stockholder Representative, (iii) rely upon the Final Allocation Schedule, (iv) rely upon any signature believed by it to be genuine, and (v) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Stockholder or other party. Absent fraud, gross negligence or willful misconduct, neither the Stockholder Representative nor its Affiliates, agents or representatives (collectively, the “Stockholder Representative Group”), shall be responsible or held liable, in each case to any Indemnifying Party for any loss or damage resulting from so relying or from acting in accordance with this Agreement or the Related Agreements as the Stockholder Representative.

(d)    By virtue of the execution and delivery of a Joinder and Waiver Agreement, and the adoption of this Agreement and approval of the First Merger by the Company Stockholders, and without any further action of any of the Company Stockholders or the Company, each of the Company Stockholders shall be deemed to have agreed (i) to jointly and severally indemnify and hold harmless the Stockholder Representative Group from and against any and all losses, claims, damages, costs, judgements, fines, amounts paid in settlement, expenses (including, without limitation, legal fees and expenses on a full indemnity basis, costs of counsel and other skilled professionals and in connection with seeking recovery from insurers) and liabilities (collectively, such losses, claims, damages, costs, expenses and liabilities being the “Indemnified Liabilities”) to which Stockholder Representative Group may become subject, insofar as such Indemnified Liabilities (or actions, suits, or proceedings, including any inquiry or investigation or claim, in respect thereof) arise out of, in any way relate to, or result from its acting as Stockholder Representative hereunder or under the Related Agreements and (ii) to reimburse the Stockholder Representative upon demand for all legal or other expenses, if any, incurred in connection with its acting as Stockholder Representative, other than in the case of fraud, gross negligence or willful misconduct, provided, that the Stockholder Representative has acted in compliance with this Agreement. Such Indemnified Liabilities may be recovered from any distribution of the Aggregate Consideration otherwise distributable to the Company Stockholders at the time of distribution or directly from the Company Stockholders. The Company Stockholders acknowledge that the Stockholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Related Agreements or the Transactions. Furthermore, the Stockholder Representative shall not be required to take any action unless the Stockholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholder Representative against the costs, expenses and liabilities which may be incurred by the Stockholder Representative in performing such actions.

(e)    Parent, the Merger Subs and the Company shall be entitled to rely on the Stockholder Representative’s authority as the agent, representative and attorney-in-fact of the Company Stockholders or any of them for all purposes hereunder and shall have no liability for any such reliance. The Stockholder Representative may resign at any time, and a majority in interest of the Company Stockholders may, upon thirty (30) days prior written notice to Parent, revoke the authority of the Stockholder Representative by appointment of a new Stockholder Representative.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1    Termination. This Agreement may be terminated and the consummation of the Merger abandoned at any time prior to the Closing Date:

(a)    by written agreement of the Company, Parent or the Merger Subs;

(b)    by either Parent or the Company if: (i) the Closing Date has not occurred by August 23, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose material breach of this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c)    by either Parent or the Company if any Governmental Authority shall have issued an Order or taken any other action which permanently restrains, enjoins or otherwise prohibits the Transactions contemplated hereby and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if such Order was primarily due to the failure of such party to perform its obligations under this Agreement;

(d)    by Parent, if it is not in material breach of its obligations under this Agreement and either (i) there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 5.2(a) would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, that no cure period shall be required for a breach which by its nature cannot be cured or (ii) any of the conditions to Closing in Article V for the benefit of Parent are incapable of being satisfied on or before the Outside Date;

(e)    by the Company, if the Company is not in material breach of its obligations under this Agreement and either (i) there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 5.1(a) would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to Parent; provided, that no cure period shall be required for a breach which by its nature cannot be cured or (ii) any of the conditions to Closing in Article V for the benefit of the Company are incapable of being satisfied on or before the Outside Date; or

(f)    by Parent, if this Agreement, the Merger and the Charter Amendment have not been approved and adopted pursuant to the Stockholder Consent, or copies of the executed Written Stockholder Consent in the form of Exhibit A and the Joinder and Waiver Agreement in the form of Exhibit B constituting the Stockholder Consent have not been delivered to Parent, in each case, within twenty four (24) hours after the execution of this Agreement.

7.2    Effect of Termination. Any termination of this Agreement under Section 7.1 will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, provided, nothing herein shall relieve any party from liability for any willful breach of this Agreement, and provided further, that the provisions of Sections 4.3 (Confidentiality), 4.4 (Public Disclosure), 2.23 (Brokers’ and Finders’ Fees), 7.2 (Effect of Termination), and Article IX (General Provisions) shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VII.

ARTICLE VIII

TAX MATTERS

8.1    Preparation of Tax Returns.

(a)    The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company that are required to be filed (taking into account any extension) on or before the Closing Date, and the Company shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date. All such Tax Returns shall be prepared in accordance with existing procedures, practices, and accounting methods of the Company, unless otherwise required by applicable Law. At least fifteen (15) days prior to filing any such Tax Return, the Company shall submit a copy of such Tax Return, along with supporting work papers, to Parent for Parent’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(b)    Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns for the Company that are due after the Closing Date. All such Tax Returns that could reasonably be expected to form the basis for an indemnity claim against the Company Stockholders under this Agreement (“Pre-Closing Tax Returns”) shall be prepared in accordance with existing procedures, practices, and accounting methods of the Company, unless otherwise required by applicable Law. Each such Pre-Closing Tax Return that relates to income, sales or property Taxes shall be submitted to the Stockholder Representative for the Stockholder Representative’s review and comment at least fifteen (15) days prior to the due date of such Pre-Closing Tax Return (taking into account extensions), and Parent shall consider in good faith any reasonable comments made by the Stockholder Representative in any such Pre-Closing Tax Return prior to filing such Pre-Closing Tax Return. The parties hereto acknowledge and agree that any income Tax deduction arising from the bonuses, option cashouts, restricted stock units, or other compensation and transaction expenses payments made by the Company in connection with the Transactions contemplated by this Agreement shall be allocable to the Pre-Closing Tax Period to the extent permitted by applicable Law.

(c)    Except to the extent the applicable Tax position is not supportable by substantial authority under applicable Law, Parent shall not take (and following the Closing, Parent shall prevent the Company, the Surviving Entity and any of its Affiliates from taking) the following actions, without the prior written consent of the Stockholder Representative, such consent not to be unreasonably withheld, conditioned or delayed, if such action could reasonably be expected to form the basis for an indemnity claim under this Agreement against the Company Stockholders: (i) amend or cause the amendment any Tax Return of the Company relating to a Pre-Closing Tax Period or (ii) make or change any Tax election regarding the Company with respect to a Pre-Closing Tax Period.

8.2    Straddle Periods. In the case of any Straddle Period, the amount of any Taxes of the Company (a) based on or measured by income or receipts, sales or use, employment, or withholding for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and (b) the amount of other Taxes of the Company for a Straddle Period for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

8.3 Cooperation. Parent, the Surviving Entity, the Company and the Stockholder Representative shall (and shall cause their respective Affiliates to) (a) assist in the preparation and timely filing of any Tax Return of the Company, (b) assist in any audit or other action with respect to Taxes or Tax Returns of the Company, (c) reasonably make available any information, records or other documents relating to any Taxes or Tax Returns of the Company, and (d) provide any information necessary or reasonably requested to allow Parent or the Surviving Entity to comply with any information reporting or withholding requirements contained in the Code or other applicable Law.

8.4    Tax Contests. Parent shall notify the Stockholder Representative within thirty (30) days upon the receipt of any notice, or becoming aware, of any audit or other similar examination with respect to Taxes for which the Company Stockholders would reasonably be expected to be liable pursuant to this Agreement (a “Tax Contest”); provided, that no failure or delay of Parent in providing such notice shall reduce or otherwise affect the obligations of the Company Stockholders pursuant to this Agreement, except to the extent that the Company Stockholders are materially and adversely prejudiced as a result of such failure or delay. Parent shall control, or cause the Company to control, the conduct of any Tax Contest; provided, that if the Company Stockholders may be required to pay for any Losses resulting from such Tax Contest, the Stockholder Representative, at the Company Stockholders’ cost and expense, shall have the right to participate in any such Tax Contest to the extent it relates to a Pre-Closing Tax Period, and Parent shall not settle, adjust, or compromise such Tax Contest without the consent of Stockholder Representative (which consent will not be unreasonably withheld, conditioned or delayed). To the extent that the provisions of this Section 8.4 conflict with the provisions of Section 6.2(c), this Section 8.4 shall control.

8.5    Transfer Taxes. Parent, on the one hand, and the Company Stockholders, on the other hand, shall each be liable for one-half of any transfer, documentary, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes and fees, including any penalties and interest thereon, that become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). The applicable parties hereto shall cooperate in filing such forms, Tax Returns, and documents as may be necessary, including to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.

8.6    Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company (other than an agreement (such as a lease) entered into in the ordinary course of business, the principal purpose of which is not the sharing or allocation of Tax) shall be terminated as of the Closing Date and, after the Closing Date, the Surviving Entity shall not be bound thereby or have any liability thereunder.

8.7    Reorganization. No election shall be made to treat Merger Sub II as anything other than a disregarded entity for federal income Tax purposes if such election would adversely affect the Mergers from qualifying as a reorganization under Section 368(a) of the Code without the prior written consent of the Company not to be unreasonably withheld conditioned or delayed.

ARTICLE IX

GENERAL PROVISIONS

9.1    Notices.    All communications, notices and consents provided for herein shall be in writing and be given in person or by means of facsimile or electronic mail (with request for assurance of receipt in a manner typical with respect to communications of that type), by internationally recognized overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by facsimile or electronic mail, if sent before 5:00 pm on such date (local time at the place of receipt) and such date is a Business Day, or on the following Business Day if sent after 5:00 pm on such date (local time at the place of receipt) or such date is not a Business Day; (c) one (1) Business Day after delivery to a recognized overnight service of national repute (charges prepaid); or (d) four (4) Business Days after being mailed, with proper postage and documentation, for first-class registered or certified mail, prepaid. Notices shall be addressed as follows (provided that if any party shall have designated a different address by notice to the other delivered pursuant to this Section 9.1, then notices shall be addressed to the last address so designated):

(a)	if to Parent or the Merger Subs:

Altimmune, Inc.

910 Clopper Road, Suite 201S

Gaithersburg, MD 20878

Attention: Vipin K. Garg, Chief Executive Officer

E-mail: vgarg@altimmune.com

with a copy to (not to constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Joseph C. Theis, Jr.

E-mail: JTheis@goodwinlaw.com

(b)	if to the Company, to:

Spitfire Pharma, Inc.

400 Oyster Point Blvd,

South San Francisco, CA 94080

Attention: Anie K. Roche, Secretary

E-mail: anie@vpd.net

with a copy to (not to constitute notice):

Orrick, Herrington & Sutcliffe, LLP

1152 15th St NW

Washington, DC 20005

Attention: Stephen Thau

E-mail: sthau@orrick.com

with a copy to (not to constitute notice):

Orrick, Herrington & Sutcliffe, LLP

51 W 52nd St

New York, NY 10019

Attention: Tal Hacohen

E-mail: thacohen@orrick.com

(c)	if to the Stockholder Representative to:

David J. Collier

400 Oyster Point Blvd. Suite 202,

South San Francisco, CA 94080

Email: david@vpd.net

with a copy to (not to constitute notice):

Orrick, Herrington & Sutcliffe, LLP

1152 15th St NW

Washington, DC 20005

Attention: Stephen Thau

E-mail: sthau@orrick.com

with a copy to (not to constitute notice):

Orrick, Herrington & Sutcliffe, LLP

51 W 52nd St

New York, NY 10019

Attention: Tal Hacohen

E-mail: thacohen@orrick.com

9.2     Disclaimer of Additional Representations and Warranties.     Except for the representations and warranties of the Company expressly set forth in this Agreement (including the Company Disclosure Schedule) or any other Transaction Agreement, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company in connection with the Merger or other Transactions contemplated by this Agreement; provided, that nothing in this Section 9.2 shall prejudice any action for Fraud with respect to the representations and warranties of the Company expressly set forth in this Agreement (including the Company Disclosure Schedule) or any other Transaction Agreement. Except for the representations and warranties of Parent and the Merger Subs expressly set forth in this Agreement (including the Parent Disclosure Schedule) or any other Transaction Agreement, neither Parent, the Merger Subs nor any other Person makes any express or implied representation or warranty on behalf of Parent or the Merger Subs in connection with the Merger or other Transactions contemplated by this Agreement, provided, that nothing in this Section 9.2 shall prejudice any action for Fraud with respect to the representations and warranties of Parent expressly set forth in this Agreement (including the Parent Disclosure Schedule) or any other Transaction Agreement.

9.3    Entire Agreement; Assignment. This Agreement, the schedules and Exhibits hereto, the Company Disclosure Schedule, Parent Disclosure Schedule, the A&R Mederis-Company License Agreement, and the other Transaction Documents: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements (except for the Confidentiality Agreement) and understandings, both written and oral, among the parties with respect to the subject matter hereof; (ii) except with respect to the Indemnified Parties under Article VI hereof (which Section shall be for the benefit of, and enforceable by, the Indemnified Parties), the Indemnitees under Section 4.12 hereof (which Section shall be for the benefit of, and enforceable by, the Indemnitees) and Orrick under Section 9.14 (which Section shall be for the benefit of, and enforceable by, Orrick), are not intended to confer upon any other Person any rights, remedies, obligations or liabilities hereunder or by reason of this Agreement; and (iii) shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties hereto, except that (x) Parent may assign its rights and delegate its obligations hereunder to its Affiliates or (after the Closing) to any purchaser of the Surviving Entity or of all or substantially all of the assets or business of the Surviving Entity; provided, however, that no such assignment shall relieve Parent of its obligations hereunder, and (y) a majority in interest of the Company Stockholders may cause the rights and obligations of the Stockholder Representative hereunder to be assigned to a replacement Stockholder Representative pursuant to Section 6.3. For the avoidance of doubt, if Parent consolidates or merges with or into any Person or there otherwise occurs an event contemplated by clauses (i) through (iii) of the definition of Change in Control and, in either case, (a) if the Parent Common Stock is converted, in whole or in part, into or exchanged for securities of a different issuer, then Parent’s obligations under this Agreement to issue Parent Common Stock shall thereafter be deemed to be obligations to issue securities into which such Parent Common Stock is converted into or exchanged, or (b) if the Parent Common Stock is solely converted into the right to receive cash in such Change in Control, then Parent’s obligations under this Agreement to issue Parent Common Stock shall thereafter be deemed to be obligations to issue securities of the ultimate parent of Parent’s successor entity following such Change in Control; provided, however, that any issuable securities contemplated by the foregoing clauses (a) and (b) shall, in each case, be securities of such class or kind that has the power to vote generally for the election of directors, managers or other voting members of the governing body of such Person.

9.4    Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a Court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.5    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

9.6    Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No waiver by any party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.7    Amendment. This Agreement may be amended at any time prior to the First Effective Time by the parties hereto, by action taken or authorized by their respective boards of directors (if such party has a board of directors), whether before or after adoption of this Agreement by the stockholders of the Company or Parent; provided, however, that after any such stockholder adoption of this Agreement, no amendment shall be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company or Parent without such further approval or authorization. This Agreement may not be amended, except by an instrument in writing signed by the parties hereto. For purposes of resolution of disputes and other matters between any Indemnified Parties and one or more Company Stockholders after the First Effective Time under Article VI or otherwise, it is understood that the Stockholder Representative shall have the authority to bind all the Company Stockholders pursuant to and in accordance with Section 6.3.

9.8    Governing Law; Venue.

(a)    This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware, without giving effect to any Law that would cause the Laws of any jurisdiction other than the State of Delaware to be applied. Parent shall cause the Indemnified Parties to comply with the foregoing as though such Indemnified Parties were a party to this Agreement.

(b)    Any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall exclusively be brought or otherwise commenced in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), and any appellate court from any thereof. Each party hereto (i) expressly and irrevocably consents and submits to the exclusive jurisdiction the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in connection with any such proceeding; (ii) agrees that each such Court shall be deemed to be a convenient forum; (iii) agrees that service of process in any such proceeding may be made by giving notice pursuant to Section 9.1; and (iv) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any such Court, any claim that such party is not subject personally to the jurisdiction of such Court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such Court.

9.9    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE RELATED AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

9.10    No Waiver Relating to Claims for Fraud. The liability of any Indemnifying Party under Article VI will be in addition to, and not exclusive of, any other liability that such Indemnifying Party may have at law or in equity based on such Indemnifying Party’s Fraud. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article VI shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity against an Indemnifying Party based on such Indemnifying’s Party’s Fraud or against Parent or its Affiliates based on Parent’s or its Affiliates’ Fraud, nor will any such provisions limit, or be deemed to limit: (a) the amounts of recovery sought or awarded in any such claim for such Person’s Fraud (other than Company Fraud); (b) the time period during which a claim for such Person’s Fraud (other than Company Fraud) may be brought; or (c) the recourse which any such party may seek against another Person with respect to a claim for such other Person’s Fraud (other than Company Fraud).

9.11    Attorneys’ Fees. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable and documented attorneys’ fees, costs, and disbursements (in addition to any other relief to which the prevailing party may be entitled).

9.12    Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.13    Counterparts; Electronic Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. Until and unless each party has received a counterpart hereof signed by the other party hereto, this

Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Any party that delivers a signature page by facsimile or electronic image transmission (including transmission by Portable Document Format or other fixed image form) shall deliver an original counterpart to any other party that requests such original counterpart.

9.14    Provision Respecting Legal Representation.

(a)    Each of the parties acknowledges and agrees that Orrick has acted as counsel to the Company, the Company Stockholders and the Stockholder Representative in connection with the negotiation of this Agreement.

(b)    Each of Parent, the Merger Subs and the Company hereby waives, and agrees to cause its Affiliates to waive, any conflicts of interest that may arise in connection with Orrick representing any of the Company Stockholders, their respective Affiliates and/or the Stockholder Representative after the Closing. Each of Parent, the Merger Subs and the Company hereby agrees that, in the event that a dispute arises after the Closing between Parent, the Company, any of their respective Affiliates or any other Indemnified Party, on the one hand, and the Stockholder Representative and/or the Company Stockholders, on the other hand, Orrick may represent any or all of the Stockholder Representative and/or the Company Stockholders in such dispute even though the interests of the Stockholder Representative and the Company Stockholders may be directly adverse to Parent or any of its respective Affiliates, and even though Orrick formerly may have represented the Company in a matter substantially related to such dispute.

(c)    In addition, all communications involving attorney-client confidences between or among Orrick on the one hand and any of the Stockholder Representative, the Company Stockholders, the Company or their respective Affiliates, on the other hand, in the course of, and to the extent relating to, the negotiation, documentation and consummation of the Transactions shall be deemed to be attorney-client confidences (the “Privileged Deal Communications”) that belong solely to the Company Stockholders (and not the Company or its Affiliates). Accordingly, Parent, the Company, any of their respective Affiliates or any other Indemnified Party shall not have access to the Privileged Deal Communications, or to the files of Orrick relating to the engagement described in this Section 9.14, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Company Stockholders and their respective Affiliates shall be the sole holders of the attorney-client privilege with respect to the Privileged Deal Communications and such engagement, and none of Parent, the Company or any of their respective Affiliates shall be a holder thereof, (ii) to the extent that the files of Orrick in respect of such engagement constitute property of the client, only the Company Stockholders and their respective Affiliates (and not Parent, the Company or any of their respective Affiliates) shall hold such property rights and (iii) Orrick shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Parent, the Company or any of their respective Affiliates by reason of any attorney-client relationship between Orrick and the Company or any of its Affiliates; provided, however, that none of the Company Stockholders or their respect Affiliates may waive such privilege or exercise such property rights without the prior written consent of the Stockholder Representative on behalf of all of the Company Stockholders.

(d)    Notwithstanding the foregoing, in the event that a dispute arises between Parent and the Company, on the one hand, and a third party other than a Company Stockholder, on the other hand, Parent and the Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, that Parent or the Company may not waive such privilege without the prior written consent of the Stockholder Representative, which Stockholder Representative shall not unreasonably condition, withhold or delay.

[Remainder of page intentionally blank; signature page follows.]

IN WITNESS WHEREOF, each of the parties to this Agreement has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative, as of the Agreement Date.

PARENT:

ALTIMMUNE, INC.

By:	/s/ William M. Brown
Name:	William M. Brown
Its:	Chief Financial Officer

MERGER SUB I:

SPRINGFIELD MERGER SUB, INC.

By:	/s/ William M. Brown
Name:	William M. Brown
Its:	President & Chief Executive Officer

MERGER SUB II:

SPRINGFIELD MERGER SUB, LLC

By:	/s/ William M. Brown
Name:	William M. Brown
Its:	President & Chief Executive Officer

COMPANY:

SPITFIRE PHARMA, INC.

By:	/s/ Ed Schnipper
Name:	Ed Schnipper
Its:	President

STOCKHOLDER REPRESENTATIVE

DAVID COLLIER

By:	/s/ David Collier
Name:	David Collier
Its:	Stockholder Representative

[Signature Page to Agreement and Plan of Merger]